UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.      )

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MeriStar Hospitality Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 22, 2006

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of MeriStar Hospitality Corporation to be held on April 27, 2006 at 10:00 a.m. local time. The meeting will take place at the Hilton Arlington, 950 North Stafford Street, Arlington, Virginia.

At the special meeting, we will ask you to approve the merger of MeriStar Hospitality Corporation, which we refer to as “MeriStar,” with and into Alcor Acquisition LLC and the other transactions contemplated by the agreement and plan of merger, dated as of February 20, 2006, among MeriStar, MeriStar Hospitality Operating Partnership, L.P. and affiliates of The Blackstone Group. If the merger is completed, each holder of shares of MeriStar’s common stock will be entitled to receive $10.45 in cash, without interest, in exchange for each share held, as more fully described in the enclosed proxy statement.

After careful consideration, our board of directors approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of MeriStar and our stockholders. As part of its deliberations, our board of directors has received an opinion from Lehman Brothers Inc. that, as of February 20, 2006, the consideration to be offered to our stockholders in the merger was fair to our stockholders from a financial point of view. Our board of directors recommends that you vote “FOR” the approval of the merger and the other transactions contemplated by the merger agreement.

The merger must be approved by the affirmative vote of holders of at least a majority of our outstanding shares of common stock that are entitled to vote at the special meeting.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger and the merger agreement and additional information about the parties involved. We urge you to read carefully the enclosed proxy statement, including the exhibits. You may also obtain more information about MeriStar and MeriStar Hospitality Operating Partnership, L.P. from us or from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares of MeriStar common stock you own. Whether or not you plan on attending the special meeting, we request that you cast your vote by either completing and returning the enclosed proxy card as promptly as possible or submitting your proxy or voting instructions by telephone or Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval of the merger and the other transactions contemplated by the merger agreement.

Sincerely,

Paul W. Whetsell

Chief Executive Officer and

Chairman of the Board

This proxy statement is dated March 22, 2006 and is first being mailed, along with the attached proxy card, to our stockholders on or about March 24, 2006.

6430 ROCKLEDGE DRIVE, SUITE 200

BETHESDA, MARYLAND 20817

(301) 581-5900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2006

To our stockholders:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of MeriStar Hospitality Corporation, or “MeriStar,” will be held on April 27, 2006 at 10:00 a.m. local time. The meeting will take place at the Hilton Arlington, 950 North Stafford Street, Arlington, Virginia, for the purpose of acting upon the following proposals:

1. To consider and vote upon a proposal to approve the merger of MeriStar with and into Alcor Acquisition LLC, which we refer to as the merger, and the other transactions contemplated by the agreement and plan of merger, dated as of February 20, 2006, by and among Alcor Holdings LLC, Alcor Acquisition Inc., a controlled subsidiary of Alcor Holdings LLC, Alcor Acquisition L.P., whose general partner is an indirect, wholly owned subsidiary of Alcor Holdings LLC, Alcor Acquisition LLC, a wholly owned subsidiary of Alcor Holdings LLC, MeriStar Hospitality Operating Partnership, L.P. and MeriStar, which provides that each holder of shares of MeriStar common stock will be entitled to receive $10.45 in cash, without interest, in exchange for each share held.

2. To consider and act upon any other matters that may properly be brought before the special meeting and at any adjournments or postponements thereof.

After careful consideration, our board of directors approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of MeriStar and our stockholders. Our board of directors recommends that you vote “FOR” the approval of the merger and the other transactions contemplated by the merger agreement.

All holders of record of shares of MeriStar common stock as of the close of business on March 17, 2006 are entitled to notice of and to vote at the special meeting or any postponements or adjournments of the special meeting.

The approval of the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock. Accordingly, regardless of the number of shares you own, your vote is important. Even if you plan on attending the meeting in person, we request that you cast your vote by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or submitting your proxy or voting instructions by telephone or Internet. If you fail to return your proxy card, the effect will be that your shares of MeriStar common stock will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against approval of the merger and the other transactions contemplated by the merger agreement.

Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by your submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy or voting instructions, by your filing a written revocation of your proxy with our Secretary at our address set forth above or by your voting in person at the special meeting.

We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885. In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at www.meristar.com.

By Order of the Board of Directors

Jerome J. Kraisinger

Secretary

March 22, 2006

IMPORTANT: Whether or not you plan to attend the special meeting, please promptly either complete, sign, date and mail the enclosed form of proxy or submit your proxy or voting instructions by telephone or Internet. A self-addressed envelope is enclosed for your convenience. Details are outlined in the enclosed proxy card. If you hold your shares of MeriStar common stock through a broker, dealer, trustee, bank or other nominee, you may be also able to submit your proxy or voting instructions by telephone or by Internet in accordance with the instructions your broker, dealer, trustee, bank or other nominee provides. Returning a signed proxy will not prevent you from attending the meeting and voting in person, if you wish to do so. Please note that if you execute multiple proxies, the last proxy you execute revokes all previous proxies.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the mergers. These questions and answers may not address all questions that may be important to you as a stockholder of MeriStar. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or to which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Exhibit A. In this proxy statement, we refer to MeriStar Hospitality Operating Partnership as “MeriStar Operating Partnership” and MeriStar Hospitality Corporation as “we,” “us,” “our” or “MeriStar.” In addition, we refer to the merger of MeriStar and Alcor Acquisition LLC as the “merger,” and the merger of MeriStar Operating Partnership and Merger Partnership as the “partnership merger.” References to the “mergers” refer to both the merger and the partnership merger.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of MeriStar and MeriStar Operating Partnership by affiliates of The Blackstone Group under an agreement and plan of merger, dated as of February 20, 2006, by and among Alcor Holdings LLC, Alcor Acquisition Inc., a controlled subsidiary of Alcor Holdings LLC, Alcor Acquisition L.P., whose general partner is an indirect, wholly owned subsidiary of Alcor Holdings LLC, Alcor Acquisition LLC, a wholly owned subsidiary of Alcor Holdings LLC, MeriStar Operating Partnership and MeriStar. Once the merger has been approved by the stockholders of MeriStar and the other closing conditions under the merger agreement have been satisfied or waived, MeriStar will merge with and into Alcor Acquisition LLC with Alcor Acquisition LLC being the surviving company, and Alcor Acquisition L.P. will merge with and into MeriStar Operating Partnership, with MeriStar Operating Partnership being the surviving partnership, and each will be subsidiaries of Alcor Holdings LLC.

Q:	What will I be entitled to receive in the merger?

A:	You will be entitled to receive $10.45 in cash, without interest, less any required withholding taxes, for each outstanding share of MeriStar common stock that you own as of the merger effective time.

Q:	When do you expect to complete the merger?

A:	We are working toward completing the merger as promptly as practicable. Because a vote of our stockholders is only one of the conditions to the completion of the merger, we can give you no assurance as to when or whether the merger will occur. We expect to complete the merger in the second quarter of 2006 and no later than the third business day after the other conditions to completion of the merger are satisfied or waived. For more information, please see “The Merger Agreement—Conditions to the Mergers” beginning on page 55.

Q:	If the merger is completed, when can I expect to receive the merger consideration for my shares of MeriStar common stock?

A:	Promptly after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares of MeriStar common stock for the merger consideration. At that time, if you hold physical share certificates, you must send those certificates with your completed letter of transmittal to the paying agent. If you do not hold any physical share certificates, you must execute a properly completed letter of transmittal and arrange to electronically transfer your shares. You should not send your certificates to us or anyone else until you receive these instructions. You will receive payment of your portion of the merger consideration after the paying agent receives from you a properly completed letter of transmittal together with your certificates, or, if you do not hold any physical certificates, promptly after the paying agent receives your properly completed letter of transmittal and electronic transfer of your shares.

Q:	If I hold units of limited partner interest in MeriStar Operating Partnership, and if the mergers are completed, what will happen to my units, and when can I expect to receive the merger consideration for my units?

A:	Upon completion of the partnership merger, units of limited partner interest in MeriStar Operating Partnership will be converted into the right to receive the merger consideration of $10.45 per unit in cash, without interest, less any required withholding taxes. Separate materials will be sent to the limited partners of MeriStar Operating Partnership providing instructions on how to receive payment for units of limited partner interest in MeriStar Operating Partnership.

Q:	What is the location, date and time of the special meeting?

A:	The special meeting will be held on April 27, 2006, at 10:00 a.m. local time, at the Hilton Arlington, 950 North Stafford Street, Arlington, Virginia.

Q:	What vote is required to approve the merger proposal?

A:	Approval of the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of at least a majority of the shares of MeriStar common stock that are outstanding and entitled to vote at the special meeting. Because the required vote is based on the number of shares of MeriStar common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger and the other transactions contemplated by the merger agreement. We urge you to either complete, execute and return the enclosed proxy card or submit your proxy or voting instructions by telephone or Internet to assure the representation of your shares of MeriStar common stock at the special meeting.

Q:	What rights do I have if I oppose the merger?

A:	You can vote against the merger and the other transactions contemplated by the merger agreement by indicating a vote against the proposal on your proxy, or by voting against the merger proposal in person at the special meeting. Under the applicable provisions of Maryland law, no dissenters’ or appraisal rights are available with respect to the merger.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record at the close of business on the record date, March 17, 2006, are entitled to receive notice of the special meeting and to vote shares of MeriStar common stock that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. Each stockholder has one vote for each share of MeriStar common stock owned on the record date. As of the record date, there were 88,060,014 shares of MeriStar common stock outstanding and entitled to vote at the special meeting.

Q:	What happens if I sell my shares of MeriStar common stock before the special meeting?

A:	The record date for the special meeting, March 17, 2006, is earlier than the date of the special meeting. If you held your shares of MeriStar common stock on the record date but transfer them before the special meeting without granting a proxy, you will retain your right to vote at the special meeting but not the right to receive the merger consideration for the shares. The right to receive the merger consideration will pass to the person who owns your shares of MeriStar common stock when the merger is completed.

Q:	How do I vote?

A:

Mark, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or submit your proxy or voting instructions by telephone or Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, dealer, trustee, bank or other nominee

v

that may hold your shares of MeriStar common stock on your behalf as soon as possible so that your shares can be voted at the special meeting.

Q:	What happens if I do not return a proxy card?

If you fail to submit your proxy by mail, submit your proxy or voting instructions by telephone or Internet or vote in person at the special meeting, or if you mark your proxy “abstain,” the effect will be the same as a vote against the approval of the merger and the other transactions contemplated by the merger agreement.

Q:	If my shares of MeriStar common stock are held for me by my broker, will my broker vote my shares for me?

A:	If you hold your shares of MeriStar common stock in “street name” through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker or nominee how to vote your shares of MeriStar common stock by following the directions your broker or nominee will provide to you. If you do not provide instructions to your broker or nominee, your shares of MeriStar common stock will not be voted, and this will have the same effect as a vote against the approval of the merger and the other transactions contemplated by the merger agreement.

Q:	May I vote in person?

A:	Yes. You may vote in person at the special meeting, rather than submitting a proxy, if you own shares of MeriStar common stock in your own name. If you bring a legal proxy from your broker, dealer, trustee, bank or other nominee and present it at the special meeting, you may also vote in person at the special meeting if your shares are held in “street name” through a broker, dealer, trustee, bank or other nominee. You may be asked to present photo identification for admittance.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may change your vote at any time before the shares of MeriStar common stock reflected on your proxy are voted at the special meeting. If you own your shares of MeriStar common stock in your name, you can do this in one of three ways. First, you can send a written notice of revocation of your proxy to our Secretary at our principal executive offices. Second, you can either mark, sign, date and return a new proxy card or submit your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker, dealer, trustee, bank or other nominee to vote your shares, you must follow the directions received from the broker, dealer, trustee, bank or other nominee to change your instructions.

Q:	Have any stockholders already agreed to approve the merger?

A:	No. There are no agreements between Alcor Holdings LLC or The Blackstone Group and any stockholder of MeriStar in which that stockholder has agreed to vote in favor of approval of the merger and the other transactions contemplated by the merger agreement.

Q:	What do I need to do now?

A:	This proxy statement contains important information regarding the special meeting, the merger agreement and the mergers, as well as information about MeriStar, MeriStar Operating Partnership, Alcor Holdings LLC, Alcor Acquisition LLC, Alcor Acquisition L.P. and Alcor Acquisition Inc. It also contains important information about some of the factors our board of directors considered in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement. We urge you to read this proxy statement carefully, including the exhibits. You may also want to review the documents referenced in the section captioned “Where You Can Find Additional Information” beginning on page 64.

Q:	Should I send my share certificates now?

A:	No. After the merger is completed, a paying agent will send you a letter of transmittal describing how you may exchange your certificates for the merger consideration. At that time, you must send in your certificates or execute an appropriate instrument of transfer of your shares of MeriStar common stock, as applicable, with your completed letter of transmittal to the paying agent to receive the merger consideration. If you do not hold any physical certificates, you must execute a properly completed letter of transmittal and arrange to electronically transfer your shares of MeriStar common stock. Do not send any stock certificates with your proxy card.

Q:	Where can I find more information about MeriStar?

A:	We file certain information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and on our website at www.meristar.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find Additional Information” beginning on page 64.

Q:	How will proxy holders vote my shares of MeriStar common stock?

A:	If you properly submit a proxy prior to the special meeting, your shares of MeriStar common stock will be voted as you direct. If you submit a proxy but no direction is otherwise made, your shares of MeriStar common stock will be voted “FOR” the approval of the merger and the other transactions contemplated by the merger agreement.

Q:	Whom can I call with questions?

A:	We have selected MacKenzie Partners, Inc. as our proxy solicitor, which you may contact as follows:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(800) 322-2885

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Our board of directors is soliciting your proxy. We will bear the cost of soliciting proxies. In addition to solicitation by mail and, without additional compensation for these services, proxies may be solicited by telephone and facsimile, by mail, on the Internet or in person. We will pay approximately $15,000 to our proxy solicitor. We will also request that banking institutions, brokerage firms, custodians, directors, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of shares of MeriStar common stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

If you have further questions, you may contact MacKenzie Partners at the address and telephone number indicated above.

SUMMARY

This summary highlights selected information in this proxy statement relating to the merger of MeriStar Hospitality Corporation with and into Alcor Acquisition LLC, which we refer to as the merger, contemplated by the agreement and plan of merger, dated as of February 20, 2006, by and among Alcor Holdings LLC, Alcor Acquisition Inc., Alcor Acquisition L.P., Alcor Acquisition LLC, MeriStar Hospitality Corporation and MeriStar Hospitality Operating Partnership, L.P. This summary may not contain all of the information that is important to you. Accordingly, to understand the merger and the related transactions fully and for a more complete description of the legal terms of the transactions contemplated by the merger agreement, we encourage you to carefully read this entire proxy statement, as well as the additional documents to which it refers or to which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Exhibit A. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed on or about March 24, 2006.

The Parties to the Mergers (page 14)

MeriStar Hospitality Corporation

6430 Rockledge Drive, Suite 200

Bethesda, Maryland 20817

(301) 581-5900

MeriStar is a Maryland real estate investment trust, or REIT, and owns a portfolio of primarily upper upscale, full-service hotels and resorts in the United States. As of March 1, 2006, we owned 48 hotels with 14,559 rooms.

MeriStar Hospitality Operating Partnership, L.P.

6430 Rockledge Drive, Suite 200

Bethesda, Maryland 20817

(301) 581-5900

MeriStar Operating Partnership is a Delaware limited partnership of which we are the general partner. MeriStar Operating Partnership owns substantially all of our assets.

Alcor Holdings LLC

c/o Blackstone Real Estate Partners V L.P.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Alcor Holdings LLC, which we refer to as Alcor Holdings, is a Delaware limited liability company formed in connection with the mergers by affiliates of Blackstone Real Estate Partners V L.P., a Delaware limited partnership. The principal business of Blackstone Real Estate Partners V L.P. consists of making various real estate related investments. Blackstone Real Estate Partners V L.P. is an affiliate of The Blackstone Group.

The Blackstone Group, a global private investment firm with offices in New York, Atlanta, Boston, Los Angeles, London, Hamburg, Mumbai and Paris, was founded in 1985. Blackstone’s real estate group has raised approximately $10 billion for real estate investing and has a long track record of investing in hotels and other commercial properties. In addition to real estate, The Blackstone Group’s core businesses include private equity, corporate debt investing, marketable alternative asset management, mergers and acquisitions advisory and restructuring and reorganization advisory.

Alcor Acquisition LLC

c/o Blackstone Real Estate Partners V L.P.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Alcor Acquisition LLC, which we refer to as Merger Subsidiary, is a Delaware limited liability company and a wholly owned subsidiary of Alcor Holdings. Alcor Acquisition LLC was formed in connection with the mergers by affiliates of Blackstone Real Estate Partners V L.P. and formally became a party to the merger agreement on March 9, 2006.

Alcor Acquisition L.P.

c/o Blackstone Real Estate Partners V L.P.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Alcor Acquisition L.P., which we refer to as Merger Partnership, is a Delaware limited partnership, whose general partner is an indirect, wholly owned subsidiary of Alcor Holdings. Merger Partnership was formed in connection with the mergers by affiliates of Blackstone Real Estate Partners V L.P.

Alcor Acquisition Inc.

c/o Blackstone Real Estate Partners V L.P.

345 Park Avenue

New York, New York 10154

(212) 583-5000

Alcor Acquisition Inc. is a Maryland corporation and a controlled subsidiary of Alcor Holdings. Alcor Acquisition Inc. was formed in connection with the mergers by affiliates of Blackstone Real Estate Partners V L.P.

The Special Meeting

The Proposal (page 11)

The special meeting will be held on April 27, 2006, starting at 10:00 a.m. local time at the Hilton Arlington, 950 North Stafford Street, Arlington, Virginia. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger and the other transactions contemplated by the merger agreement. In connection with the merger, each outstanding share of MeriStar common stock (other than certain specified shares) will be converted into the right to receive $10.45 in cash, without interest, less any required withholding taxes.

The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to approve the merger and the other transactions contemplated by the merger agreement.

Record Date and Voting (page 11)

The holders of record of MeriStar common stock as of the close of business on the record date, which was March 17, 2006, are entitled to receive notice of, and to vote at, the special meeting. You will have one vote for each share of MeriStar common stock that you owned as of the record date. On the record date, there were 88,060,014 shares of MeriStar common stock outstanding.

The holders of a majority of the shares of MeriStar common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.

Required Vote (page 11)

Completion of the merger requires approval of the merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of MeriStar common stock entitled to vote at the special meeting. Because the required vote is based on the number of shares of MeriStar common stock outstanding rather than on the number of votes cast, failure to vote your shares of MeriStar common stock (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger and the other transactions contemplated by the merger agreement.

As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 1,248,424 shares of MeriStar common stock in the form of shares and exercisable stock options, entitling them to exercise approximately 1.4% of the voting power of MeriStar common stock. We currently expect that the executive officers and directors of MeriStar will vote their shares of MeriStar common stock in favor of approval of the merger and the other transactions contemplated by the merger agreement.

Proxies; Revocation (page 12)

Any of our stockholders of record entitled to vote may vote by returning the enclosed proxy, by submitting voting instructions by telephone or Internet or by appearing at the special meeting. If your shares of MeriStar common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of MeriStar common stock using the instructions provided by your broker.

Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by your submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy, by your filing a written revocation of your proxy with our Secretary or by your voting in person at the special meeting.

The Mergers (page 44)

On the closing date, MeriStar will be merged with and into Merger Subsidiary, with Merger Subsidiary surviving the merger. In addition, on such date, Merger Partnership will be merged with and into MeriStar Operating Partnership, with MeriStar Operating Partnership surviving the partnership merger, and its general partner will be an indirect, wholly owned subsidiary of Alcor Holdings.

The merger of MeriStar and Merger Subsidiary will become effective under all applicable laws upon (1) the later of the time the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland or the certificate of merger is filed with the Secretary of State of the State of Delaware, or (2) such later time that the parties to the merger agreement may specify in such documents (which will not exceed 30 days after the articles of merger are accepted for record with the State Department of Assessments and Taxation of Maryland). We sometimes use the term “merger effective time” in this proxy statement to describe the time the merger of MeriStar and Merger Subsidiary becomes effective under all applicable laws.

The merger of MeriStar Operating Partnership and Merger Partnership will become effective under applicable law when we file a certificate of merger with the Secretary of State of the State of Delaware or at such later time that the parties to the merger agreement specify in the certificate of merger. We sometimes use the term “partnership merger effective time” in this proxy statement to describe the time the merger of MeriStar Operating Partnership and Merger Partnership becomes effective under Delaware law. MeriStar, in its capacity as general partner of MeriStar Operating Partnership, has approved the partnership merger, and no further approvals of any of the partners of MeriStar Operating Partnership are required to complete the partnership merger. This proxy statement does not constitute a solicitation of consents in respect of the partnership merger.

Recommendation of the Board of Directors (page 25)

After careful consideration, our board of directors, by the unanimous vote of the directors:

•	has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement;

•	has separately, on behalf of MeriStar as the general partner of MeriStar Operating Partnership, approved the merger agreement and the partnership merger;

•	has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of MeriStar and our stockholders; and

•	recommends that you vote “FOR” the approval of the merger and the other transactions contemplated by the merger agreement.

Opinion of Lehman Brothers Inc. (page 26)

In connection with the mergers, Lehman Brothers Inc. delivered to our board of directors an opinion as to the fairness, from a financial point of view and as of the date of the opinion, of (1) the merger consideration to be offered to the holders of MeriStar common stock in the merger and (2) the merger consideration to be offered to the holders of partnership interests in MeriStar Operating Partnership in the partnership merger. The full text of Lehman Brothers’ written opinion, dated February 20, 2006, is attached to this proxy statement as Exhibit B. We recommend that you read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Lehman Brothers’ opinion was delivered to our board of directors in connection with its evaluation of the consideration offered in the mergers, does not address any other aspect of the merger or the partnership merger and does not constitute a recommendation to any stockholder of MeriStar common stock as to how to vote or act with respect to any matters relating to the merger.

Debt Tender Offers and Consent Solicitations; Debt Redemptions (page 47)

MeriStar and MeriStar Operating Partnership will use their reasonable best efforts to commence offers to purchase, and related consent solicitations with respect to, all of the outstanding aggregate principal amount of MeriStar Operating Partnership’s 9% Senior Notes due 2008 and 9 1/8% Senior Notes due 2011. The terms and conditions of the tender offers will be set forth in tender offer documents that will be distributed to the holders of those notes.

In connection with the offers to purchase, MeriStar Operating Partnership will seek the consents of the holders of the 9% Senior Notes due 2008 and the 9 1/8% Senior Notes due 2011 to amend the relevant indenture governing each series of notes. The amendments would, among other things, eliminate substantially all of the restrictive covenants contained in such notes and the related indentures (except for certain covenants related to asset sales and change of control offers) and certain events of default, modify covenants regarding mergers (including to permit mergers with entities that are not in corporate form), modify provisions regarding defeasance and/or satisfaction and discharge to eliminate certain conditions and modify or eliminate certain other provisions contained in the notes and the related indentures. Assuming the requisite number of consents are received from the note holders to amend the notes and the related indenture, the amendments with respect to such notes and indenture will become operative concurrently with the partnership merger effective time, so long as all such notes validly tendered are accepted for purchase pursuant to the applicable tender offer concurrently with completion of the mergers, whereupon the amendments will apply to all such notes remaining outstanding following completion of the applicable tender offer. The proposed terms of the amended notes and indentures will be described in the tender offer documents. Assuming that all of the conditions to the tender offers and consent solicitations are satisfied or waived, concurrently with the partnership merger effective time, notes validly tendered in the tender offers will be accepted for payment.

On March 8, 2006, MeriStar Operating Partnership and MeriStar Hospitality Finance Corp. II, its co-issuer, redeemed $100.0 million in aggregate principal amount of their 10 1/2% Senior Notes due 2009. On February 24, 2006, MeriStar Operating Partnership and MeriStar Hospitality Finance Corp. II called for redemption on March 27, 2006, the remaining approximately $105.9 million in aggregate principal amount of their 10 1/2% Senior Notes due 2009, in accordance with the terms of that redemption notice, the terms of such notes and the related indenture. In addition, on February 24, 2006, we repaid the $75.0 million outstanding under our credit facility.

Financing (page 32)

In connection with the mergers, Alcor Holdings will cause approximately $942.2 million to be paid to our stockholders, the limited partners of MeriStar Operating Partnership and holders of stock options and restricted stock awards. In addition, at or prior to the partnership merger effective time, our credit facility will be repaid (if there is any amount outstanding at that time), and we anticipate that MeriStar Operating Partnership’s outstanding senior notes will be repurchased or, as applicable, redeemed and paid for or satisfied and discharged. As of March 17, 2006, we had $693.6 million of such notes outstanding after giving effect to the redemption of $100.0 million in aggregate principal amount of MeriStar Operating Partnership’s 10 1/2% Senior Notes due 2009.

It is expected that in connection with the mergers, affiliates of The Blackstone Group will contribute up to $400.0 million of equity to Alcor Holdings. In addition, in connection with the execution and delivery of the merger agreement, Alcor Holdings obtained a debt commitment letter from Bear Stearns Commercial Mortgage, Inc., Merrill Lynch Mortgage Lending, Inc. and Bank of America, N.A., Inc. providing for debt financing in an aggregate principal amount of up to the lesser of (i) $1.925 billion and (ii) 81% of the total consideration payable by Alcor Holdings for the completion of the mergers and other costs such as transaction costs relating to the mergers.

The merger agreement does not contain a financing condition or a “market MAC” condition. Alcor Holdings has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter.

Stock Options; Restricted Stock Awards; Employee Stock Purchase Plan (page 45)

The merger agreement provides that all of our outstanding stock options and restricted stock awards, whether or not exercisable or vested, will be cancelled as of the merger effective time. In connection with the merger:

•	each holder of each stock option that has an exercise price of less than $10.45 per share will receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of:

•	the excess, if any, of $10.45 over the exercise price per share of MeriStar common stock subject to such stock option, multiplied by

•	the aggregate number of shares of MeriStar common stock underlying such stock option immediately prior to the merger effective time; and

•	the holder of each restricted stock award will receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of:

•	$10.45, multiplied by

•	the aggregate number of shares of MeriStar common stock in respect of such restricted stock award immediately prior to the merger effective time.

The merger agreement also provides that no new “offer period” shall commence under MeriStar’s Employee Stock Purchase Plan and that the plan will terminate as of the earlier of the merger effective time or the last day of the “offer period” in effect on February 20, 2006. MeriStar’s Employee Stock Purchase Plan was terminated on February 28, 2006.

Interests of Directors and Executive Officers in the Merger (page 34)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	the merger agreement provides that our directors and executive officers will have their vested and unvested stock options cancelled as of the merger effective time and receive a cash payment in respect of each share underlying their stock options equal to the excess, if any, of $10.45 per share over the exercise price per share of their stock options, less applicable withholding taxes;

•	the merger agreement provides that our directors and executive officers will have their vested and unvested restricted stock awards cancelled as of the merger effective time in return for a cash payment of $10.45 per restricted stock award, less applicable withholding taxes;

•	Paul W. Whetsell, our Chairman of the Board of Directors and Chief Executive Officer, will be entitled to severance benefits and health benefits under his employment agreement if his employment is terminated without cause or he leaves for good reason (as defined in his employment agreement) within two years after completion of the merger;

•	each of Bruce G. Wiles, our President and Chief Operating Officer and a member of our Board of Directors, Donald D. Olinger, our Executive Vice President and Chief Financial Officer, and Jerome J. Kraisinger, our Executive Vice President, General Counsel and Secretary, will be entitled to severance benefits and health benefits under his employment agreement if his employment is terminated without cause or he leaves for good reason (as defined in the employment agreements) within 18 months after completion of the merger;

•	each of Messrs. Whetsell, Wiles, Olinger and Kraisinger is entitled to a tax gross-up payment under his employment agreement to eliminate all taxes that he would otherwise incur as a result of any excise taxes to which he may be subject by reason of their receipt of any payment, under the employment agreement or otherwise, that constitutes an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code;”

•	each of Brendan J. Keating, our Senior Vice President, Chief Accounting Officer and Corporate Controller and Kevin J. Welch, our Senior Vice President and Treasurer, will be entitled to severance benefits under his employment letter if his employment is terminated without “cause” within one year of the merger; and

•	all employees (excluding those with employment agreements or employment letter agreements) are entitled to a lump sum payment equal to (1) one month’s salary for each full year of employment with us, or any of our prior affiliated entities, up to a maximum of nine months and with a minimum of three months and (2) a prorated portion of their target annual bonus for the year, payable if their employment is terminated without cause by us following the merger.

No Solicitation of Transactions (page 52)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving MeriStar or our subsidiaries. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.

Conditions to the Mergers (page 55)

Completion of the mergers is subject to the satisfaction or waiver of a number of conditions, including, among others:

•	approval of the merger and the other transactions contemplated by the merger agreement by the requisite stockholder vote;

•	receipt from the administrative agent under our senior secured credit facility of a “payoff” letter acknowledging that, subject to repayment of the aggregate principal amount outstanding under the credit facility, together with all accrued and unpaid interest and any other fees or expenses payable, the credit facility will be terminated, any and all related liens held by the administrative agent will be released, and we and our subsidiaries will be released from any and all liabilities under the credit facility and any related guarantees (other than any obligations under any indemnification or similar provision that survives such termination);

•	receipt of the requisite consents with respect to MeriStar Operating Partnership’s 9% Senior Notes due 2008 and 9 1/8% Senior Notes due 2011, and the execution of supplemental indentures to the indentures governing these notes with respect to the amendments described in tender offer and consent solicitation documents, which will be effective promptly following the receipt of the required consents and operative concurrently with the partnership merger effective time, so long as all such notes validly tendered are accepted for purchase pursuant to the applicable tender offer concurrently with completion of the mergers;

•	the redemption of all of MeriStar Operating Partnership’s outstanding 10 1/2% Senior Notes due 2009, as provided in the optional redemption notices issued by MeriStar Operating Partnership and MeriStar Hospitality Finance Corp. II;

•	the receipt of a tax opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP that MeriStar has met the requirements for qualification as a real estate investment trust under the Code and that MeriStar Operating Partnership has been and continues to be taxed as a partnership for federal income tax purposes;

•	the absence of any material adverse effect on MeriStar since February 20, 2006;

•	the absence of any law, regulation, order, decree, ruling, judgment or injunction by any governmental authority of competent jurisdiction making illegal or preventing the mergers substantially on the terms contemplated in the merger agreement;

•	the accuracy of our and MeriStar Operating Partnership’s representations and warranties as of the closing, without regard to any materiality or material adverse effect qualification (as though made as of the closing), after giving effect to the completion of our sale, on February 24, 2006, of 10 properties in Florida, except where the failure of such representations and warranties to be true and correct would not, in the aggregate, have a material adverse effect on MeriStar; provided that, certain representations and warranties pertaining to our capitalization must be true and correct in all material respects and certain representations and warranties need not be true as of the closing if they are limited to an earlier date; and

•	the performance, in all material respects, by us and MeriStar Operating Partnership of our obligations under the merger agreement.

Termination of the Merger Agreement (page 57)

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the partnership merger effective time for various reasons, including:

•	by either Alcor Holdings or us if:

•	the closing has not occurred on or before August 20, 2006, so long as the failure to complete the mergers is not the result of the terminating party’s failure to comply with the terms of the merger agreement;

•	the requisite vote of our stockholders to approve the merger upon a vote being taken at a duly convened stockholders meeting is not obtained;

•	any law prohibits the consummation of the mergers; or

•	any final and non-appealable governmental order prohibits the consummation of the mergers;

•	by Alcor Holdings if:

•	our board of directors withdraws, modifies or amends its recommendation with respect to the merger agreement or the merger in any manner adverse to Alcor Holdings;

•	our board of directors recommends or approves a takeover proposal or fails to recommend against certain alternative takeover proposals; or

•	we are in material breach of the merger agreement (provided that Alcor Holdings may only exercise this termination right if neither it nor Merger Subsidiary or Merger Partnership is then in material breach of its obligations under the merger agreement);

•	by us if our board approves and authorizes us to enter into an agreement to implement a superior proposal in accordance with the terms of the merger agreement, so long as:

•	the requisite stockholder vote has not been obtained;

•	our board has determined in good faith, after consulting with its financial advisor, that such definitive agreement constitutes a superior proposal and has determined in good faith, after consulting with its outside counsel, that such actions are necessary for the directors to comply with their duties to our stockholders under applicable laws;

•	we have provided notice to Alcor Holdings regarding the superior proposal and provided Alcor Holdings with a three business day period, during which time we must negotiate in good faith with Alcor Holdings, for Alcor Holdings to revise the terms and conditions of the merger agreement to enable us to proceed with the mergers;

•	our board determines in good faith, after the end of such period, after considering the results of such negotiations and any revised proposals made by Alcor Holdings, that the superior proposal continues to be a superior proposal; and

•	we simultaneously pay to Alcor Holdings the termination fee and termination expenses in accordance with the merger agreement; or

•	by us, if Alcor Holdings is in material breach of the merger agreement (provided that we may only exercise this termination right if we are not then in material breach of the merger agreement).

Termination Fee (page 58)

Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay Alcor Holdings a termination fee of $21.0 million plus up to $5.0 million in expenses.

Material Federal Income Tax Consequences of the Merger (page 40)

The receipt of the merger consideration in exchange for your MeriStar common stock will be a fully taxable transaction for Federal income tax purposes. Although your tax consequences will depend on your particular situation, you will generally recognize gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted basis in your shares of MeriStar common stock. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Appraisal Rights (page 43)

Under the applicable provisions of Maryland law, because shares of MeriStar common stock were listed on the New York Stock Exchange on the record date for determining those stockholders entitled to notice of, and to vote at, the special meeting, no dissenters’ or appraisal rights are available with respect to the merger.

Regulatory Approvals (page 43)

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of either the merger or the partnership merger.

Market Price and Dividend Data (page 60)

MeriStar common stock, par value $0.01 per share, is listed on the New York Stock Exchange under the ticker symbol “MHX.” On November 10, 2005, the last trading day prior to the release of a published report regarding a potential acquisition of MeriStar, MeriStar common stock closed at $8.70 per share. On February 17, 2006, the last full trading day prior to the date of the public announcement of the merger agreement, MeriStar common stock closed at $9.93 per share. On March 21, 2006, the last full trading day prior to the date of this proxy statement, MeriStar common stock closed at $10.35 per share.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies, and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the mergers on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	economic conditions generally and the real estate market specifically;

•	supply and demand for hotel rooms in our current and proposed market areas;

•	other factors that may influence the travel industry, including health, safety and economic factors;

•	competition;

•	the level of proceeds from asset sales;

•	our ability to realize anticipated benefits of acquisitions;

•	cash flow generally, including the availability of capital generally, cash available for capital expenditures, and our ability to refinance debt;

•	the effects of threats of terrorism and increased security precautions on travel patterns and demand for hotels;

•	the threatened or actual outbreak of hostilities and international political instability;

•	governmental actions, including new laws and regulations and particularly changes to laws governing the taxation of real estate investment trusts;

•	availability of labor and union contract requirements;

•	the expanding scope of brand standards and the costs associated with maintaining compliance with those standards;

•	weather conditions generally and natural disasters and our ability to obtain cost-effective insurance coverage and to recover for resulting property damage;

•	rising interest rates;

•	reliance on third-party operators to provide timely and accurate financial reporting; and

•	changes in U.S. generally accepted accounting principles, policies and guidelines applicable to real estate investment trusts.

These risks and uncertainties, along with the risk factors discussed under “Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005, should be considered in evaluating any forward-looking statements contained in this proxy statement. All forward-looking statements speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

THE SPECIAL MEETING

The Proposal

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at a special meeting to be held at the Hilton Arlington, 950 North Stafford Street, Arlington, Virginia on April 27, 2006, at 10:00 a.m. local time. The purpose of the special meeting is for you to consider and vote upon a proposal to approve the merger of MeriStar with and into Merger Subsidiary, with Merger Subsidiary surviving the merger, and the other transactions contemplated by the merger agreement and to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof. Our stockholders must approve the merger and the other transactions contemplated by the merger agreement for the merger to occur. A copy of the merger agreement is attached as Exhibit A to this proxy statement, which you are encouraged to read in its entirety.

The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to approve the merger and the other transactions contemplated by the merger agreement.

Record Date and Voting

The holders of record of MeriStar common stock as of the close of business on the record date, which was March 17, 2006, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 88,060,014 shares of MeriStar common stock outstanding.

The holders of a majority of the shares of MeriStar common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of MeriStar common stock held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and properly executed broker non-votes will be counted as shares present for the purposes of determining the presence of a quorum. “Broker non-votes” result when the beneficial owners of shares of MeriStar common stock do not provide specific voting instructions to their brokers. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the merger.

Required Vote

Completion of the merger requires the approval of the merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of MeriStar common stock entitled to vote at the special meeting. Each share of MeriStar common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Because the required vote is based on the number of shares of MeriStar common stock outstanding rather than on the number of votes cast, failure to vote your shares of MeriStar common stock (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger and the other transactions contemplated by the merger agreement. Accordingly, in order for your shares of MeriStar common stock to be included in the vote, if you are a stockholder of record, you must either have your shares of MeriStar common stock voted by returning the enclosed proxy card or by submitting your proxy or voting instructions by telephone or Internet or voting in person at the special meeting.

Record holders may cause their shares of MeriStar common stock to be voted using one of the following methods:

•	marking, signing, dating and returning the enclosed proxy card by mail; or

•	submitting your proxy or voting instructions by telephone or by Internet by following the instructions included with your proxy card; or

•	appearing and voting in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your shares of MeriStar common stock as described above as promptly as possible.

If you hold your shares of MeriStar common stock through a bank, brokerage firm or nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares of MeriStar common stock, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker who can give you directions on how to vote your shares of MeriStar common stock.

As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 1,248,424 shares of MeriStar common stock in the form of shares and exercisable stock options, entitling them to exercise approximately 1.4% of the voting power of MeriStar common stock. We currently expect that the executive officers and directors of MeriStar will vote their shares of MeriStar common stock in favor of approval of the merger and the other transactions contemplated by the merger agreement.

Proxies; Revocation

If you submit a proxy, your shares of MeriStar common stock will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares of MeriStar common stock will be voted “FOR” the approval of the merger and the other transactions contemplated by the merger agreement.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•	by delivering a written revocation of your proxy dated after the date of the proxy that is being revoked to the Secretary of MeriStar at 6430 Rockledge Drive, Suite 200, Bethesda, Maryland 20817; or

•	by delivering to the Secretary of MeriStar a later-dated, duly executed proxy or by submitting your proxy or voting instructions by telephone or by Internet at a date after the date of the previously submitted proxy relating to the same shares; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you hold your shares of MeriStar common stock in street name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares of MeriStar common stock.

MeriStar will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding shares of MeriStar common stock in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, will reimburse those holders for their reasonable expenses in performing those services. We have retained MacKenzie Partners to assist us in the solicitation of proxies, and will pay fees of approximately $15,000 plus reimbursement of out-of-pocket expenses. In addition, our arrangement with MacKenzie Partners includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.

Adjournments and Postponements

Although we do not expect to do so, if we have not received sufficient proxies to constitute a quorum or sufficient votes for approval of the merger and the other transactions contemplated by the merger agreement at the special meeting of stockholders, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any signed proxies received by us will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE PARTIES TO THE MERGERS

MeriStar Hospitality Corporation

MeriStar is a real estate investment trust, or REIT, and owns a portfolio of primarily upper upscale, full-service hotels and resorts in the United States. Our portfolio is diversified geographically as well as by franchise and brand affiliations. As of March 1, 2006, we owned 48 hotels with 14,559 rooms. Our hotels are located in major metropolitan areas, select secondary markets or resort locations in the United States. Most of our hotels are operated under internationally recognized brand names such as Hilton®, Sheraton®, Marriott®, Ritz-Carlton®, Westin®, Doubletree®, Holiday Inn®, Embassy Suites® and Radisson®. MeriStar’s principal executive offices are located at 6430 Rockledge Drive, Suite 200, Bethesda, Maryland 20817. The telephone number for MeriStar’s executive offices is (301) 581-5900.

MeriStar Hospitality Operating Partnership, L.P.

MeriStar Operating Partnership is the subsidiary operating partnership of MeriStar and owns substantially all of our assets. MeriStar, as general partner, directly owns a one percent general partner interest and also indirectly owns approximately 97% of the limited partner interests in MeriStar Operating Partnership. A number of third parties own the remaining approximately 3% of the equity interests of MeriStar Operating Partnership, in the form of various classes of units of limited partner interest. The principal executive offices of MeriStar Operating Partnership are located at 6430 Rockledge Drive, Suite 200, Bethesda, Maryland 20817. The telephone number for MeriStar Operating Partnership’s executive offices is (301) 581-5900.

Alcor Holdings LLC

Alcor Holdings is a Delaware limited liability company formed in connection with the mergers by affiliates of Blackstone Real Estate Partners V L.P. The principal business of Blackstone Real Estate Partners V L.P. consists of making various real estate related investments. Blackstone Real Estate Partners V L.P. is an affiliate of The Blackstone Group. To date, Alcor Holdings has not conducted any activities other than those incident to its formation and the execution of the merger agreement. Upon completion of the mergers, Merger Subsidiary and MeriStar Operating Partnership will be wholly owned subsidiaries of Alcor Holdings. The principal executive offices of Alcor Holdings are located at c/o Blackstone Realty Partners V L.P., 345 Park Avenue, New York, New York 10154, and its telephone number is (212) 583-5000.

The Blackstone Group, a global private investment firm with offices in New York, Atlanta, Boston, Los Angeles, London, Hamburg, Mumbai and Paris, was founded in 1985. Blackstone’s real estate group has raised approximately $10 billion for real estate investing and has a long track record of investing in hotels and other commercial properties. In addition to real estate, The Blackstone Group’s core businesses include private equity, corporate debt investing, marketable alternative asset management, mergers and acquisitions advisory and restructuring and reorganization advisory.

Alcor Acquisition LLC

Merger Subsidiary is a Delaware limited liability company formed in connection with the mergers by affiliates of Blackstone Real Estate Partners V L.P. To date, Merger Subsidiary has not conducted any activities other than those incident to its formation and the execution of the merger agreement. In the merger, MeriStar will be merged with and into Merger Subsidiary, with Merger Subsidiary being the surviving company. The principal executive offices of Merger Subsidiary are located at c/o Blackstone Realty Partners V L.P., 345 Park Avenue, New York, New York 10154, and its telephone number is (212) 583-5000.

Alcor Acquisition L.P.

Merger Partnership is a Delaware limited partnership, whose general partner is Alcor GP, Inc., a Delaware corporation, each of which was formed in connection with the mergers by affiliates of Blackstone Real Estate

Partners V L.P. To date, neither Merger Partnership nor Alcor GP Inc. has conducted any activities other than those incident to its formation and the execution of the merger agreement. In the partnership merger, Merger Partnership will be merged with and into MeriStar Operating Partnership, with MeriStar Operating Partnership as the surviving partnership. The principal executive offices of Merger Partnership are located at c/o Blackstone Realty Partners V L.P., 345 Park Avenue, New York, New York 10154, and its telephone number is (212) 583-5000.

Alcor Acquisition Inc.

Alcor Acquisition Inc. is a Maryland corporation formed in connection with the mergers by affiliates of Blackstone Real Estate Partners V L.P. To date, Alcor Acquisition Inc. has not conducted any activities other than those incident to its formation and the execution of the merger agreement. The principle executive offices of Alcor Holdings Inc. are located at c/o Blackstone Real Estate Partners V L.P., 345 Park Avenue, New York, New York 10154, and its telephone number is (212) 583-5000.

THE MERGER PROPOSAL

General Description of the Merger

Under the terms of the merger agreement, affiliates of The Blackstone Group will acquire us and our subsidiaries, including MeriStar Operating Partnership, through their ownership of Alcor Holdings and through the merger of us with and into Merger Subsidiary and the merger of Merger Partnership with and into MeriStar Operating Partnership. Under the merger agreement, first, Merger Partnership will merge with and into MeriStar Operating Partnership, with MeriStar Operating Partnership continuing as the surviving partnership. Second, immediately after the partnership merger, MeriStar will merge with and into Merger Subsidiary, with Merger Subsidiary continuing as the surviving company. We, as the general partner of MeriStar Operating Partnership, have already taken all actions necessary to approve the partnership merger and no further approvals of any of the partners of MeriStar Operating Partnership are required to complete the partnership merger. This proxy statement does not constitute a solicitation of consents in respect of the partnership merger.

Background of the Merger

From time to time, our board of directors has considered various alternatives for enhancing stockholder value including potential business combinations, mergers and asset sales. Following the termination of the announced business combination between MeriStar and FelCor Lodging Trust Inc. in 2001, which termination was as a result of the uncertainty caused by the events of September 11, 2001, MeriStar was in a challenging industry-wide business environment of declining revenue and profits at a pace not previously seen in the industry. In light of these challenges as well as the short-term nature of our debt structure, our board of directors adopted a revised strategic plan. This plan initially consisted of refinancing the short-term debt with fixed-rate medium- and longer-term debt. Another aspect of the plan was to sell non-core assets and use the resulting proceeds to make capital improvements to our remaining properties and to retire debt. A third part of the plan was to aggressively work with our operators to maximize the performance of each hotel.

Our strategic plan was reviewed and discussed by our board of directors at every regularly scheduled board meeting from 2002 through the announcement of the mergers. At each meeting, our management presented the board of directors with updates on MeriStar’s capital structure, made recommendations with respect to the sale of non-core properties and reviewed our operating performance. While these efforts resulted in steady progress, it became increasingly evident to both our management and the board of directors that improving MeriStar’s business would be an extended process and there were a number of variables outside of MeriStar’s control.

As a result of our efforts to improve MeriStar’s performance and the general recovery of the industry from 2002 through 2005, MeriStar received on several occasions unsolicited inquiries from other companies about the possibility of exploring a business combination. At the direction of our board of directors, who determined that certain of the proposals would potentially accelerate the restoration of stockholder value, our management engaged in the process of both entertaining these unsolicited offers and approaching other parties, including publicly-traded companies and private equity firms, to establish their interest in exploring a potential strategic transaction with us.

During 2002 through 2005, while we continued to execute our strategic plan, our senior management had informal conversations, from time to time, with other industry participants regarding potential business combinations at private meetings or at industry conferences such as the National Association of Real Estate Investment Trust meetings, the Americas Lodging Investment Summit, the NYU International Hospitality Industry Investment Conference and other industry meetings.

In the first quarter of 2004, we were approached by one of our unaffiliated stockholders (with less than 5% of our outstanding stock) and a group of other parties, including a private equity firm, which we will refer to collectively as Party A. On March 3, 2004, legal counsel to Party A delivered a preliminary letter of interest, which proposed that Party A would acquire all of the issued and outstanding shares of our common stock for $7.70 per share. The closing price of our common stock was $6.24 per share on March 2, 2004, the last trading day prior to the date we received the letter. At a meeting on March 5, 2004, our board of directors considered this proposal and at that time determined, after consultations with representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our outside legal counsel, and representatives of Lehman Brothers Inc., our financial advisor, that the proposal was inadequate, particularly in light of the lack of specificity of the offer and the fact that no details regarding Party A’s partners were provided. On March 8, 2004, we informed Party A of the board’s position, and no further substantive discussions occurred until Party A informed us in late August 2004 of the identity of its partners. As a result, on September 10, 2004, we signed a confidentiality agreement with Party A and provided them with certain financial information. On October 29, 2004, at Party A’s request, our Chairman and Chief Executive Officer, Paul W. Whetsell, met with representatives of Party A in Washington, D.C. to discuss Party A’s interest in acquiring MeriStar.

On December 10, 2004, Party A sent us a second preliminary letter of interest, which proposed an acquisition by Party A of all of the issued and outstanding shares of our common stock for $7.50 per share, a reduction in its proposed price notwithstanding that the price of our common stock had increased 13% since Party A’s letter nine months earlier. The closing price of our common stock was $7.05 per share on December 9, 2004, the last trading day prior to the date we received the second letter. This proposal was considered by our board at its regularly scheduled meeting on December 14, 2004, and, after consultations with representatives of Lehman Brothers and Paul, Weiss, it too was rejected. After the meeting, Mr. Whetsell informed Party A of the board’s determination. On December 17, 2004, Party A sent us a letter asking for certain additional information in order to raise their offer. Before we responded, on December 23, 2004, Party A sent us another letter, saying that it wanted to proceed with diligence with a view towards a purchase price of $9.00 per share. As with the previous letter, this letter did not detail terms or conditions of a potential transaction. Mr. Whetsell shared this letter with our board of directors and representatives of Paul, Weiss and Lehman Brothers. We provided Party A with additional financial and other information on December 27, 2004.

On January 4, 2005, Mr. Whetsell arranged for a meeting, involving representatives of Paul, Weiss, Lehman Brothers, Party A, Party A’s legal representatives, financial advisors and other potential partners in New York to discuss their diligence requests. It became clear at that meeting that Party A was primarily interested in only certain MeriStar properties, particularly in Florida, and not in acquiring the entire company. At the conclusion of that meeting, our management offered to provide Party A with additional financial information regarding those Florida properties and offered to arrange site visits. This information was provided, and Party A visited certain of the Florida properties. In subsequent meetings, Party A made no substantive offers regarding any of our properties and made no further proposals regarding a business combination with us.

In January 2005, Mr. Whetsell met with the President and Chief Executive Officer of a publicly-traded real estate investment trust, which we will refer to as Party B, at the Americas Lodging Investment Summit in Los Angeles at which the potential for a business combination between MeriStar and Party B was discussed.

On January 18, 2005, Mr. Whetsell had a meeting with a representative of a major real estate private equity fund, which we will refer to as Party C, at which Mr. Whetsell and Party C discussed certain properties which MeriStar was marketing for sale. At that meeting, Party C also expressed some interest in potentially acquiring MeriStar. On February 14, 2005, Party C signed a confidentiality agreement with us. Thereafter, we provided information to Party C with respect to the properties that we were marketing for sale at that time, and Party C proceeded to evaluate the properties. In early March, Party C advised Mr. Whetsell that Party C would not submit an offer for any individual asset.

In early 2005, we also had brief discussions with various other lodging real estate investment trusts regarding potential strategic transactions, none of which proceeded beyond exploratory conversations.

On March 15, 2005, we signed a confidentiality agreement with Party B regarding a possible transaction and thereafter provided it with financial information.

At the meeting of the Industry Real Estate Financing Advisory Council of the American Hotel & Motel Association in New York City on April 19, 2005, Mr. Whetsell met with the President and CEO of a publicly-traded REIT, which we will refer to as Party D. Party D expressed an interest in a possible business combination with MeriStar. At that same IREFAC meeting, Mr. Whetsell had a further conversation with representatives of Party B regarding a potential business combination with us.

At the regularly scheduled April 26, 2005 board meeting Mr. Whetsell updated the board on the discussions regarding potential transactions, and on changes to the strategic plan.

On May 19, 2005, the President and CEO of Party D met with Mr. Whetsell in Washington, D.C. to discuss the potential business combination. The next day, May 20, 2005, we signed a confidentially agreement with Party D. Over the next several months, Lehman Brothers provided certain financial information to Party D.

At the regularly scheduled board meeting on July 21, 2005, the progress of the strategic plan was discussed.

On August 17, 2005, Mr. Whetsell had a meeting in Washington, D.C. with representatives of a private real estate investment firm, which we will refer to as Party E, and representatives of Party E’s financial advisor, who had requested the meeting. At that meeting, Party E expressed an interest in possibly acquiring MeriStar. When Mr. Whetsell inquired as to the financial capability of Party E to complete such a transaction, he was told that while Party E itself had the financial ability to complete such an acquisition, it would seek additional financial partners. On August 18, 2005, we signed a confidentiality agreement with Party E, and Lehman Brothers started providing certain information to Party E’s financial advisor. On September 7, 2005, Mr. Whetsell again met with representatives of Party E to discuss the possible acquisition.

In early September 2005, Mr. Whetsell had several telephone conversations with the President and CEO of Party D to discuss the potential business combination with Party D.

On September 19, 2005, Mr. Whetsell met in Washington, D.C. with a representative of Party C, at the request of that representative. At that meeting, Party C’s representative indicated that Party C again had an interest in acquiring us. Party C’s representative informed Mr. Whetsell that Party C would be joining with another private real estate fund, which we will refer to as Party F, to consider the potential acquisition of MeriStar.

On September 21, 2005, Mr. Whetsell had another telephone conversation with a representative of Party E regarding a possible transaction with us. After this telephone call, we sent additional information to Party E on September 22 and September 30, 2005. Mr. Whetsell made calls to each of the board members during this time to advise them of Party E’s interest in acquiring MeriStar.

There were several conversations in late September and early October between a representative of Party F and Mr. Whetsell to discuss the proposed transaction with Parties C and F.

On September 28, 2005, at the Lodging Conference in Phoenix, Arizona, Mr. Whetsell met with Party D’s President and CEO, Party D’s Chief Operating Officer and a representative of Party D’s financial advisor. Party D’s President and CEO discussed the merits of a stock-for-stock versus a cash offer for MeriStar. Because of the need to raise substantial equity in the market or to bring in other financial partners for a cash transaction, Party D decided that a stock offer was preferable. Between October 1, 2005 and October 10, 2005, financial information was provided to Party D by Lehman Brothers.

Meanwhile, Lehman Brothers also had numerous conversations with the President and CEO and other representatives of Party B between October 1 and October 15, 2005 and supplied Party B certain additional financial information about us.

On October 10, 2005, MeriStar signed a confidentiality agreement with Party D with respect to Party D’s financial information and received certain financial information from Party D. Between October 17, 2005 and October 21, 2005, there were several telephone conversations between Party D’s President and CEO and Mr. Whetsell regarding the proposed transaction.

On October 17, 2005, Mr. Whetsell received a telephone call from representatives of Parties C, E and F advising him that Parties C, E and F were interested in making a joint cash offer for MeriStar. Mr. Whetsell made individual calls to various board members to advise them of this development. On October 18, 2005, Mr. Whetsell and Bruce G. Wiles, our President and Chief Operating Officer, together with representatives of Paul, Weiss and Lehman Brothers, met in New York City with Parties C, E and F and their outside counsel to discuss the potential offer and a potential time frame for negotiations, due diligence and documentation, although no offer was made at that meeting.

On October 23, 2005, Party D’s President and CEO, in a telephone conversation with Mr. Whetsell, orally outlined the terms of a proposed transaction between Party D and MeriStar. Party D proposed a stock-for-stock tax free merger that would have resulted in an $8.93 per share valuation for MeriStar. The closing price of our common stock was $8.59 per share on the previous trading day, October 21, 2005. A full presentation outlining Party D’s offer prepared by its financial advisor was received by Mr. Whetsell the next day. During September and October, Mr. Whetsell kept our board members apprised of his conversations with Party D through individual calls.

On October 24, 2005, Parties C, E and F made a preliminary written proposal to acquire us for cash equal to $9.50 per outstanding share of our common stock and outstanding unit of limited partner interest in MeriStar Operating Partnership. The proposal also set forth various other terms, including the amount of expected equity and debt financing, the expected treatment of our outstanding debt securities and that the proposal was conditioned on the completion of due diligence. The proposal was not subject to a financing condition. Parties C, E and F asked for an exclusivity period until November 21, 2005 to complete certain due diligence.

On October 25, 2005, at a regularly-scheduled meeting, our board of directors considered the cash merger proposal of Parties C, E and F and the stock-for-stock merger proposal of Party D. Representatives of Paul, Weiss and Lehman Brothers also attended this meeting. Mr. Whetsell outlined both potential transactions and Lehman Brothers made a presentation to the board with respect to its preliminary valuation of MeriStar. There were extensive discussions by the members of the board with respect to the merits of entering into a business combination transaction versus continuing with our strategic plan. Our management and Lehman Brothers provided the board members with financial information and sensitivity analysis models on the stand-alone forecasts. After extended discussion, the board determined that it would consider a stock-for-stock merger, but it preferred a sale of MeriStar for an all cash price because an all cash transaction at the same value would provide a better risk-adjusted return for our stockholders. The board of directors asked management to go back to both parties to further negotiate both offers.

On October 25 and October 26, 2005, Mr. Whetsell had telephone conversations with a representative of Parties C, E and F and with a representative of Party D. On October 26, 2005, Parties C, E and F agreed to increase their offer to $9.65 per share and unit in cash. Mr. Whetsell informed Party D of the increased offer from Parties C, E and F, but Party D’s proposal remained unchanged.

On October 27, 2005, the board held another meeting and authorized management to pursue the offer of Parties C, E and F. On October 28, 2005, we executed an agreement granting Parties C, E and F a period of exclusivity through November 21, 2005. Party D was advised that we had entered into the exclusivity agreement with Parties C, E and F in a telephone call by Mr. Whetsell to Party D’s President and CEO on October 31, 2005.

Beginning on October 30, 2005, representatives of Parties C, E and F conducted business level and legal due diligence at our offices. On November 2, 2005, representatives of Parties C, E and F, accompanied by representatives of MeriStar, commenced property-level due diligence. During this period, legal counsel for both sides began negotiating a definitive merger agreement. Mr. Whetsell periodically advised the board of the progress of due diligence and negotiation of the definitive merger agreement.

On Friday, November 11, 2005, an article appeared in Hotel Business on-line discussing the potential transaction between us and Parties C, E and F. MeriStar’s common stock rose approximately 13% that day to close at $9.85. Mr. Whetsell made calls to the board members to advise them of this development and also discussed it with the representatives of Parties C, E and F. It was determined by all parties to move ahead with the due diligence and contract negotiations.

On November 16, 2005, Messrs. Whetsell and Wiles received a call from Parties C, E and F indicating that they were not prepared to proceed with the transaction at the negotiated price. On November 17, 2005, Mr. Whetsell called all board members individually to advise them that all negotiations with Parties C, E and F had terminated.

In mid-December 2005, Mr. Whetsell received a call from Party B’s financial advisor indicating that Party B could have an interest in joining with another publicly-traded lodging real estate investment trust, which we will refer to as Party G, to make an offer for MeriStar. Mr. Whetsell had a telephone conversation on December 13, 2005 with Party B to discuss this possibility and on December 14, 2005, a confidentiality agreement with Party G was signed. Lehman Brothers provided Party G with certain financial information during the last two weeks of December, 2005. There were several subsequent telephone conversations between Mr. Whetsell and Party B’s financial advisor. There was no further communication with Parties B and G after the end of 2005, and Parties B and G never submitted a joint proposal for a business combination with us.

In early January, 2006, we received two unsolicited expressions of interest regarding a potential acquisition of MeriStar. On January 3, 2006, Mr. Whetsell received a call from Jonathan D. Gray, Senior Managing Director of The Blackstone Group. On January 5, 2006, Mr. Whetsell received a call from a representative of a private hospitality investment, development and management company, which we will refer to as Party H.

After receiving the call from Mr. Gray, a confidentiality agreement between MeriStar and Blackstone was signed on January 6, 2006. After the confidentiality agreement was signed, Lehman Brothers provided certain MeriStar information to Blackstone. Mr. Whetsell had several conversations with a representative of Bear, Stearns & Co. Inc., Blackstone’s financial advisor, to discuss the information provided by Lehman Brothers.

During his call with Mr. Gray on January 3, 2006, and on several subsequent calls with a representative of Bear Stearns, Mr. Whetsell expressed his concern about entering into extensive negotiations again so soon after negotiations with another party had terminated because of the potential disruption to our business. Given that Blackstone had also expressed an interest in a smaller portfolio of assets which we were marketing for sale in Florida, Mr. Whetsell asked Blackstone to concentrate on potentially acquiring those properties rather than the entire company. On January 13, 2006, Mr. Whetsell and Mr. Gray had a telephone conversation during which Blackstone agreed to focus on potentially acquiring the Florida portfolio.

On January 17, 2006, Blackstone submitted to us a term sheet for the purchase of the Florida properties. On January 18, 2006, we provided Blackstone additional information, and Blackstone commenced due diligence on the Florida properties.

As a follow-up to the January 5, 2006 call from a representative of Party H, Mr. Whetsell had a telephone call on January 18, 2006 with representatives of Party H and representatives of another private real estate investment firm, which we will refer to as Party I, to discuss a possible acquisition of MeriStar. On January 20, 2006, we received a preliminary letter of interest from Parties H and I outlining the terms under which they would like to pursue a transaction to acquire all of the outstanding shares of our common stock and each outstanding unit of limited partner interest in MeriStar Operating Partnership for $10.00 per share or unit in cash.

The closing price of our common stock was $9.73 on January 19, 2006, the last trading day prior to the date we received the preliminary letter of interest. The letter outlined numerous assumptions made in arriving at the all cash offer price (including assumptions regarding the refinancing, assumption and/or retirement of our debt, capital expenditures, employee severance and change of control costs, management termination fees, hurricane insurance proceeds, the sale values of certain assets being marketed and certain financial metrics) and asked that a confidentiality agreement between the parties be signed so that non-public information could be provided. On January 23, 2006, Mr. Whetsell had a telephone call with representatives of Parties H and I to discuss the letter. On January 24, 2006, representatives of Lehman Brothers met with representatives of Parties H and I to discuss their interest in acquiring MeriStar.

On January 25, 2006, Mr. Whetsell and management provided a detailed analysis of the Florida property sale to our board of directors. On January 29, 2006, a board meeting was held to review the Blackstone offer for the Florida properties. The board unanimously approved the transaction. After approving the sale of the Florida properties, the board members went into executive session, at which time Mr. Whetsell discussed the proposal from Parties H and I and expressed his opinion that Blackstone was still interested in acquiring MeriStar. The board members then discussed at length the possible sale of MeriStar. At the conclusion of this discussion, the board authorized Mr. Whetsell to continue conversations with Parties H and I and Blackstone.

On January 30, 2006, Mr. Whetsell had a follow-up conversation with the President and Chief Executive Officer of Party H. Later that day, Lehman Brothers sent Parties H and I a confidentiality agreement, which was executed the next day. On January 31, 2006, Parties H and I submitted a due diligence request list to Lehman Brothers. That same day, Lehman Brothers started providing information about us to Parties H and I.

On January 31, 2006, Mr. Whetsell met with Mr. Gray and Kenneth A. Caplan, a Managing Director of The Blackstone Group, in New York City to further explore Blackstone’s interest in acquiring MeriStar. Mr. Gray informed Mr. Whetsell that Blackstone remained interested in pursuing an acquisition of MeriStar but that further information was required before a final determination could be made. On February 2, 2006, Blackstone sent us a list of additional due diligence items that it needed to evaluate a possible acquisition of MeriStar.

On February 3, 2006, Mr. Whetsell received a call from several representatives of Parties H and I to follow up on the information we had already provided and request additional information. We and Lehman Brothers continued to provide the requested information.

From February 2 through February 11, 2006, there were numerous telephone calls and exchanges of due diligence information by our representatives, representatives of Lehman Brothers and representatives of Blackstone. During this time, Mr. Whetsell made individual calls to various board members to advise them of the potential transactions with Blackstone and Parties H and I.

On February 7, 2006, Mr. Whetsell spoke with the President and Chief Executive Officer of Party H at a function in northern Virginia to which they had both been invited and further discussed the merits of a transaction and the subsequent steps to be taken. During the period from February 8, 2006 through February 16, 2006, there were several conversations among Mr. Whetsell, representatives of Parties H and I and representatives of Lehman Brothers. During this same period, Lehman Brothers provided Parties H and I additional due diligence information about us.

On February 13, 2006, there were several calls between Mr. Whetsell and a representative of Bear Stearns to discuss the proposed offer by Blackstone. During those calls, the representative of Bear Stearns, on behalf of Blackstone, made an initial offer to acquire all of the outstanding shares of our common stock and each outstanding unit of limited partner interest in MeriStar Operating Partnership for $10.00 per share or unit in cash. After a series of subsequent discussions that evening among Mr. Whetsell and the representative of Bear Stearns, Blackstone increased its offer to $10.45 per share or unit in cash with no financing condition. The closing price of our common stock was $9.80 on February 10, 2006, the last trading day prior to the date we received

Blackstone’s $10.45 per share or unit offer. On February 14, 2006, Mr. Whetsell consulted with representatives of Lehman Brothers regarding the offer. During February 14 to 15, Mr. Whetsell also apprised each of our board members of these discussions.

On February 14, 2006, Mr. Whetsell and Mr. Gray had a telephone call to discuss the possible process by which Blackstone would complete its due diligence and execute a definitive agreement to acquire us. During this call, Mr. Whetsell and Mr. Gray agreed that in order to acquire us Blackstone would need to complete its due diligence and execute a definitive agreement by February 21, 2006.

During the period of February 13, 2006 to February 20, 2006, Blackstone and Bear Stearns conducted due diligence with members of our management. Blackstone’s outside counsel, Simpson Thacher & Bartlett LLP, proceeded with legal due diligence.

During the week of February 13, Lehman Brothers, on behalf of MeriStar, communicated several times to Parties H and I that, in light of the existence of another interested party, which was progressing quickly towards an acquisition, they should produce a written offer that represented their “best and final” offer, with minimum possible conditions and assumptions.

On February 16, 2006, Simpson Thacher provided Paul, Weiss with a draft merger agreement.

In response to the requests from Lehman Brothers for its “best and final” offer, on February 17, 2006, we received another letter from Parties H and I. They proposed a price of $10.00 per share or unit, the same price proposed by them on January 20, 2006. The letter indicated that the price was based on various assumptions (including assumptions regarding the refinancing, assumption and/or retirement of our debt, capital expenditures, employee severance and change of control costs). In addition, Parties H and I requested an additional two-week due diligence period. While the letter was accompanied by a “highly confident” letter from a financial institution, Parties H and I had not obtained any committed financing.

From February 17 until February 20, outside legal advisors to MeriStar and Blackstone negotiated the draft merger agreement on behalf of the parties.

On Sunday, February 19, 2006, a special meeting of our board of directors was held in New York City at the offices of Paul, Weiss to consider the proposed merger agreement with affiliates of Blackstone and the proposal from Parties H and I. Representatives of Paul, Weiss, Lehman Brothers and Venable LLP, our Maryland legal counsel, participated in the meeting. Our senior management also participated in the meeting as well. During the meeting, a representative of Venable reviewed the directors’ legal obligations to MeriStar and its stockholders in considering a business combination or a sale of the company. Mr. Whetsell, having distributed copies of the proposal letter from Parties H and I, summarized the terms of the acquisition proposal received from Parties H and I. He also summarized the proposal from Blackstone and the status of the negotiations with both parties. He also reiterated for the board the history of the negotiations with other potential suitors over the preceding several years. Representatives from Lehman Brothers followed with a presentation on key transaction considerations and our efforts to seek potential partners with the resources to complete a strategic transaction with us and our responses to the various acquisition proposals. Lehman Brothers’ presentation included an analysis of our balance sheet and valuations of MeriStar based on various methodologies. Mr. Whetsell also briefly summarized for the board MeriStar’s stand-alone strategic plan (which had been most recently discussed by the board in meetings on December 13, 2005 and January 29, 2006), given industry trends and market conditions.

After the presentations, the board discussed at length the merits of the two proposals as well as the merits of the stand-alone strategic plan, in light of the lengthy process engaged in by MeriStar to seek potential strategic transaction partners. At the conclusion of this discussion, the board opted to consider the details of the Blackstone proposal. Representatives from Paul, Weiss then summarized the terms of the then-current draft of the merger agreement and ancillary agreements, including conditions to closing and the absence of a financing condition, non-solicitation provisions, termination provisions, interim operating covenants, termination fees and expenses and the guarantee by Blackstone Real Estate Partners V L.P., and the structure and financing of the proposed Blackstone transaction. Mr. Whetsell concluded the presentations to the board with management’s analysis of the proposed Blackstone transaction and with management’s recommendation that we proceed with the transaction. The board then discussed at length the terms of the proposed transaction and its various positive and negative aspects and concluded that MeriStar should proceed towards finalizing the merger agreement with Blackstone.

On the afternoon of February 20, 2006, the board of directors convened another special meeting to further consider the Blackstone acquisition proposal. A draft of the merger agreement had previously been circulated to the directors. Once again, the entire board of directors participated in the meeting. Representatives of Paul, Weiss and Venable, Lehman Brothers and various members of management also participated in the meeting. Mr. Whetsell provided an update on the status of our negotiations with Blackstone. He noted that no substantive issues remained outstanding between us and Blackstone and that he expected a merger agreement could be finalized that evening, if the board were to approve the merger. Paul, Weiss advised that no material changes had been made to the agreement from the version described to the board in the previous day. Mr. Whetsell also reported that Blackstone had obtained a satisfactory financing commitment. Lehman Brothers delivered its oral opinion (subsequently confirmed in writing) that, as of such date, from a financial point of view, the consideration proposed to be paid to the stockholders of MeriStar in the proposed merger was fair to our stockholders and the consideration to be offered to the unit holders of MeriStar Operating Partnership in the proposed merger was fair to the unitholders. Considerable discussion concerning the transaction then again ensued. After its deliberations, MeriStar’s board of directors, among other things, unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and declared the merger advisable and in the best interest of MeriStar and its stockholders and resolved to recommend that our stockholders vote to approve the merger and the other transactions contemplated by the merger agreement. Separately, the board of directors, on behalf of MeriStar as the general partner of MeriStar Operating Partnership, approved the partnership merger. Certain of the factors considered by the board are described in greater detail under the heading “MeriStar’s Reasons for the Mergers; Recommendation of the Board of Directors.”

Later that evening, MeriStar and Blackstone executed the merger agreement. Before the market opened on February 21, 2006, the parties issued a joint press release announcing the execution of the merger agreement.

MeriStar’s Reasons for the Merger

In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend approval of the merger and other transactions contemplated by the merger agreement to our stockholders, MeriStar’s board of directors consulted with our management, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors which MeriStar’s board of directors viewed as supporting its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend approval of the merger and the other transactions contemplated by the merger agreement to our stockholders:

•	the historically high multiples of EBITDA at which shares of MeriStar common stock and the stock of other public lodging REITs have been trading and the risk that such multiples might not continue to be sustained, and that as a result of a contraction in such multiples, the price of shares of MeriStar common stock might remain flat or decline regardless of any improvement in operating results we might achieve through the implementation of our strategic business plan;

•	the current and historical market prices of shares of MeriStar common stock, and the fact that the cash merger consideration of $10.45 per share of MeriStar common stock represented a 20% premium over the closing price on November 10, 2005, the last trading day prior to the initial release of published reports regarding a potential acquisition of MeriStar;

•	the risks and uncertainty in implementing our strategic business plan, and that although MeriStar has continued to make steady progress on the execution of its strategic business plan, the premium represented by the merger consideration provided more value for our stockholders on a current basis than the risk-adjusted value that continuing efforts to fulfill the goals set forth in the strategic business plan would offer;

•	our financial condition, including our substantial leverage and limited free cash flow, and the restrictions contained in our debt agreements place on our ability to make adequate investments to maintain or improve the competitive position of our properties, to make acquisitions of new properties or to invest in joint ventures on an accretive basis;

•	challenges in competing for properties to acquire against private equity funds, other lodging REITs and other competitors with greater access to capital, stronger balance sheets and/or fewer leverage restrictions as to amount and type of debt;

•	our being a REIT with comparatively small capitalization, which limits our growth opportunities;

•	uncertainties with respect to future capital expenditure and property improvement requirements that might be imposed by franchisors and the sources of financing of such capital expenditures;

•	the high probability that the mergers would be completed, based on, among other things, The Blackstone Group’s proven ability to complete large acquisition transactions on the agreed terms (including the acquisitions of a number of other large public lodging companies), The Blackstone Group’s extensive experience in the lodging industry as one of the largest owners of hotels in the United States, the lack of a financing condition, and Blackstone Real Estate Partners V L.P.’s $200.0 million guarantee of the acquisition entities’ obligations under the merger agreement;

•	as discussed above under the heading “—Background of the Merger” beginning on page 16, in addition to the merger agreement, the extensive efforts made by us and our advisors over the past several years to consider and evaluate a broad range of potential strategic transactions;

•	the relatively inflexible nature (including the lack of call provisions and the presence of significant covenant restrictions) and high interest cost of a substantial portion of our debt and the significant cost that we would incur if we were to attempt to refinance that debt;

•	as we have reduced the size of our hotel portfolio, our overhead costs (such as general and administrative costs, management expense and public company costs) have had and would continue to have an increasingly negative impact on our financial results;

•	the terms and conditions of the merger agreement, which were reviewed by our board of directors with our financial and legal advisors and the fact that such terms were the product of arm’s-length negotiations between the parties;

•	the financial presentation of Lehman Brothers, including its opinion dated February 20, 2006, to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in the opinion, the $10.45 per share merger consideration to be offered to the holders of shares of MeriStar common stock and holders of units of limited partner interests in MeriStar Operating Partnership pursuant to the merger agreement was fair from a financial point of view to such stockholders and unitholders (see “—Opinion of Lehman Brothers Inc.” beginning on page 26);

•

the ability, under the merger agreement, under certain circumstances, to consider and respond to an unsolicited written bona fide takeover proposal, and if, after consultation with its advisors, the board of directors determines that such takeover proposal constitutes a superior proposal to the mergers and Alcor Holdings chooses not to negotiate improvements to its offer to make it superior, the ability to terminate the merger agreement upon the payment to Alcor Holdings of a termination fee of $21.0 million plus reimbursement of expenses up to $5.0 million (see “The Merger Agreement—Termination” and “The Merger Agreement—Fees and Expenses”);

•	the fact that the transaction is a purchase of MeriStar as a whole;

•	the fact that the all cash merger consideration will provide our stockholders with immediate fair value, in cash, for their investment in our stock; and

•	the merger is subject to the approval of our stockholders.

Our board of directors also considered the following potentially negative factors in its deliberations concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement:

•	as a result of the merger, our stockholders will not participate in any future earnings growth and will not receive any appreciation in the value of MeriStar or its hotel portfolio;

•	the fact that an all cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the mergers are contingent on us making offers to purchase and successfully soliciting consents from a majority of holders of two series of MeriStar Operating Partnership’s senior notes;

•	the possibility that the $21.0 million termination fee and reimbursement of expenses up to $5.0 million payable by us to Alcor Holdings upon the termination of the merger agreement may discourage other potential bidders from making a competing bid to acquire us;

•	the failure to complete the merger may cause substantial damage to MeriStar’s relationships with hotel brands, management companies and customers and may divert management and employee attention from the day-to-day management of the business and lead to employee attrition;

•	our inability to take action to cause specific performance or require Alcor Holdings to complete the mergers, and our exclusive remedy for Alcor Holdings’ failure to complete the mergers being to seek damages up to the amount of Blackstone Real Estate Partners V L.P.’s $200.0 million guarantee;

•	some MeriStar executive officers and directors having other interests in the merger that are in addition to their interests as MeriStar stockholders, including under employment agreements with MeriStar, the terms of which would entitle certain executives to specific compensation and benefits if prescribed events occur following the merger (See “Interests of MeriStar’s Directors, Executive Officers and Certain Other Persons in the Mergers” beginning on page 34); and

•	the restrictions on the conduct of our business prior to the completion of the merger, which require us to conduct our business in the ordinary course consistent with past practice, subject to specific limitations, delaying or preventing us from undertaking business opportunities that may arise pending completion of the merger.

The foregoing discussion of the factors considered by MeriStar’s board of directors is not intended to be exhaustive, but rather includes the material factors considered by MeriStar’s board of directors. In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, MeriStar’s board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. In the event the merger is not completed for any reason, we expect to continue to pursue our strategic plan with the intention of delivering further improvement in our financial results and enhanced stockholder value.

Recommendation of the Board of Directors

After careful consideration, our board of directors, by unanimous vote, has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of MeriStar and our stockholders. Our board of directors recommends that you vote “FOR” the approval of the merger and the other transactions contemplated by the merger agreement.

Opinion of Lehman Brothers Inc.

In accordance with an engagement letter, dated February 19, 2006, MeriStar formally retained Lehman Brothers to act as its financial advisor in connection with the mergers because of its expertise and reputation and because its investment banking professionals have substantial experience in transactions comparable to the mergers. On February 20, 2006, Lehman Brothers rendered its oral fairness opinion, subsequently confirmed in writing, to MeriStar’s board of directors that as of such date and, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, from a financial point of view, (i) the consideration to be offered to the stockholders of MeriStar in the merger is fair to such stockholders and (ii) the consideration to be offered to the unitholders of MeriStar Operating Partnership in the partnership merger is fair to such unitholders.

THE FULL TEXT OF LEHMAN BROTHERS’ WRITTEN FAIRNESS OPINION, DATED FEBRUARY 20, 2006, IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT. YOU SHOULD READ THE LEHMAN BROTHERS OPINION FOR A DISCUSSION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

Lehman Brothers’ opinion was provided to the board of directors of MeriStar in connection with its evaluation of the proposed merger agreement with affiliates of The Blackstone Group, and is not intended to be, and does not constitute, a recommendation to any MeriStar stockholder as to how such stockholder should vote or act with respect to any matters relating to the proposed merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, MeriStar’s underlying business decision to proceed with or effect the merger. Lehman Brothers has consented to the inclusion of and references to its opinions in this proxy statement.

In arriving at its fairness opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the merger agreement and the principal proposed terms of the proposed transaction;

•	publicly available information concerning MeriStar and MeriStar Operating Partnership, including each of MeriStar’s and MeriStar Operating Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	financial and operating information with respect to the business, operations and prospects of MeriStar and MeriStar Operating Partnership furnished to Lehman Brothers by MeriStar, including, without limitation, MeriStar management’s projections of future financial performance of MeriStar and MeriStar Operating Partnership;

•	the trading history of MeriStar’s common stock from February 14, 2003 to February 15, 2006;

•	a comparison of the historical financial results and present financial condition of MeriStar and MeriStar Operating Partnership with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the proposed transactions with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

•	published estimates of third party research analysts with respect to the future financial performance of MeriStar; and

•	the results of MeriStar’s efforts to solicit indications of interest from interested parties with respect to a sale of all or part of MeriStar and MeriStar Operating Partnership.

In addition, Lehman Brothers had discussions with the management of MeriStar concerning the business, operations, assets, liabilities, financial condition and prospects of MeriStar and MeriStar Operating Partnership and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its fairness opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of MeriStar that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of MeriStar and MeriStar Operating Partnership, upon advice of MeriStar, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of MeriStar as to the future financial performance of MeriStar and that MeriStar and MeriStar Operating Partnership would perform substantially in accordance with such projections. In arriving at its fairness opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of MeriStar and MeriStar Operating Partnership and did not make or obtain any evaluations or appraisals of the assets or liabilities of MeriStar and MeriStar Operating Partnership. In addition, MeriStar did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or part of MeriStar and MeriStar Operating Partnership. Lehman Brothers did review the results of MeriStar’s efforts to solicit indications of interest from third parties with respect to a sale of all or part of MeriStar. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

In connection with the preparation and delivery of its fairness opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of MeriStar. None of MeriStar, MeriStar Operating Partnership, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of MeriStar’s assets do not purport to be appraisals or to reflect the prices at which MeriStar’s assets actually may be sold.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its fairness opinion to the board of directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers’ fairness opinion.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers reviewed and compared specific financial and operating data relating to MeriStar and MeriStar Operating Partnership with selected companies that Lehman Brothers deemed generally comparable to MeriStar. Lehman Brothers considered a number of criteria in selecting a universe of public lodging companies which it deemed to be generally comparable to MeriStar. None of the companies selected in the public trading multiples analysis is identical to MeriStar. The companies selected by Lehman Brothers were:

• Host Marriott Corporation	• Equity Inns, Inc.
• FelCor Lodging Trust, Inc.	• Innkeepers USA Trust
• Sunstone Hotel Investors, Inc.	• Highland Hospitality Corporation
• LaSalle Hotel Properties	• Winston Hotels, Inc.
• Strategic Hotel Capital, Inc.	• Ashford Hospitality Trust, Inc.

For each comparable company, Lehman Brothers reviewed the selected companies’ multiples of enterprise value to 2006 and 2007 estimated earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA.” In its analysis, Lehman Brothers utilized a MeriStar EBITDA projection which excluded any contribution from five non-core assets MeriStar was in the process of selling, which we refer to as the non-core assets, and subtracted MeriStar’s estimated insurance proceeds and estimated proceeds from the non-core asset sales from MeriStar’s net debt.

To calculate trading multiples, Lehman Brothers calculated the enterprise value of the selected companies based on publicly available financial information through the twelve months ended December 31, 2005 and closing share prices of the selected companies as of February 15, 2006. To calculate 2006 and 2007 estimated EBITDA of the selected companies, Lehman Brothers used the projections for the selected companies contained in selected Wall Street equity research reports. The tables below summarize the results of this analysis as of February 15, 2006:

Comparable Companies	Low	High	Mean	Median
Enterprise Value to Forecasted 2006 EBITDA	10.7x	13.8x	12.2x	11.9x
Enterprise Value to Forecasted 2007 EBITDA	9.0x	12.3x	10.8x	10.8x

The comparable company valuation methodology yielded an implied equity value per share range for MeriStar’s common stock and MeriStar Operating Partnership’s units of $9.25 to $11.00, based upon a 2006 projected EBITDA multiple range of 11.0x to 12.0x and a 2007 projected EBITDA multiple range of 10.0x to 11.0x. Lehman Brothers noted that the $10.45 per share or unit offered in the transaction falls within this range.

Because of the inherent differences between the business, operations, financial conditions and prospects of MeriStar and the business, operations, financial conditions and prospects of the selected companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of MeriStar and the selected companies that would affect the public trading values of each.

Comparable Transactions Analysis

Lehman Brothers conducted a comparable transaction analysis to assess how similar other transactions were valued within the lodging sector. Lehman Brothers reviewed certain publicly available information related to these transactions to calculate the mean and median multiples of projected EBITDA. In its analysis, Lehman Brothers utilized a MeriStar EBITDA projection which excluded any contribution from the non-core assets expected to be sold and subtracted MeriStar’s estimated insurance proceeds and estimated proceeds from the non-core asset sales from MeriStar’s net debt.

Lehman Brothers considered a number of criteria in selecting transactions involving companies and portfolios of hotel assets in the lodging industry which Lehman Brothers deemed generally comparable to

MeriStar and the mergers. Lehman Brothers selected and analyzed the following nine transactions within the lodging sector which were announced from April 1999 to November 2005:

Acquirer	Target

Host Marriott Corporation	Portfolio of 38 full-service hotels from Starwood Hotels and Resorts Worldwide, Inc.

JQH Acquisition LLC	John Q. Hammons Hotels, Inc.

DiamondRock Hospitality Company	Portfolio of 4 full-service hotels from Capital Hotel Investments LLC

Sunstone Hotel Investors, Inc.	Portfolio of 6 Renaissance branded hotels from Marriott International, Inc.

The Blackstone Group	Boca Resorts, Inc.

CNL Hospitality Properties, Inc.	KSL Recreation Corporation

CNL Hospitality Properties, Inc.	RFS Hotel Investors, Inc.

FelCor Lodging Trust, Inc.	MeriStar Hospitality Corporation

SHP Acquisition LLC	Sunstone Hotel Investors, Inc.

The estimated projected year forward EBITDA multiples for the selected transactions ranged from 8.7x to 12.9x, with a mean of 10.4x and a median of 10.3x.

However, because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations, financial condition and prospects of MeriStar, on the one hand, and the business, operations, financial condition and prospects of the companies and hotel assets included in the comparable transactions on the other hand, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of MeriStar and such acquired companies and hotel assets.

Lehman Brothers also reviewed individual hotel asset transactions within the lodging sector and considered a number of criteria in selecting individual hotel asset transactions it deemed generally comparable to MeriStar’s owned properties. Lehman Brothers selected and analyzed the following 13 individual hotel asset transactions which were announced between October 2003 and January 2006:

Acquirer	Target Property

Sunstone Hotel Investors, Inc.	Hilton Times Square

Sunstone Hotel Investors, Inc.	San Diego Marriott Del Mar

Ashford Hospitality Trust, Inc.	Hyatt Dulles Airport

Host Marriott Corporation	Hyatt Regency Washington D.C.

Sunstone Hotel Investors, Inc.	Century Plaza Hotel and Spa

Strategic Hotel Capital, Inc.	Ritz-Carlton Half Moon Bay

DiamondRock Hospitality Company	Vail Marriott Mountain Resort

Ashford Hospitality Trust, Inc.	Hilton Santa Fe

Strategic Hotel Capital, Inc.	InterContinental Chicago and Miami (2 Assets)

Host Marriott Corporation	Fairmont Kea Lani Maui

MeriStar Hospitality Corporation	Marriott Irvine

MeriStar Hospitality Corporation	Ritz-Carlton, Pentagon City

Host Marriott Corporation	Hyatt Regency Maui Resort

The estimated projected year forward EBITDA multiples for the selected individual hotel asset transactions ranged from 9.2x to 12.8x, with a mean of 11.1x and a median of 11.2x.

Based on these comparable transactions, Lehman Brothers selected a range of estimated projected year forward EBITDA multiples of 10.5x to 11.5x applied to management’s estimated 2006 EBITDA, implying an equity value per share range for MeriStar’s common stock and MeriStar Operating Partnership’s units of $8.25 to $10.00. Lehman Brothers noted that the $10.45 per share or unit offered in the transaction is above this range.

However, because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations, financial condition and prospects of MeriStar, on the one hand, and the business, operations, financial condition and prospects of the companies and hotel assets included in the comparable transactions on the other hand, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of MeriStar and such acquired companies and hotel assets.

Leveraged Buyout Analysis

Lehman Brothers performed a discounted cash flow analysis for MeriStar assuming a purchase of MeriStar by a private buyer in a leveraged buyout. Lehman Brothers utilized the financial projections provided by the management of MeriStar in performing its leveraged buyout analysis. The cash flow projections Lehman Brothers utilized included MeriStar’s estimated insurance proceeds and estimated proceeds from non-core asset sales.

Lehman Brothers calculated unlevered free cash flows through 2010, then, to arrive at cash flows to equity, Lehman Brothers subtracted interest expense calculated assuming that the private buyer could borrow floating rate debt at the London Interbank Offered Rate, the rate charged by one bank to another for lending money, plus 2.25%. Lehman Brothers performed its analysis assuming the private buyer would pay estimated transaction costs of $179 million, which includes estimated costs to tender for MeriStar’s public bonds, mortgage defeasance costs, severance costs and other related transaction expenses.

In conducting this analysis, Lehman Brothers assumed terminal EBITDA multiples of 9.5x to 10.5x and assumed that the acquisition was financed with 15% equity and 85% debt. Lehman Brothers assumed that a minimum internal rate of return ranging from the high teens to low twenties on equity invested during a five-year period would be required by a financial acquirer.

The leveraged buyout valuation methodology yielded an implied equity value per share range for MeriStar’s common stock and MeriStar Operating Partnership’s units of $7.50 to $8.50. Lehman Brothers noted that the $10.45 per share or unit offered in the transaction is above this range.

Discounted Cash Flow Analysis

As part of its analysis, Lehman Brothers prepared a discounted cash flow model utilizing financial operating projections prepared by the management of MeriStar to determine the fully diluted equity value per share for MeriStar’s common stock. The cash flow projections Lehman Brothers utilized included MeriStar’s estimated insurance proceeds and estimated proceeds from non-core asset sales. In its discounted cash flow analysis, Lehman Brothers utilized a weighted average cost of capital range of 10.0% to 11.0% and a terminal valuation range of 9.5x to 10.5x 2010 projected EBITDA.

The discounted cash flow valuation methodology yielded an implied equity value per share range for MeriStar’s common stock and MeriStar Operating Partnership’s units of $9.50 to $11.25. Lehman Brothers noted that the $10.45 per share or unit offered in the transaction falls within this range.

Premiums Paid Analysis

Lehman Brothers conducted a premiums paid analysis to assess how similar transactions were valued. Lehman Brothers reviewed certain publicly available information related to comparable transactions to calculate the amount of the premiums paid by acquirers to the acquired companies’ stockholders. Lehman Brothers selected and analyzed the following 11 public REIT transactions announced over the last 18 months:

Acquirer	Target REIT
LBA Realty Fund LP	Bedford Property Investors, Inc.

GE Commercial Finance Real Estate	Arden Realty, Inc.

CalEast Industrial Investors, LLC	CenterPoint Properties Trust

Prime Property Fund	AMLI Residential Properties Trust

CDP Capital-Financing, Inc.	CRIIMI MAE, Inc.

DRA Advisors, LLC	Capital Automotive REIT

DRA Advisors, LLC	CRT Properties, Inc.

Investor Group	Gables Residential

The Lightstone Group	Prime Group Realty Trust

iStar Financial, Inc.	Falcon Financial Investment Trust

Centro Watt America REIT III	Kramont Realty Trust

For each of the transactions included in the previous table, Lehman Brothers calculated the premiums paid by the acquirer by comparing the per share purchase price to the historical stock price of the acquired company as of one day, one week and one calendar month prior to the announcement date. The premiums paid valuation methodology yielded an implied equity value per share range for MeriStar’s common stock and MeriStar Operating Partnership’s units of $9.50 to $11.25, based upon a range of premiums of 12% to 14% applied to MeriStar’s closing stock price one day, one week and one calendar month prior to November 11, 2005 (the day before public rumors announcing MeriStar was being marketed for sale, resulting in a one day 13% increase in MeriStar’s stock price) and February 15, 2006 (a recent date prior to transaction announcement). Lehman Brothers noted that the $10.45 per share or unit offered in the transaction falls within this range.

Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations, financial condition and prospects of MeriStar and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of MeriStar and such acquired companies.

Historical Stock Price Trading Analysis

In rendering its opinion, Lehman Brothers reviewed and considered other factors, including a review of MeriStar’s common stock price trading data. Lehman Brothers reviewed the closing prices for the common stock over the three year period ending February 15, 2006. Lehman Brothers noted that the trading range for MeriStar common stock during this period was $2.14 to $10.52 per share. Lehman Brothers also reviewed the closing prices for MeriStar common stock over the one year period ending February 15, 2006. Lehman Brothers noted that the trading range for MeriStar common stock during this period was $6.47 to $10.52 per share.

Equity Research Estimates

Lehman Brothers examined selected recent publicly available equity research target stock prices from financial institutions that provide research coverage of MeriStar. The results of these observations are summarized in the table below:

Statistic	Target Price Per Share
High	$12.75
Low	$9.00
Mean	$10.44

Lehman Brothers’ Activities and Arrangements with MeriStar

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. MeriStar’s board of directors selected Lehman Brothers because of its expertise and reputation and because its investment banking professionals have substantial experience in transactions comparable to the merger.

In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of MeriStar for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Under the engagement letter, MeriStar agreed to pay Lehman Brothers an opinion fee equal to $1.5 million which was payable in cash upon the delivery of the opinion. MeriStar also agreed to pay Lehman Brothers a fee of $8.0 million payable upon the consummation of the transaction, against which the opinion fee would be credited. In addition, Lehman Brothers’ engagement letter entitles it to reimbursement of its reasonable out-of-pocket expenses and to indemnification by MeriStar for certain liabilities that may arise out of Lehman Brothers’ engagement and its rendering of the fairness opinion. Lehman Brothers is also expected to serve as a dealer-manager for the debt tender offers, as described below under the heading “The Merger Agreement—Debt Tender Offers and Consent Solicitations; Debt Redemptions” beginning on page 47, and Lehman Brothers is expected to receive customary fees for such services.

Financing

In connection with the mergers, Alcor Holdings will cause approximately $942.2 million in cash to be paid to our stockholders, the limited partners of MeriStar Operating Partnership and holders of stock options and restricted stock awards. In addition, at or prior to the partnership merger effective time, our credit facility will be repaid (if there is any amount outstanding at that time) and we, anticipate that MeriStar Operating Partnership’s outstanding senior notes will be repurchased or, as applicable, redeemed and paid for or satisfied and discharged. As of March 17, 2006, we had outstanding approximately $245.1 million of 9% Senior Notes due 2008, $105.9 million of 10 1/2% Senior Notes due 2009 (after giving effect to the redemption of $100.0 million in aggregate principal amount of such notes on March 8, 2006) and $342.7 million of 9 1/8% Senior Notes due 2011. As of such date, we also had $170.0 million of 9 1/2% Convertible Subordinated Notes due 2010.

On March 8, 2006, MeriStar Operating Partnership and MeriStar Hospitality Finance Corp. II, its co-issuer, redeemed $100.0 million in aggregate principal amount of their 10 1/2% Senior Notes due 2009. On February 24, 2006, MeriStar Operating Partnership and MeriStar Hospitality Finance Corp. II called for redemption, on March 27, 2006, the remaining approximately $105.9 million in aggregate principal amount of their 10 1/2% Senior Notes due 2009, in accordance with the terms of that redemption notice, such notes and the related indenture. In addition, on February 24, 2006, we repaid the $75.0 million outstanding under our credit facility.

It is expected that in connection with the mergers, affiliates of The Blackstone Group will contribute up to $400.0 million of equity to Alcor Holdings. In addition, in connection with the execution and delivery of the merger agreement, Alcor Holdings obtained a debt commitment letter from Bear Stearns Commercial Mortgage, Inc., Merrill Lynch Mortgage Lending, Inc. and Bank of America, N.A., Inc. providing for debt financing in an aggregate principal amount of up to the lesser of (i) $1.925 billion and (ii) 81% of the total consideration payable by Alcor Holdings for the completion of the mergers and other costs such as transaction costs relating to the mergers. In addition to the payment of the merger consideration, the funds to be borrowed pursuant to the debt commitment letter will be used for purposes such as reserves, the tenders for, or redemption or refinancing of, our existing debt, and for other costs and expenses related to the mergers. The funds to be borrowed under the debt commitment letter are to be secured by, among other things, a first priority mortgage lien on 43 of our hotels, assignment of leases and rents, first priority security interests in all or substantially all furniture, fixtures and equipment, assets, personal property, escrows, reserves, the cash management account, a first priority pledge of and security interest in any mezzanine borrower’s interests and such other pledges and security required by the lenders to secure and perfect their interest in the collateral.

The debt commitment letter terminates on August 21, 2006 and is conditioned on the mergers being completed and other customary conditions. The lenders have the right to terminate the debt commitment letter under certain circumstances, including:

•	the occurrence of a “market MAC” for at least three consecutive business days, provided that, at Alcor Holdings’ option, the lenders must waive termination in return for an increase in interest of (x) 0.50% if Alcor Holdings exercises such option prior to May 20, 2006 or (y) 0.70% if Alcor Holdings exercises such option after May 20, 2006, in either case, this option must be exercised within 48 hours of the lenders’ notification of their intent to terminate; or

•	if Alcor Holdings is entitled to terminate the merger agreement due to a breach of certain representations and warranties or any other section in the merger agreement relating to a material adverse effect.

For the purpose of the debt commitment letter, “market MAC” means:

•	any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for three or more consecutive business days, including any changes in trading conditions resulting from actual or threatened terrorist attacks, responses by the United States or its allies thereto, or the effects thereof;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or New York for three or more consecutive business days;

•	the commencement or material escalation of a war, armed hostilities or other international or national crisis or security event directly or indirectly involving the United States or any of its territories after February 20, 2006, including, any acts of terrorism, domestic or foreign or responses of the United States or its allies or a national or international economic or financial crisis, as a result of which there has occurred any material disruption or material adverse change in the U.S. commercial credit, debt capital or commercial mortgage-backed securities markets for a period of three or more consecutive business days; or

•	any limitation by any governmental, regulatory or administrative agency or authority which prohibits the extension of credit by banks or other lending institutions in the United States or New York for a period of three or more consecutive business days in a manner that prevents the lenders from providing the loan.

The merger agreement does not contain a financing condition or a “market MAC” condition. Under the terms of the merger agreement, Alcor Holdings has agreed to use its reasonable best efforts to arrange its debt financing on the terms and conditions described in the debt commitment letter. In the event that any portion of Alcor Holdings’ debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Alcor Holdings is obligated to use its reasonable best efforts to arrange to obtain that portion from alternative sources on comparable or more favorable terms. Alcor Holdings is obligated to keep us informed of the status of its efforts to arrange its equity and debt financing and to give us prompt notice of any material breach by any party of the debt commitment letter or of any termination of the debt commitment letter. Alcor Holdings must consult with us before it permits any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the debt commitment letter. If such amendment would or would be reasonably expected to materially and adversely affect or delay in any material respect Alcor Holdings’ ability to consummate the mergers, Alcor Holdings must first obtain our written consent. With certain exceptions, we have agreed to provide, and to cause our subsidiaries and their representatives to provide, all reasonable cooperation in connection with the arrangement of the debt financing as may be reasonably requested by Alcor Holdings.

Guarantee; Remedies

In connection with the merger agreement, Blackstone Real Estate Partners V L.P. has agreed unconditionally to guarantee the due and punctual observance, performance and discharge of all of the payment obligations of Alcor Holdings, Merger Subsidiary and Merger Partnership under the merger agreement, up to a maximum amount of $200.0 million. The guarantee will terminate on the earlier of the merger effective time or February 20, 2008.

We cannot seek specific performance to require Alcor Holdings, Merger Subsidiary or Merger Partnership to complete the mergers, and our exclusive remedy for the failure of Alcor Holdings, Merger Subsidiary or Merger Partnership to complete the mergers is to seek damages up to the amount of the $200.0 million guarantee.

Convertible Subordinated Notes

MeriStar currently has $170.0 million of 9 1/2% Convertible Subordinated Notes due 2010 outstanding. These notes are currently convertible into shares of MeriStar common stock at any time prior to or on April 1, 2010, at a conversion rate of 98.2318 shares of MeriStar common stock per $1,000 principal amount of notes, subject to adjustment. These notes will remain outstanding following the merger unless converted by the holders prior to the closing of the merger. From and after the closing of the merger, and subject to the terms of the notes, holders of notes will be entitled to either:

•	convert each $1,000 principal amount of notes into the right to receive $1,026.52 in cash, without interest (this amount is calculated by multiplying the $10.45 merger consideration per share of MeriStar common stock by the 98.2318 shares of MeriStar common stock a holder would have received upon conversion of $1,000 principal amount of notes immediately prior to the closing); or

•	sell all or a part of the holder’s notes to us for a price equal to 100% of the principal amount plus accrued and unpaid interest up to but not including the purchase date; the noteholder will have the option to effect such sale as of a date that is 30 business days after the date of our notice of the merger, which notice we are required to send within 10 business days after the closing of the merger.

If the merger is completed, MeriStar common stock will no longer be traded on the New York Stock Exchange, and MeriStar common stock and the notes will be deregistered under the Exchange Act. As a result, we will cease to be subject to the reporting obligations under the Exchange Act.

Interests of MeriStar’s Directors, Executive Officers and Certain other Persons in the Mergers

Company Stock Options and Restricted Stock Awards

As of the record date, there were approximately 539,450 shares of MeriStar common stock subject to stock options and approximately 256,664 restricted stock awards granted to our executive officers and directors under our stock award plans.

Under the terms of the merger agreement, each stock option to purchase shares of MeriStar common stock that remains outstanding immediately prior to the merger effective time, whether vested or unvested, will be cancelled and converted into the right to receive immediately prior to the merger effective time a cash payment, less applicable withholding taxes, equal to the product of:

•	the excess, if any, of $10.45 over the exercise price per share of MeriStar common stock subject to such stock option, multiplied by

•	the aggregate number of shares of MeriStar common stock underlying such stock option immediately prior to the merger effective time.

Under the terms of the merger agreement, each restricted stock award outstanding immediately prior to the merger effective time, whether vested or unvested, will be cancelled and converted into the right to receive immediately prior to the merger effective time a cash payment, less applicable withholding taxes, equal to the product of:

•	$10.45, multiplied by

•	the aggregate number of shares of MeriStar common stock underlying such restricted stock award immediately prior to the merger effective time.

The following table summarizes the vested and unvested stock options with exercise prices of less than $10.45 per share of MeriStar common stock (stock options with exercise prices in excess of $10.45 are not included because they will be cancelled for no consideration) and the vested and unvested restricted stock awards held by each of our executive officers, former executive officers and directors, in each case as of March 17, 2006, and the consideration, less applicable tax withholdings, that each of them will receive under the merger agreement in connection with the cancellation of their options and restricted stock awards:

Name	No. of Outstanding Options with a price under $10.45 and No. of Outstanding Restricted Stock Awards	Type of Award	Resulting Consideration
Executives:

Paul W. Whetsell	141,666	Restricted Stock Awards	$1,480,410

Bruce G. Wiles(1)	100,000 50,000	Options (Exercise Price $7.42) Restricted Stock Awards	$ 303,000 $ 522,500

Donald D. Olinger	100,000 39,999	Options (Exercise Price $7.42) Restricted Stock Awards	$ 303,000 $ 417,990

Jerome J. Kraisinger	50,000 13,333	Options (Exercise Price $3.46) Restricted Stock Awards	$ 349,500 $ 139,330

Brendan J. Keating	25,000 8,333	Options (Exercise Price $4.35) Restricted Stock Awards	$ 152,500 $ 87,080

Kevin J. Welch	25,000 3,333	Options (Exercise Price $6.59) Restricted Stock Awards	$ 96,500 $ 34,830
Directors:

James F. Dannhauser	5,000 5,000	Options (Exercise Price $5.90) Options (Exercise Price $6.25)	$ 22,750 $ 21,000

Paul J. Klaassen	7,500	Options (Exercise Price $6.25)	$ 31,500

J. Taylor Crandall	5,000 5,000	Options (Exercise Price $5.90) Options (Exercise Price $6.25)	$ 22,750 $ 21,000

William S. Janes	5,000 5,000	Options (Exercise Price $5.90) Options (Exercise Price $6.25)	$ 22,750 $ 21,000

H. Cabot Lodge III	5,000 5,000	Options (Exercise Price $5.90) Options (Exercise Price $6.25)	$ 22,750 $ 21,000

D. Ellen Shuman	5,000 5,000	Options (Exercise Price $5.90) Options (Exercise Price $6.25)	$ 22,750 $ 21,000

James R. Worms	5,000 5,000	Options (Exercise Price $5.90) Options (Exercise Price $6.25)	$ 22,750 $ 21,000

[1]	50,000 Restricted Stock Awards have a grant date of April 1, 2006.

Employee Stock Purchase Plan

The merger agreement provides that no new “offer period” shall commence under MeriStar’s Employee Stock Purchase Plan and that the plan will terminate as of the earlier of the merger effective time or the last day of the “offer period” in effect on February 20, 2006. MeriStar’s Employee Stock Purchase Plan was terminated on February 28, 2006.

Employment Agreements

The mergers will represent a “change of control” under MeriStar’s stock option plans as well as the employment agreements between MeriStar and certain of its executive officers. Various change of control payments could be triggered as a result of the mergers.

Under Mr. Whetsell’s employment agreement, if Mr. Whetsell is terminated without “Cause” by us or terminates his employment for “Good Reason” (as such terms are defined in his employment agreement):

•	we must pay Mr. Whetsell a lump sum equal to the product of (x) his annual base salary and amount of his bonus for the preceding year, multiplied by (y) the greater of (A) 2.5 times (or 3.5 times if Mr. Whetsell is terminated without Cause or leaves for Good Reason within 24 months after the merger effective time) and (B) a fraction, the numerator of which is the number of days remaining in the term of his employment agreement (without further extension) and the denominator of which is 365;

•	all of his unvested stock options will immediately vest and all unexercised stock options will become exercisable for one year;

•	all of his restricted stock awards will immediately vest;

•	his health benefits will continue for 2.5 years unless he obtains health insurance from a subsequent employer; and

•	we must pay Mr. Whetsell a tax gross-up payment to eliminate, after all taxes have been paid, any costs that he would otherwise have as a result of any excise taxes imposed by reason of his receipt of any payment, under the employment agreement or otherwise, that constitutes an “excess parachute payment” under Section 280G of the Code.

For purposes of Mr. Whetsell’s employment agreement, the merger shall only constitute “Good Reason” if Mr. Whetsell is terminated without Cause, there is a change in location of our office location outside the Washington, D.C. metropolitan area or a reduction in compensation or a change in his title or responsibilities.

We and Alcor Holdings anticipate that Mr. Whetsell’s employment with MeriStar will terminate effective as of the closing of the merger and that, at such time, he will receive the severance payments and benefits described above.

The employment agreements of Messrs. Wiles, Olinger and Kraisinger are in substantially the same form as that of Mr. Whetsell’s, except that upon termination without “Cause” by us or for “Good Reason” by any of these executives (as such terms are defined in their respective employment agreements), each of these executives will be entitled to the following:

•	a lump sum equal to the product of (x) his annual base salary plus bonus for the preceding year, multiplied by (y) 2.0 times if Messrs. Wiles or Olinger is terminated without Cause or leaves for Good Reason within 18 months after the merger effective time (or 1.5 times if Mr. Kraisinger is terminated without Cause or leaves for Good Reason within 18 months after the merger effective time);

•	all of his unvested stock options will immediately vest, and all unexercised stock options will become exercisable for one year;

•	his health benefits will continue for two years if Messrs. Wiles or Olinger is terminated without Cause or lease for Good Reason within 18 months after the merger effective time (or 1.5 years if Mr. Kraisinger is terminated without Cause or leaves for Good Reason within 18 months after the merger effective time), unless he obtains health insurance from a subsequent employer; and

•	we must pay the executive a tax gross-up payment to eliminate, after all taxes have been paid, any costs that he would otherwise have as a result of any excise taxes imposed by reason of his receipt of any payment, under the employment agreement or otherwise, that constitutes an “excess parachute payment” under Section 280G of the Code.

For purposes of the employment agreements of Messrs. Wiles, Olinger and Kraisinger, “Good Reason” includes being terminated without Cause, a change in office location outside the Washington, D.C. metropolitan area, a reduction in compensation or a change in his title or responsibilities.

Under the employment letter agreement of Brendan J. Keating, our Senior Vice President, Chief Accounting Officer and Corporate Controller, if Mr. Keating’s employment is terminated without “cause” within one year after the merger, he is entitled to a lump sum payment of one year’s base salary and bonus, if any, for the twelve months preceding the termination. Under the employment letter agreement of Kevin J. Welch, our Senior Vice President and Treasurer, if Mr. Welch’s employment is terminated without “cause” within one year of the merger, he is entitled to a lump sum payment of his base salary for a six month period and his bonus, if any, for the six months preceding the termination. Six other employees also have employment letter agreements which entitle them to lump sum payments of between twelve and eighteen months’ base salary and bonus, if any, for the twelve months preceding the termination, if their employment is terminated without “cause” within one year after the merger.

Under our severance policy, all employees (excluding those with employment agreements or employment letter agreements) are entitled to a lump sum payment equal to (1) one month’s salary for each full year of employment with us, or any of our prior affiliated entities, up to a maximum of nine months and with a minimum of three months and (2) a prorated portion of their target annual bonus for the year of termination, if such employees are terminated without “cause” (such term is not defined in the policy).

The following table sets forth an estimate of the potential cash severance payments that could be payable as described above in the event the executive officer becomes entitled to such severance amount pursuant to their employment agreements (described above) following the merger (assuming for illustrative purposes that the executive officer is terminated without Cause on May 31, 2006 and utilizing current base salaries). The table does not include an amount referable to the value of the health benefits received by the executive officer, or the value of the tax gross-up payment, if applicable.

Executive Officer	Amount of Potential Cash Severance Payment
Paul W. Whetsell	$7,056,438
Bruce G. Wiles	$2,338,224
Donald D. Olinger	$1,899,807
Jerome J. Kraisinger	$878,438
Brendan J. Keating	$318,920
Kevin J. Welch	$154,770

Indemnification of Directors and Officers

The merger agreement provides that Alcor Holdings and the surviving company will cause all existing rights to indemnification, advancement of expenses and exculpation in favor of our or our subsidiaries’ present or former directors or officers as provided in our or our subsidiaries’ charters, bylaws and other similar organizational documents or applicable contracts, as in effect on February 20, 2006, to survive the merger and to continue in full force and effect for a period of at least six years after the merger effective time.

Alcor Holdings and the surviving company have agreed to indemnify, to the fullest extent permitted by applicable laws, our and our subsidiaries’ present and former directors and officers with respect to all acts and omissions arising out of or relating to their services as our or our subsidiaries’ directors or officers occurring prior to the merger effective time and, subject to certain conditions, shall pay related reasonable legal fees, costs and expenses incurred by them.

The merger agreement requires that Alcor Holdings and the surviving company either:

•	maintain in effect, for a period of six years after the merger effective, our current directors’ and officers’ liability insurance policies; or

•	obtain “tail” insurance policies with a claims period of at least six years from the merger effective time with at least the same coverage and amounts containing terms and conditions which are no less advantageous for claims arising out of or relating to events that occurred on or prior to the merger effective time, subject to a maximum annual premium of 300% of the last annual premium we paid for such insurance prior to February 20, 2006. If the annual premiums of insurance coverage exceed such a maximum amount, the parent and the surviving company must obtain as much comparable insurance as possible for an annual premium equal to 300% of the last annual premium we paid for such insurance prior to February 20, 2006.

The obligations described above regarding directors’ and officers’ indemnification and insurance must be assumed by any successor entity to Alcor Holdings and the surviving company as a result of any consolidation, merger or transfer of all or substantially all of its properties and assets.

Certain Financial Projections

In the course of discussions between MeriStar and The Blackstone Group, MeriStar provided The Blackstone Group with selected, non-public financial projections prepared by its senior management for the three fiscal years ending December 31, 2006 through 2008. MeriStar does not as a matter of course make public any projections as to future financial performance or earnings with respect to periods after its then-current fiscal year, and the projections set forth below are included in this proxy statement only because this information was provided to our board of directors, Lehman Brothers and The Blackstone Group in connection with their evaluations of a potential transaction.

The projections set forth below were not prepared with a view to public disclosure or compliance with published guidelines of the SEC, any state securities commission or the American Institute of Certified Public Accountants regarding preparation and presentation of prospective financial information. Our internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond our control. The projections also reflect numerous estimates and assumptions related to our business (including with respect to the growth and viability of certain segments of our business) that are inherently subject to significant economic, political and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. There can be no assurance that the assumptions made in preparing the projections set forth below will prove accurate, and actual results may be materially greater or less than those contained in the projections set forth below. In addition, the projections have not been revised to reflect events that have occurred subsequent to their preparation, and thus, reliance should not be placed on these projections.

The inclusion of the projections in this proxy statement should not be regarded as an indication that MeriStar, MeriStar Operating Partnership, The Blackstone Group, Lehman Brothers or their respective officers, directors and other affiliates consider such information to be an accurate prediction of future events or necessarily achievable. None of MeriStar, MeriStar Operating Partnership, Lehman Brothers, The Blackstone Group or their respective officers, directors and other affiliates has made any representations regarding such projected financial information. In light of the uncertainties inherent in forward-looking information of any kind, MeriStar cautions you against reliance on such information. Neither MeriStar nor MeriStar Operating Partnership

nor each’s respective officers, directors or other affiliates intend to update or revise the projections to reflect the circumstances existing after the date when prepared or to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events, except to the extent required by law. See “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 10.

MeriStar Hospitality Corporation Financial Projections Summary

	Fiscal year ending December 31,
	2006	2007	2008
	(in millions)
Revenues	$699.1	$709.4	$740.3
Net Income	$19.7	$23.3	$39.9
Adjusted EBITDA(1)	$177.5	$178.0	$189.3

(1)	Substantially all of our non-current assets consist of real estate, and in accordance with accounting principles generally accepted in the United States, or GAAP, those assets are subject to straight-line depreciation, which reflects the assumption that the value of real estate assets, other than land, will decline ratably over time. That assumption is often not true with respect to the actual market values of real estate assets (and, in particular, hotels), which fluctuate based on economic, market and other conditions. As a result, management and many industry investors believe the presentation of GAAP operating measures for real estate companies to be more informative and useful when other measures, adjusted for depreciation and amortization, are also presented.

EBITDA represents consolidated earnings before interest, income taxes, depreciation and amortization and includes operations from the assets included in discontinued operations. We further adjust EBITDA for the effect of capital market transactions that would result in a gain or loss on early extinguishments of debt, the earnings effect and distributions related to equity method investments, minority interest expense and the earnings effect of asset dispositions, resulting in the measure that we refer to as “Adjusted EBITDA.” We exclude the effect of gains or losses on early extinguishments of debt, the earnings effect and distributions related to equity method investments, minority interest expense and the earnings effect of asset dispositions because we believe that including them in Adjusted EBITDA does not fully reflect the operating performance of our remaining assets.

We also believe Adjusted EBITDA provides useful information to investors regarding our financial condition and results of operations because Adjusted EBITDA is useful in evaluating our operating performance. Furthermore, we use Adjusted EBITDA to provide a measure of performance that can be isolated on an asset-by-asset basis to determine overall property performance. We believe that the rating agencies and a number of our lenders also use Adjusted EBITDA for those purposes. We also use Adjusted EBITDA as one measure in determining the value of acquisitions and dispositions. EBITDA and Adjusted EBITDA are not substitutes for any GAAP financial measures. In addition, the calculation of EBITDA and Adjusted EBITDA contained in this document may not be consistent with that of other companies. Set forth below is a reconciliation of net income to Adjusted EBITDA:

(continued)

	Fiscal year ending December 31,
	2006	2007	2008
	(in millions)
Net Income	$19.7	$23.3	$39.9
Interest expense, net	92.5	74.4	68.8
Income tax expense	0.4	0.4	0.7
Depreciation and amortization	74.7	74.7	74.7

EBITDA	$187.3	$172.8	$184.1
Gain on sale of assets, net	(47.0)	—	—
Minority interest expense	0.5	0.6	1.0
Loss on early extinguishment of debt	33.9	2.3	1.8
Equity investment adjustments:
Equity in loss of affiliate	1.3	—	—
Distributions from equity investments	1.5	2.3	2.4

Adjusted EBITDA	$177.5	$178.0	$189.3

Delisting and Deregistration of MeriStar Common Stock

If the merger is completed, MeriStar common stock will no longer be traded on the New York Stock Exchange, and MeriStar common stock will be deregistered under the Exchange Act. As a result, we will cease to be subject to the reporting obligations under the Exchange Act.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material United States federal income tax consequences of the merger to holders of MeriStar common stock whose shares are surrendered in the merger in exchange for the right to receive the merger consideration. This summary is based upon the provisions of the Code, applicable current and proposed U.S. Department of Treasury regulations, judicial authority, and administrative rulings and practice, all as presently in effect. Future legislative, judicial or administrative changes or interpretations, which may or may not be retroactive, may adversely affect the accuracy of the statements and conclusions set forth below. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax considerations described herein, and no ruling has been sought from the IRS as to the United States federal income tax consequences of the merger.

This summary assumes that MeriStar common stock is held as a capital asset within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the merger to holders of stock options or restricted stock unit awards. In addition, this summary does not address the tax treatment of special classes of holders of MeriStar common stock, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	mutual funds;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the United States dollar;

•	persons holding shares of MeriStar common stock as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders who acquired MeriStar common stock through the exercise of employee stock options or warrants or otherwise as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code;

•	holders that hold 5% or more of MeriStar common stock; and

•	non-U.S. holders, as defined below, except to the extent discussed below.

This summary also does not discuss any state, local, foreign or other tax considerations.

If any entity that is treated as a partnership for United States federal tax purposes holds shares of MeriStar common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal tax purposes and that entity is holding MeriStar common stock, you should consult your tax advisor.

For purposes of this section, a “U.S. holder” means a beneficial owner of shares of MeriStar common stock that is for United States federal income tax purposes one of the following:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, including the States and the District of Columbia;

•	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated; or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of shares of MeriStar common stock that is an individual, corporation, estate or trust that is not described in the bullets above.

Consequences of the Merger to U.S. Holders

General. The receipt of cash by U.S. holders in exchange for their shares of MeriStar common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, a U.S. holder of MeriStar common stock will recognize gain or loss for United States federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for that MeriStar common stock; and

•	the U.S. holder’s adjusted tax basis in MeriStar common stock.

Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. Assuming that the shares constitute capital assets in the hands of the U.S.

holder, this gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the merger the shares have been held for more than one year. An individual U.S. holder will be subject to tax on net capital gain at a maximum federal income tax rate of 15%. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code.

Special Rule for U.S. Holders Who Have Held Shares Less than Six Months. A U.S. holder who has held MeriStar common stock for less than six months at the effective time of the merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of MeriStar common stock in the merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to those common shares.

Consequences of the Merger to Non-U.S. Holders

General. The United States federal income tax consequences of the merger to a non-U.S. holder will depend on various factors. A non-U.S. holder generally will not be subject to United States federal income tax on the gain, if any, recognized on the exchange of its shares of MeriStar common stock for cash pursuant to the merger, unless:

•	the shares of MeriStar common stock constitute a “United States real property interest,” within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to such non-U.S. holder, as described below;

•	the gain from the exchange is effectively connected with the conduct of a United States trade or business of the non-U.S. holder, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied.

If gain on the exchange of MeriStar common stock for cash is subject to tax under the first, or second bullet point immediately above, a non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to the gain, as described above. In addition, a non-U.S. holder described in the preceding sentence that is a foreign corporation also may be subject to the branch profits tax of 30% absent any reduction or exemption under an applicable income tax treaty. Finally, an individual non-U.S. holder described in the third bullet point immediately above will be subject to a flat 30% tax on the gain, which may be offset by United States source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

United States Real Property Interest. MeriStar common stock will not be treated as a United States real property interest with respect to a non-U.S. holder if such class of shares is regularly traded on an established securities market within the meaning of applicable U.S. Treasury Regulations and the non-U.S. holder did not actually, or constructively under specified Code attribution rules, own more than 5% of that class at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period. Because our shares are regularly traded on the New York Stock Exchange, our shares will not be treated as a United States real property interest, except with respect to a non-U.S. holder meeting the more than 5% ownership requirement. Non-U.S. holders are urged to consult their tax advisors with respect to the treatment of their shares as a United States real property interest pursuant to these rules.

U.S. Withholding Tax Under FIRPTA. Although the matter is not free from doubt, we intend to take the position that no amount of the merger consideration payable to a non-U.S. holder is subject to withholding under FIRPTA, provided that, such non-U.S. holders did not at any time during the taxable year of the merger hold 5% or more of MeriStar’s common stock. If a non-U.S. holder holds its shares through a nominee, that nominee may take a contrary position and conclude that withholding applies under FIRPTA to the merger consideration payable to such non-U.S. holder. A non-U.S. holder may be entitled to a refund or credit against the holder’s

United States tax liability, if any, with respect to the amount withheld, provided that required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their own tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding

Backup withholding, presently at a rate of 28%, and information reporting may apply to the cash received pursuant to the exchange of MeriStar common stock in the merger. Backup withholding will not apply, however, to a holder who

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or successor form,

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form, or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF MERISTAR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Regulatory Approvals

We believe that no material federal or state regulatory approvals are required to be obtained by us, MeriStar Operating Partnership, Alcor Holdings, Merger Subsidiary or Merger Partnership in connection with the mergers.

Appraisal Rights

Under the applicable provisions of the Maryland General Corporation Law, stockholders of MeriStar will not have any appraisal or dissenters’ rights with regard to the mergers because shares of MeriStar common stock were listed on the New York Stock Exchange on the record date.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Exhibit A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you.

The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the mergers, we do not intend for its text to be a source of factual, business or operational information about MeriStar. The merger agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the merger agreement that the parties delivered in connection with the execution of the merger agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to stockholders. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Except for the parties themselves, under the terms of the merger agreement only certain other specifically identified persons are third party beneficiaries of the merger agreement who may enforce it and rely on its terms. As stockholders, you are not third party beneficiaries of the merger agreement and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of MeriStar or any of its affiliates.

Structure

The Merger

At the merger effective time, MeriStar will merge with and into Merger Subsidiary, MeriStar’s separate corporate existence will cease, and Merger Subsidiary will survive the merger and continue to exist as a wholly owned subsidiary of Alcor Holdings. All of our and Merger Subsidiary’s properties, assets, rights, privileges, immunities, powers and purposes, and all of our and Merger Subsidiary’s liabilities, will become those of the surviving company. Following the completion of the merger, MeriStar common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act and will no longer be publicly traded.

As permitted by the merger agreement, on March 9, 2006, Alcor Holdings and Merger Subsidiary notified MeriStar and MeriStar Operating Partnership of Alcor Holdings’ election to effect the merger by having MeriStar merge with and into Merger Subsidiary, rather than having Alcor Acquisition Inc., an affiliate of Merger Subsidiary, merge with and into MeriStar. Pursuant to this notice, Merger Subsidiary formally became a party to the merger agreement.

The Partnership Merger

At the partnership merger effective time, Merger Partnership will merge with and into MeriStar Operating Partnership and MeriStar Operating Partnership will survive the partnership merger and continue to exist after such merger with Merger Partnership’s general partner being the sole general partner of MeriStar Operating Partnership and MeriStar being the sole limited partner. All of MeriStar Operating Partnership’s and Merger Partnership’s property, whether real, personal or mixed, and all of MeriStar Operating Partnership’s and Merger Partnership’s liabilities, will become those of the surviving partnership.

Merger Effective Time

The merger effective time will occur under all applicable laws upon (1) the later of the time the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland or the certificate of merger is filed with the Secretary of State of the State of Delaware or (2) a later time agreed by the parties to the merger agreement and specified in the certificate of merger and articles of merger (which may not be more than 30 days after such articles have been accepted for record). The partnership merger effective time will occur under applicable law at (1) the time that MeriStar Operating Partnership files a certificate of merger with the Secretary of State of the State of Delaware or (2) a later time agreed to by the parties in such filing. It is the intention of the parties that the partnership merger shall become effective immediately prior to the merger. The closing will occur on the third business day after the day on which the last of the conditions set forth in the merger agreement is satisfied or waived (other than those conditions which by their terms are required to be satisfied or waived at the closing), or such other date as the parties may agree in writing.

Organizational Documents

The limited liability company agreement and certificate of formation of Merger Subsidiary, each as in effect immediately prior to the merger effective time, will be the limited liability company agreement and certificate of formation of the surviving company.

The third amended and restated certificate of limited partnership of MeriStar Operating Partnership as set forth in an exhibit to the merger agreement will be the certificate of limited partnership of the surviving partnership. In addition, the limited partnership agreement of MeriStar Operating Partnership as in effect immediately prior to the partnership merger effective time will be the limited partnership agreement of the surviving partnership.

Directors and Officers

The managing member and officers of Merger Subsidiary immediately prior to the merger effective time will continue as the managing member and officers of the surviving company.

The general partner of Merger Partnership immediately prior to the partnership merger effective time will automatically be admitted as the sole general partner of the surviving partnership, and the surviving company will automatically be admitted as the sole limited partner of the surviving partnership.

Treatment of Stock, Partnership Units and Options

MeriStar Common Stock

At the merger effective time, each share of MeriStar common stock issued and outstanding immediately prior to the merger effective time will be converted into the right to receive $10.45 in cash, without interest, less any required withholding taxes, other than MeriStar common stock:

•	owned by any of our direct or indirect subsidiaries immediately prior to the merger effective time; or

•	owned by Alcor Holdings or any of its direct or indirect subsidiaries immediately prior to the merger effective time.

Partnership Units

At the partnership merger effective time, each unit of limited partner interest or general partner interest in MeriStar Operating Partnership issued and outstanding immediately prior to the partnership merger effective time will automatically be converted into the right to receive $10.45 in cash, without interest, less any required withholding taxes, other than the units of limited or general partner interest in MeriStar Operating Partnership:

•	owned by us or any of our direct or indirect subsidiaries immediately prior to the partnership merger effective time; or

•	owned by Alcor Holdings or any of its direct or indirect subsidiaries immediately prior to the partnership merger effective time.

Stock Options and Unit Awards

Each stock option to purchase shares of MeriStar common stock outstanding immediately prior to the merger effective time, whether or not exercisable or vested, will be converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of:

•	the excess, if any, of $10.45 over the exercise price per share of MeriStar common stock subject to such stock option; multiplied by

•	the aggregate number of shares of MeriStar common stock underlying such stock option immediately prior to the merger effective time.

Each restricted stock award outstanding immediately prior to the merger effective time, whether or not vested, will be converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of:

•	$10.45 (or, if the award provides for payments to the extent the value of shares of MeriStar common stock exceed a specific reference price, the amount, if any, by which $10.45 exceeds such reference price); multiplied by

•	the aggregate number of shares of MeriStar common stock in respect of such restricted stock award immediately prior to the merger effective time.

The amount of cash payable with respect to options and restricted stock awards will be reduced by the amount of any applicable taxes required to be withheld. All stock options and restricted stock awards will be cancelled and all stock option plans and employee stock purchase plans will terminate at the merger effective time.

No Further Ownership Rights

After the merger effective time and the partnership merger effective time, as the case may be, each of our outstanding stock certificates and each limited partner interest in MeriStar Operating Partnership will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of MeriStar common stock represented by that certificate. MeriStar’s employee stock purchase plan was terminated on February 28, 2006.

Exchange and Payment Procedures

On the closing date, Alcor Holdings will provide an amount of cash sufficient to pay the aggregate merger consideration to holders of shares of MeriStar common stock and holders of limited partner interests in MeriStar Operating Partnership to a paying agent reasonably acceptable to us. Promptly (and no later than five business days) after the merger effective time, the paying agent will mail a letter of transmittal and instructions to you. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. Separate materials will be sent to the limited partners of MeriStar Operating Partnership providing instructions on how to surrender their units of limited partner interest in MeriStar Operating Partnership in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your MeriStar stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of Alcor Holdings that such stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, the surviving company and Alcor Holdings will be entitled to deduct and withhold any applicable taxes from the merger consideration.

At the merger effective time and the partnership merger effective time, respectively, our share transfer books and the transfer books of MeriStar Operating Partnership will be closed, and there will be no further registration of transfers of outstanding shares of MeriStar common stock or limited partner interests in MeriStar Operating Partnership, respectively.

None of the paying agent, Merger Subsidiary, Merger Partnership, Alcor Holdings, the surviving company or the surviving partnership will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of MeriStar common stock and holders of limited partner interests of MeriStar Operating Partnership for 180 days after the merger effective time will be delivered, upon demand, to Alcor Holdings. Holders of shares of MeriStar common stock or limited partner interests in MeriStar Operating Partnership who have not surrendered their shares or units within 180 days after the merger effective time may only look to Alcor Holdings for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you are entitled to receive the merger consideration, you will be required to make an affidavit of that fact and to post a bond in the form and amount reasonably required by Alcor Holdings as indemnity against any claim that may be made against Alcor Holdings on account of the alleged loss, theft or destruction of such certificate.

Debt Tender Offers and Consent Solicitations; Debt Redemptions

MeriStar and MeriStar Operating Partnership must use their respective reasonable best efforts to commence offers to purchase, and related consent solicitations with respect to, all of the outstanding aggregate principal amount of MeriStar Operating Partnership’s 9% Senior Notes due 2008 and 9 1/8% Senior Notes due 2011. In connection with the offers to purchase, MeriStar Operating Partnership will seek the consents of the holders of the 9% Senior Notes and the 9 1/8% Senior Notes to amend the relevant indenture governing each series of notes. The amendments will, among other things, eliminate substantially all of the restrictive covenants contained in such notes and the related indentures (except for certain covenants related to asset sales and change of control offers) and certain events of default, modify covenants regarding mergers (including to permit mergers with entities that are not in corporate form), modify provisions regarding defeasance and/or satisfaction and discharge to eliminate certain conditions and modify or eliminate certain other provisions contained in the indentures and the notes. Assuming the requisite number of consents are received from the note holders to amend an indenture and the related notes, the amendments with respect to such notes and indenture will become operative concurrently with the partnership merger effective time, so long as all such notes validly tendered are accepted for purchase pursuant to the applicable tender offer concurrently with completion of the mergers, whereupon the amendments will apply to all such notes remaining outstanding following completion of the applicable tender offer. The proposed terms of the amended indentures and notes will be described in the tender offer documents. Assuming that all of the conditions to the tender offers and consent solicitations are satisfied or waived, concurrently with the partnership merger effective time, notes validly tendered in the tender offers will be accepted for payment.

Under the merger agreement, MeriStar Operating Partnership and MeriStar Hospitality Finance Corp. II, its co-issuer, are required to redeem all of their outstanding 10 1/2% Senior Notes due 2009 as provided under the indenture governing those notes. On March 8, 2006, MeriStar Operating Partnership and MeriStar Hospitality Finance Corp. II redeemed $100.0 million in aggregate principal amount of their 10 1/2% Senior Notes due 2009. On February 24, 2006, MeriStar Operating Partnership and MeriStar Hospitality Finance Corp. II, called for redemption on March 27, 2006, the remaining approximately $105.9 million in aggregate principal amount of their 10 1/2% Senior Notes due 2009, in accordance with the terms of that redemption notice, such notes and the related indenture.

Representations and Warranties

MeriStar and MeriStar Operating Partnership each make customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure letter delivered in connection therewith. These representations and warranties relate to, among other things:

•	each of our and our subsidiaries’ (including MeriStar Operating Partnership) due organization, valid existence, good standing and power and authority to operate its businesses;

•	our and MeriStar Operating Partnership’s power and authority to enter into, and perform our and MeriStar Operating Partnership’s obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us and MeriStar Operating Partnership;

•	our charter and bylaws and the similar organizational documents of our material subsidiaries;

•	our and our subsidiaries’ minutes of meetings of the stockholders, the boards of directors and all committees of the boards of directors held since January 1, 2003;

•	entities in which we own equity interests, their jurisdictions of organization, the percentage of the outstanding equity interests that is held by MeriStar or any of our subsidiaries and the absence of any encumbrances on our ownership of the equity interests of such subsidiaries;

•	consents and approvals of governmental entities required as a result of the mergers;

•	the absence of conflicts with, or breaches or violations of, our or MeriStar Operating Partnership’s organizational documents, applicable laws, orders, permits or certain contracts as a result of entering into the merger agreement or consummating the mergers;

•	our capitalization, MeriStar Operating Partnership’s capitalization and the capitalization of our subsidiaries;

•	the vote of our stockholders required in connection with the approval of the merger and the other transactions contemplated by the merger agreement, the approval of us as general partner of MeriStar Operating Partnership and voting restrictions with respect to our or our subsidiaries’ shares of capital stock or other equity interests;

•	our and MeriStar Operating Partnership’s SEC filings since January 1, 2002 and the financial statements contained therein and our and our subsidiaries’ material correspondence with the SEC since January 1, 2003;

•	the absence of liabilities required to be recorded on a balance sheet under GAAP, other than as set forth on our consolidated September 30, 2005 balance sheet on Form 10-Q and ordinary-course liabilities incurred since September 30, 2005;

•	the absence of litigation or outstanding court orders against us or our subsidiaries, other than as set forth in certain reports we have filed with the SEC;

•	our and our subsidiaries’ material contracts, the absence of any breach or violation of, or default under, any material contract and the absence of interested party transactions except those disclosed in our proxy statement filed on April 21, 2005;

•	employment matters affecting us and our subsidiaries, including matters relating to our employee benefit plans;

•	the absence of outstanding loans to executive officers and the absence of loans made by us or our subsidiaries to executive officers or directors since the enactment of the Sarbanes-Oxley Act of 2002;

•	labor matters affecting us and our subsidiaries;

•	tax matters affecting us and our subsidiaries;

•	environmental matters affecting us and our subsidiaries;

•	our and our subsidiaries’ intellectual property;

•	real property owned and leased by us and our subsidiaries, our and our subsidiaries’ third party flag agreements, management agreement documents, documents pertaining to the private clubs operated at our hotels and termination, cancellation and other fees owed by us or our subsidiaries under our franchise or management agreements;

•	personal property owned and leased by us and our subsidiaries and title to assets;

•	possession of all licenses and permits necessary to operate our and our subsidiaries’ properties and carry on our and our subsidiaries’ business and the absence of any conflict with, or default or violation of, applicable laws or such permits;

•	our and our subsidiaries’ insurance policies;

•	action taken by our board of directors to ensure the non-application of the restrictions on business combinations and control share acquisitions contained in Subtitles 6 and 7 of Title 3 of the Maryland General Corporation Law and certain provisions of our charter to the mergers and other transactions contemplated by the merger agreement;

•	the absence of interested party transactions that would be required to be reported pursuant to Item 404 of Regulation S-K between the date of our last annual meeting proxy statement filed and February 20, 2006;

•	the receipt by us of a fairness opinion from Lehman Brothers Inc.;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the accuracy and completeness of information we have supplied for inclusion in this proxy statement;

•	loans we or our subsidiaries have made to third parties; and

•	the absence of any material adverse effect and certain other changes and events since September 30, 2005.

For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects:

•	is or is likely to become materially adverse to our and our subsidiaries’ (including MeriStar Operating Partnership) business, operations, assets, or financial condition taken as a whole; or

•	would reasonably be expected to prevent or materially delay to a date beyond August 20, 2006 the consummation of the mergers and the other transactions contemplated by the merger agreement, or prevent or materially impair or delay our ability to perform our obligations under the merger agreement.

A “material adverse effect” will not have occurred, however, as a result of any event, circumstance, change or effect resulting from or relating to:

•	a change in general political, economic or financial market conditions;

•	changes affecting the industries generally in which we and our subsidiaries conduct business;

•	seasonal fluctuations in our or our subsidiaries’ business;

•	any acts of terrorism or war, except to the extent that such event, circumstance, change or effect has had a disproportionate effect on us and our subsidiaries as compared to other persons in the industry in which we and our subsidiaries conduct business;

•	the announcement of the execution of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement; or

•	compliance with the terms of, or the taking of any action required by, the merger agreement.

The merger agreement also contains customary representations and warranties made by Alcor Holdings, Merger Subsidiary and Merger Partnership that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their due organization, valid existence, good standing and corporate power to operate their businesses;

•	their power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against them;

•	required consents and approvals of governmental entities as a result of the mergers;

•	the absence of conflicts, breaches or violations of their organizational documents, applicable laws or orders, or certain contracts as a result of entering into the merger agreement or consummating the mergers;

•	interim operations of Merger Subsidiary and Merger Partnership;

•	their capital resources, including in particular the equity funding and the debt financing which will provide Alcor Holdings with acquisition financing at the partnership merger effective time sufficient to consummate the mergers and the debt tender offers;

•	the absence of litigation or outstanding court orders against them that would materially delay or prevent the consummation of the mergers;

•	clarification that we will not pay for any broker’s or finder’s fees based upon arrangements made by or on behalf of Alcor Holdings, Merger Subsidiary or Merger Partnership;

•	the guarantee; and

•	the accuracy and completeness of information they have supplied for inclusion in this proxy statement.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the mergers.

Conduct of Our Business Pending the Mergers

Under the merger agreement, we have agreed that, subject to certain exceptions, between February 20, 2006 and the completion of the mergers, we and our subsidiaries will:

•	conduct our business only in the ordinary course of business consistent with past practice; and

•	use reasonable commercial efforts to conduct operations in compliance with applicable laws and to maintain and preserve intact our business organization, to retain the services of our current officers and key employees, to preserve our assets and properties in good repair and condition, to maintain and protect our rights in the material intellectual property we use and to preserve the goodwill of our customers, suppliers and other persons with whom we have business relations.

We have also agreed that during the same time period, subject to certain exceptions or unless Alcor Holdings gives its prior written consent, we and our subsidiaries will not among other things:

•	amend our organizational documents;

•	make, declare or pay dividends, other than dividends paid by our wholly owned subsidiaries;

•	adjust, split, combine or reclassify, redeem, purchase or otherwise acquire, subject to a lien or issue or sell, any of our or our subsidiaries’ capital stock or other equity interests or any securities convertible into such capital stock or equity interests;

•	increase compensation or benefits, grant equity or equity-based awards, retention, severance or termination pay;

•	enter into new employment, bonus, change of control, consulting or severance agreements;

•	establish, adopt, enter into terminate, amend or take any action to accelerate rights under any employee benefit plans, or grant any equity or equity based awards, other than as required by law, for increases in salaries, wages and benefits of officers and employees in the ordinary course of business consistent with past practice, in conjunction with new hires, promotions or other changes in employees job status occurring in the ordinary course of business consistent with past practice or pursuant to existing collective bargaining agreements;

•	effectuate a “mass layoff” or similar triggering event without complying with applicable laws;

•	acquire any business or assets, other than non-material acquisitions in the ordinary course of business consistent with past practice, acquire, enter into or extend an option to acquire, or exercise an option to acquire, any real property, or commence construction of, or enter into any contract to develop or construct, any real estate project, or enter into any new line of business;

•	dispose of, license or encumber any of our or our subsidiaries’ assets or capital stock, other than the sale of inventory, the disposition of used or excess equipment or the disposition of assets (other than real property) that are not material to us and our subsidiaries taken as a whole in the ordinary course of business;

•	terminate, amend or enter into any material contracts or any interested party transactions, enter into any non-compete contracts, or terminate or amend in any material respect any lease, documents, settlement agreements, third party flag agreements or management agreement documents or, unless in the ordinary course of business, any other material contract;

•	incur, assume, guarantee or prepay any of our debt or intentionally or voluntarily assume debts of any persons (other than tax liabilities incurred in the ordinary course of business);

•	make any loans, advances or capital contributions to, or investments in, any person other than wholly owned subsidiaries, or make any loans to our directors or officers;

•	make any capital expenditure other than those projects agreed to by Alcor Holdings;

•	change our financial accounting policies or procedures, except as required by GAAP;

•	make, change or rescind any material tax election or change a method of tax accounting, amend any material tax return, settle any material tax liability or claim, or knowingly surrender any right to a material tax refund, other than as required by applicable law or necessary to preserve our status as a REIT under the Code;

•	waive, release or settle material legal actions or any material claims (including insurance claims) or liabilities other than in the ordinary course of business, or certain securities-related legal actions;

•	fail to use commercially reasonable efforts to maintain in full force and effect all of our existing insurance policies;

•	initiate or consent to any material zoning reclassification of any owned real property or material leased property or any material change to any approved site plan or other land use entitlement affecting any owned real property or material leased property; or

•	agree or commit to do any of the foregoing.

No Solicitation of Transactions

We have agreed that, from February 20, 2006 to the merger effective time and subject to specified exceptions described below, neither we nor any of our subsidiaries or representatives will, directly or indirectly:

•	solicit, initiate, facilitate or knowingly encourage any inquiries, offers or proposals relating to a takeover proposal;

•	engage in discussions or negotiations with, or furnish or disclose any non-public information relating to us or any of our subsidiaries to, any person regarding a takeover proposal;

•	withdraw, modify or amend our board’s recommendation with respect to the merger agreement in any manner adverse to Alcor Holdings;

•	approve, endorse or recommend any takeover proposal; or

•	enter into any agreement in principle, arrangement, understanding or contract relating to a takeover proposal.

For purposes of the merger agreement, “takeover proposal” means any proposal or offer (other than transactions contemplated by the merger agreement) relating to:

•	a merger, consolidation, share exchange or business combination involving us or any of our subsidiaries representing 20% or more of our and our subsidiaries’ assets, taken as a whole (other than a merger involving only us and one or more of our wholly owned subsidiaries);

•	a sale, lease, exchange, mortgage, transfer or other disposition of 20% or more of our and our subsidiaries’ assets, taken as a whole;

•	a purchase or sale of shares of capital stock or other securities, in a single transaction or a series of related transactions, representing 20% or more of the voting power of our or any of our subsidiaries’ capital stock, including by way of a tender offer or exchange offer;

•	a liquidation or dissolution of MeriStar;

•	a reorganization or recapitalization of MeriStar, other than any transaction that does not involve a transfer of 20% or more of our and our subsidiaries’ assets, taken as a whole, or 20% or more of the voting power of our capital stock; or

•	any other transaction having a similar effect to those described above.

Our disposition of 10 properties in Florida, which was completed on February 24, 2006, was not a “takeover proposal” for purposes of the merger agreement.

Prior to the approval of the merger by our stockholders, we or our board of directors are permitted to engage in discussions or negotiations with, or to provide non-public information to, a third party in connection with an unsolicited written takeover proposal, if and only to the extent that:

•	after consultation with our advisors, our board of directors determines in good faith that such takeover proposal is reasonably likely to result in a superior proposal and determines in good faith, after consultation with our outside legal counsel, that engaging in discussions or providing information to the third party is necessary for our directors to comply with their duties to our stockholders under applicable laws; and

•	we have caused the third party to enter into a confidentiality agreement with us containing terms that are substantially the same as those contained in the confidentiality agreement we signed with an affiliate of Alcor Holdings and we concurrently disclose the same non-public information to Alcor Holdings if not previously disclosed.

In addition, prior to the approval of the merger by our stockholders, we or our board of directors are permitted to:

•	other than in connection with a takeover proposal, withdraw, modify or amend our board’s recommendation with respect to the merger agreement in a manner adverse to Alcor Holdings, if our board determines in good faith, after consultation with our outside legal counsel, that such action is necessary for our directors to comply with their duties to our stockholders under applicable laws;

•	in response to receipt of a takeover proposal, approve, endorse or recommend an unsolicited written takeover proposal and withdraw, modify or amend our board’s recommendation with respect to the merger agreement in a manner adverse to Alcor Holdings, if our board has determined in good faith, after consultation with a nationally-recognized and independent financial advisor, that such takeover proposal constitutes a superior proposal and has determined in good faith, after consultation with our outside legal counsel, that such actions are necessary for our directors to comply with their duties to our stockholders under applicable laws; and

•	subject to the termination of the merger agreement in compliance with the provisions of the merger agreement, enter into an agreement providing for the implementation of a superior proposal.

For purposes of the merger agreement, “superior proposal” means a written takeover proposal:

•	that relates to more than 50% of the voting power of our capital stock or all or substantially all of our and our subsidiaries’ assets, taken as a whole;

•	which our board determines in good faith, after receiving the advice of our financial advisor and after taking into account all the terms and conditions of the takeover proposal, is on terms and conditions more favorable from a financial point of view to our stockholders and the limited partners of MeriStar Operating Partnership than those contemplated by the merger agreement (including any alterations to the merger agreement agreed to in writing by Alcor Holdings in response to such a takeover proposal);

•	whose conditions can all reasonably be satisfied without undue delay; and

•	for which financing is then committed or, in the judgment of our board, is reasonably likely to be available.

We have agreed to notify Alcor Holdings within 48 hours of our receipt of any takeover proposal or indication by any person considering making a takeover proposal, or requests for information or requests for discussions or negotiations regarding any takeover proposal. In our notice to Alcor Holdings, we have agreed to provide a copy of such takeover proposal, indication, inquiry or request, and the identity of the third party making the proposal. We have also agreed to keep Alcor Holdings reasonably informed within 48 hours of the status of such takeover proposal, indication, inquiry or request and any related communications to or by us or our representatives. Under the merger agreement, we may not terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which we or our subsidiaries are a party. We also agreed to terminate or cause to be terminated any existing discussions or negotiations with any parties that have made or indicated an intention to make a takeover proposal.

We also agreed not to take any action to exempt any third party from the restrictions on “business combinations” set forth in Subtitle 6 of Title 3 of the Maryland General Corporation Law, from the ownership restrictions in Section V of our charter or otherwise cause such restrictions not to apply.

Employee Benefits

For a period of one year following the closing date, Alcor Holdings has agreed that it will cause the surviving company to provide all employees (other than those employees covered by a collective bargaining agreement) employed by us or our subsidiaries as of the partnership merger effective time (“active employees”) with base salary and wages, annual bonus opportunity and benefits (other than equity-based or other long-term incentive awards) that are no less favorable in the aggregate as those provided under our benefit plans in effect at the partnership merger effective time. However, the surviving company will not be required to provide or permit investment in the securities of Alcor Holdings or the surviving company as part of any employee benefit plan and will be permitted to make changes to employee benefit plans in order to comply with applicable law. In addition, the surviving company will be able to amend or terminate any specific plan or terminate the employment of any active employee for any reason for which we could have terminated such person prior to the partnership merger effective time.

Alcor Holdings and its affiliates have agreed to honor all of our benefit plans (including any severance, change of control and similar plans and agreements) in accordance with their terms as in effect immediately prior to the partnership merger effective time, subject to any amendment or termination of any such plans that may be permitted under the terms of such plans. However, Alcor Holdings has also agreed that during the one year period following the closing date, it will provide all active employees who suffer a qualifying termination of employment with severance benefits no less favorable than those that would have been provided to them under our severance policy as in effect immediately prior to the partnership merger effective time.

In addition, Alcor Holdings has agreed to:

•	provide each of our active employees with credit for service with us and our affiliates with respect to any of Alcor Holding’s employee benefit plans under which our active employees may be eligible to participate after the partnership merger effective time (“new plans”), to the same extent as such active employee was entitled to credit for such service under any similar or comparable MeriStar benefit plans, provided that such crediting of service shall not operate to duplicate any benefits;

•	provide active employees immediate participation in all new plans to the extent coverage under such new plans replaces coverage under similar or comparable benefit plans we now maintain in which such active employee participated immediately before the partnership merger effective time; and

•	for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any active employee, cause all pre-existing condition exclusions and actively-at-work requirements to be waived for such active employee and his or her covered dependents and cause such active employee to receive credit for all eligible expenses incurred by such active employee and his or her covered dependents for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such active employee and his or her covered dependents for the applicable plan year.

Pre-Closing Transactions

In addition, Alcor Holdings may request that, immediately prior to the closing, (1) we convert any of our subsidiaries organized as a corporation or limited partnership into a limited liability company, and sell the equity interests in any subsidiary at a price designated by Alcor Holdings, or (2) we sell any of our or our subsidiaries’ assets at a price designated by Alcor Holdings, in each case, subject to indemnification by Alcor Holdings, Merger Subsidiary and Merger Partnership. Alcor Holdings may not require us to take any action regarding a subsidiary that contravenes the organizational documents or a material contract of such subsidiary. Any such actions or transactions are contingent upon our receipt of a written notice from Alcor Holdings confirming that all conditions to the obligations of Alcor Holdings, Merger Subsidiary and Merger Partnership under the merger agreement have been satisfied or waived and that Alcor Holdings, Merger Subsidiary and Merger Partnership are prepared to proceed immediately with the closing.

Agreement to Take Further Action

Subject to the terms and conditions of the merger agreement and in accordance with applicable laws, each party has agreed to use its best efforts to take all actions and to do all things necessary, proper or advisable to ensure that the conditions to the merger agreement are satisfied and to consummate the transactions contemplated by the merger agreement as promptly as practicable.

Each party has committed to use its best efforts to obtain any consents, approvals and authorizations and make any filings and notifications required in connection with the transactions contemplated by the merger agreement. Thereafter, each party has committed to make other submissions required or deemed appropriate under applicable laws.

Furthermore, the parties have agreed to use their respective commercially reasonable efforts to obtain any third-party consents:

•	necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

•	disclosed in MeriStar’s disclosure letter; or

•	required to prevent a material adverse effect from occurring prior to the partnership merger effective time.

In addition, we and MeriStar Operating Partnership have agreed that, in the event that we or MeriStar Operating Partnership fail to obtain any of the third-party consents mentioned above, each of us will use our best efforts and take all such actions reasonably requested by Alcor Holdings in order to minimize any adverse effect on MeriStar, MeriStar Operating Partnership, Alcor Holdings, Merger Subsidiary or Merger Partnership or their businesses as a result of the failure to obtain such consents.

We have agreed that neither we nor our subsidiaries will be required to pay or commit to pay any consideration, make any commitment or incur any liability in connection with obtaining any approval or consent from any non-governmental third party unless Alcor Holdings has provided its prior written consent, which Alcor Holdings cannot unreasonably withhold. In addition, none of Alcor Holdings, Merger Subsidiary, Merger Partnership or their respective affiliates will be required to pay any consideration, make any commitment or incur any liability in connection with obtaining any approval or consent from any non-governmental third party.

Conditions to the Mergers

The obligations of the parties to complete the mergers are subject to the following mutual conditions:

•	approval of the merger and the other transactions contemplated by the merger agreement by the requisite stockholder vote; and

•	the absence of any laws, regulation, or orders, and the absence of any proceeding instituted by any governmental entity seeking such laws or orders, that restrain, enjoin or otherwise prohibit consummation of the mergers and other transactions contemplated by the merger agreement or that would have a material adverse effect after giving effect to the mergers.

The obligations of Alcor Holdings, Merger Subsidiary and Merger Partnership to complete the mergers are subject to the following additional conditions:

•	our and MeriStar Operating Partnership’s representations and warranties being true and correct in all respects without regard to any materiality or material adverse effect qualifications as of the closing (as though made as of the closing) after giving effect to the completion of our sale, on February 24, 2006, of 10 properties in Florida, except where the failure of our and MeriStar Operating Partnership’s representations and warranties to be true and correct in all respects would not, in the aggregate, have a material adverse effect, provided that certain representations and warranties pertaining to our capitalization must be true and correct in all material respects and certain representations and warranties need not be true as of the closing if they are limited to an earlier date;

•	the performance, in all material respects, by us and MeriStar Operating Partnership of each of our obligations under the merger agreement;

•	the absence of any material adverse effect on MeriStar since February 20, 2006;

•	the receipt by Alcor Holdings of a certificate signed by our chief executive officer or chief financial officer with respect to the truth and correctness of our and MeriStar Operating Partnership’s representations and warranties, the performance of our and MeriStar Operating Partnership’s obligations under the merger agreement and the absence of material adverse effect since February 20, 2006;

•	the receipt of a tax opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP that we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code, commencing with its taxable year ending December 31, 1996 and that MeriStar Operating Partnership has, since its formation in 1996, been and continues to be taxed as a partnership for federal income tax purposes;

•	receipt from the administrative agent under our senior secured credit facility of a “payoff” letter acknowledging that, subject to repayment of the aggregate principal amount outstanding under the credit facility, together with all accrued and unpaid interest and any other fees or expenses payable, the credit facility will be terminated, any and all related liens held by the administrative agent will be released, and we and our subsidiaries will be released from any and all liabilities under the credit facility and any related guarantees (other than any obligations under any indemnification or similar provision that survive such termination);

•	receipt of the requisite consents with respect to MeriStar Operating Partnership’s 9% Senior Notes due 2008 and 9 1/8% Senior Notes due 2001, and the execution of supplemental indentures to the indentures governing these notes with respect to the amendments described in the tender offer and consent solicitation documents, which will be effective promptly following the receipt of the required consents and operative concurrently with the partnership merger effective time, so long as all such notes validly tendered are accepted for purchase pursuant to the applicable tender offer concurrently with completion of the mergers; and

•	the redemption of all of MeriStar Operating Partnership’s 10 1/2% Senior Notes due 2009 as provided in the optional redemption notices issued by MeriStar Operating Partnership and MeriStar Hospitality Finance Corp II.

Our and MeriStar Operating Partnership’s obligations to complete the mergers are subject to the following additional conditions:

•	Alcor Holdings’, Merger Subsidiary’s and Merger Partnership’s representations and warranties must be true and correct in all respects without regard to any materiality qualifications as of the closing (as though made as of the closing), except where the failure of their representations and warranties to be true and correct in all respects would not, in the aggregate, have a material adverse effect on Alcor Holdings, Merger Subsidiary or Merger Partnership, provided that certain representations and warranties need not be true as of the closing if they are limited to an earlier date;

•	the performance, in all material respects, by Alcor Holdings, Merger Subsidiary and Merger Partnership of their obligations under the merger agreement; and

•	the receipt by us of an officer’s certificate with respect to the truth and correctness of the representations and warranties of Alcor Holdings, Merger Subsidiary and Merger Partnership and the performance of their obligations under the merger agreement.

Termination

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the partnership merger effective time, as follows:

•	by mutual consent of the parties;

•	by either Alcor Holdings or us if:

•	the closing has not occurred on or before August 20, 2006, so long as the failure to complete the mergers by that date is not the result of, or has been caused by, the failure of the terminating party to comply with the terms of the merger agreement;

•	the requisite vote of our stockholders to approve the merger and the other transactions contemplated by the merger agreement upon a vote being taken at a duly convened stockholders meeting is not obtained;

•	any law prohibits the consummation of the mergers; or

•	any governing authority has issued an injunction or taken any other action which permanently restrains, enjoins or otherwise prohibits the consummation of the mergers and such injunction or action is final and non-appealable.

•	by Alcor Holdings if:

•	our board of directors withdraws, modifies or amends its recommendation with respect to the merger agreement or the mergers in any manner adverse to Alcor Holdings, Merger Subsidiary or Merger Partnership;

•	our board of directors recommends or approves a takeover proposal; we enter into a contract relating to a takeover proposal; a tender offer or exchange offer for any of our outstanding stock is commenced before the requisite stockholder vote is obtained and our board fails to recommend against acceptance of such tender offer or exchange offer within ten business days after it is commenced; or we or our board publicly announces the intention to do any of the foregoing;

•	our board exempts any other person from the provisions of Subtitle 6 of Title 3 of the Maryland General Corporation Law or the ownership restrictions in Article V of our charter; or

•	we are in breach of any of our representations, warranties, covenants or agreements in the merger agreement such that the conditions pertaining to our representations and warranties, our obligations under the merger agreement and the absence of any material adverse effect since February 20, 2006 would not be satisfied, and we have not cured such breach within twenty business days after our receipt of the written notice of such breach (provided that Alcor Holdings may only exercise this termination right if neither it nor Merger Subsidiary or Merger Partnership is then in material breach of its obligations under the merger agreement);

•	by us if our board approves and authorizes us to enter into an agreement to implement a superior proposal in accordance with the terms of the merger agreement, so long as:

•	the requisite stockholder vote has not been obtained;

•	we are not in or have not been in breach of our obligations under the merger agreement with regard to prohibitions on soliciting acquisitions proposals in any material respect;

•	our board has determined in good faith, after consulting with its financial advisor, that such definitive agreement constitutes a superior proposal, and has determined in good faith, after consulting with its outside counsel, that such actions are necessary for the directors to comply with their duties to our stockholders under applicable laws;

•	we have provided notice to Alcor Holdings regarding our intentions to enter into such definitive agreement (attaching the most current version of such definitive agreement) and we have provided Alcor Holdings with a three business day period, during which time we must negotiate in good faith with Alcor Holdings to make adjustments to the terms and conditions of the merger agreement to enable the mergers and other transactions contemplated by the merger agreement to proceed;

•	our board determines in good faith, after the end of such three business day period, after considering the results of such negotiations and any revised proposals made by Alcor Holdings, that the superior proposal continues to be a superior proposal; and

•	we simultaneously pay to Alcor Holdings the termination fee and termination expenses in accordance with the merger agreement; or

•	by us if we are not in material breach of our obligations under the merger agreement and if Alcor Holdings is in breach of any of its representations, warranties, covenants or agreements in the merger agreement such that the conditions pertaining to its representations and warranties and its obligations under the merger agreement would not be satisfied, and Alcor Holdings has not cured such breach within twenty business days after its receipt of the written notice of such breach.

Fees and Expenses

We have agreed to pay to Alcor Holdings a termination fee of $21.0 million and reimburse Alcor Holdings’, Merger Subsidiary’s and Merger Partnership’s reasonable transaction expenses up to a limit of $5.0 million if:

•	we terminate the merger agreement because our board approves and authorizes us to enter into an agreement to implement a superior proposal in accordance with the terms of the merger agreement;

•	Alcor Holdings has terminated the merger agreement because our board has withdrawn, modified or amended or publicly announced any intention to withdraw, modify or amend its recommendation in any manner adverse to Alcor Holdings, Merger Subsidiary or Merger Partnership;

•	Alcor Holdings has terminated the merger agreement because our board has recommended or approved, or we have entered into a contract relating to a takeover proposal, or a tender offer or exchange offer for any of our outstanding stock has been commenced prior to the requisite stockholder vote being obtained and our board has failed to recommend against such offer within ten business days of its commencement, or we or our board has publicly announced its intention to do any of the foregoing;

•	Alcor Holdings has terminated the merger agreement because our board has exempted any person other than Alcor Holdings or its affiliate from Subtitle 6 of Title 3 of the Maryland General Corporation Law or the ownership restrictions in Article V of our charter; or

•	a takeover proposal has been made or proposed to us or MeriStar Operating Partnership or otherwise publicly announced and the merger agreement has been terminated (i) by either Alcor Holdings or us because the mergers have not been consummated on or before August 20, 2006 or because the requisite stockholder vote to approve the merger upon a vote being taken has not been obtained at a duly convened meeting or (ii) by Alcor Holdings because we or MeriStar Operating Partnership have breached our representations, warranties, covenants or agreements such that certain conditions would not be satisfied, and in any case, within twelve months following the termination we enter into a contract to implement or consummate a takeover proposal; for purposes of determining whether a payment is required, references to 20% in the definition of “takeover proposal” above are deemed to be references to 50% with respect to the takeover proposal.

We have agreed that in the event that we fail to pay the termination fee or any termination expenses when due, we will reimburse Alcor Holdings for all reasonable costs and expenses actually incurred or accrued by Alcor Holdings in connection with the enforcement of relevant provisions of the merger agreement.

Amendment and Waiver

The merger agreement may be amended prior to the partnership merger effective time by mutual agreement of the parties in writing, whether before or after our stockholders have approved the merger and the other transactions contemplated by the merger agreement, so long as any amendment that requires further stockholder approval is made with such required further approval and such amendment has been duly approved by the board of directors (or managing members or general partner, as applicable) of the parties to the merger agreement. The merger agreement also provides that, at any time prior to the partnership merger effective time any party may extend the time for the performance of any obligations of the other parties, waive any inaccuracies in the representations and warranties of the other parties or waive compliance with any of the covenants or conditions contained in the merger agreement, subject to applicable laws.

MARKET PRICE DATA

MeriStar common stock is traded on the New York Stock Exchange under the symbol “MHX.” The following table sets forth the high and low closing prices of shares of MeriStar common stock as reported on the New York Stock Exchange (rounded to the nearest cent).

	Market Price Range
	High	Low	Cash Dividends
Fiscal Year Ending December 31, 2006:
First Quarter (through March 21, 2006)	$10.35	$9.25	(1)

Fiscal Year Ended December 31, 2005:
Fourth Quarter	$9.85	$8.13	(1)
Third Quarter	9.36	8.60	(1)
Second Quarter	8.72	6.67	(1)
First Quarter	8.30	6.78	(1)

Fiscal Year Ended December 31, 2004:
Fourth Quarter	$8.40	$5.38	(1)
Third Quarter	6.78	5.05	(1)
Second Quarter	7.00	5.80	(1)
First Quarter	7.18	5.73	(1)

(1)	We suspended our quarterly dividend payment in the fourth quarter of 2002. At current operating levels and levels of indebtedness, we would not anticipate paying a dividend in 2006.

On November 10, 2005, the last trading day prior to the release of a published report regarding a potential acquisition of MeriStar, the closing price of MeriStar common stock on the New York Stock Exchange was $8.70 per share. On February 17, 2006, the last full trading day prior to the date of the public announcement of the merger agreement, the closing price of MeriStar common stock on the New York Stock Exchange was $9.93 per share. On March 21, 2006, the last trading day before the date of this proxy statement, the closing price of MeriStar common stock on the New York Stock exchange was $10.35 per share. You are encouraged to obtain current market quotations for MeriStar common stock.

MeriStar did not declare or pay any dividends during the periods indicated. Under the merger agreement, until the merger effective time, MeriStar may not declare or pay dividends without the consent of Alcor Holdings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 17, 2006, there were 88,060,014 shares of MeriStar common stock issued and outstanding. The following table sets forth, as of March 17, 2006, information with respect to the beneficial ownership of MeriStar common stock by:

•	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock of MeriStar;

•	each of the current directors and named executive officers of MeriStar; and

•	all directors and executive officers of MeriStar as a group.

The amounts and percentages of MeriStar common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned
	Number	Percentage
Morgan Stanley(2)	9,051,610	10.3
Donald Smith & Co., Inc.(3)	8,497,000	9.6
Morgan Stanley Investment Management(2)	7,286,750	8.3
FMR Corp.(4)	6,777,060	7.7
Barclays Global Investors, NA(5)	6,300,727	7.2
The Vanguard Group, Inc.(6)	4,584,104	5.2
J. Taylor Crandall(7)	30,181	*
James F. Dannhauser(8)	34,607	*
William S. Janes(9)	49,607	*
Kevin J. Welch(10)	12,915	*
Jerome J. Kraisinger(11)	96,975	*
H. Cabot Lodge III(12)	43,082	*
Paul J. Klaassen(13)	4,607	*
Donald D. Olinger(14)	210,489	*
D. Ellen Shuman(15)	24,607	*
Brendan J. Keating(16)	37,768	*
Paul W. Whetsell(17)	346,803	*
Bruce G. Wiles(18)	301,937	*
James R. Worms(12)	54,126	*
All Directors and Executive Officers as a group (13 persons)	1,248,424	1.4

*	Represents less than 1% of the class.

(1)	Unless otherwise noted below, the address of each beneficial owner listed on the table below is c/o MeriStar Hospitality Corporation, 6430 Rockledge Drive, Suite 200, Bethesda, Maryland 20817.

(2)	Beneficial ownership information based on Schedule 13G filed by Morgan Stanley. Address: 1585 Broadway, New York, New York 10036, dated January 24, 2006.

(3)	Beneficial ownership information based on Schedule 13G filed by Donald Smith & Co., Inc. Address: 152 West 57th Street, New York, New York 10019, dated February 14, 2006.

(4)	Beneficial ownership information based on Schedule 13G filed by FMR Corp. Address: 82 Devonshire Street, Boston, Massachusetts 02109, dated February 14, 2006.

(5)	Beneficial ownership information based on Schedule 13G filed by Barclays Global Investors, NA. Address: 45 Fremont Street, San Francisco, California 94105, dated January 26, 2006.

(6)	Beneficial ownership information based on Schedule 13G filed by The Vanguard Group, Inc. Address: 100 Vanguard Boulevard, Malvern, PA 19355, dated February 13, 2006.

(7)	Includes 4,067 shares held by Group 31, Inc. Mr. Crandall is the President and sole shareholder of Group 31, Inc. Also includes 17,500 shares of MeriStar common stock that have vested under options granted. Address: c/o Oak Hill Capital, 2775 Sand Hill Road, Menlo Park, California 94025.

(8)	Includes 32,500 shares of MeriStar common stock that have vested under options granted. Address: c/o Six Flags, Inc. 122 East 42nd Street, New York, New York 10168.

(9)	Includes 47,500 shares of MeriStar common stock that have vested under options granted. Address: c/o RMB Realty 1133 Connecticut Avenue, NW, Washington, DC 20036.

(10)	Includes (i) 16,666 shares of MeriStar common stock that have vested under options granted and (ii) 8,333 shares of unvested restricted common stock that constitute stock awards.

(11)	Includes (i) 50,000 shares of MeriStar common stock that have vested under options granted and (ii) 13,333 shares of unvested restricted common stock that constitute stock awards.

(12)	Includes 40,975 shares of MeriStar common stock that have vested under options granted. Address: c/o iStar Financial, 1114 Avenue of the Americas, New York, New York 10036; c/o Paladin Realty Partners, LLC, 10880 Wilshire Blvd, Los Angeles, California 90024.

(13)	Includes 2,500 shares of MeriStar common stock that have vested under options granted.

(14)	Includes (i) 100,000 shares of MeriStar common stock that have vested under options granted and (ii) 39,999 shares of unvested restricted common stock that constitute stock awards.

(15)	Includes 22,500 shares of MeriStar common stock that have vested under options granted. Address: c/o Carnegie Corporation of New York, 437 Madison Avenue, New York, New York 10022.

(16)	Includes (i) 8,333 shares of MeriStar common stock that have vested under options granted and (ii) 8,333 shares of unvested restricted common stock that constitute stock awards.

(17)	Includes 141,666 shares of unvested restricted common stock that constitute stock awards.

(18)	Includes (i) 100,000 shares of MeriStar common stock that have vested under options granted and (ii) 50,000 shares of unvested restricted common stock that constitute stock awards.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokerages and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. MeriStar will promptly deliver a separate copy of this proxy statement to you if you call or write MeriStar at the following address or telephone number: MeriStar Hospitality Corporation, 6430 Rockledge Drive, Suite 200, Bethesda, Maryland 20817, telephone (301) 581-5900, Attention: Secretary. If you want to receive separate copies of our proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact MeriStar at the above address and telephone number.

STOCKHOLDER PROPOSALS

We intend to hold an annual meeting in 2006 only if the mergers are not completed. In order to be eligible for inclusion in MeriStar’s proxy materials for MeriStar’s 2006 annual meeting, if such a meeting is held, written notice of any stockholder proposal must have been received by MeriStar not later than December 23, 2005. In addition, nominations by stockholders of candidates for director and proposals by stockholders other than pursuant to the Rule 14a-8 under the Exchange Act process must be submitted in accordance with MeriStar’s current bylaws. MeriStar’s bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting, written notice (including certain specified information) generally must be delivered to our Secretary, at its principal executive offices, not later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice of the preceding year’s annual meeting. Accordingly, under the current bylaws a stockholder nomination or proposal intended to be considered at our annual meeting in 2006 must have been received by MeriStar’s Secretary after the close of business on December 23, 2005, and prior to the close of business on January 22, 2006. MeriStar’s Secretary will provide a copy of MeriStar’s bylaws upon written request and without charge.

OTHER MATTERS

We are not aware of any business or matter other than as indicated above, which may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, the persons named as proxies in the accompanying proxy will, in their discretion, vote thereon in accordance with their best judgment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

MeriStar files certain reports and information with the SEC under the Exchange Act. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like MeriStar, which file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement.

MeriStar files annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. MeriStar’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and on our website at www.meristar.com under Investor Relations—SEC Filings.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at:

20 Broad Street

New York, New York 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Investor Relations, MeriStar Hospitality Corporation, 6430 Rockledge Drive, Suite 200, Bethesda, Maryland 20817. If you would like to request documents, please do so by April 13, 2006, in order to receive them before the special meeting.

We are “incorporating by reference” information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended December 31, 2005. We also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated March 22, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Exhibit A

AGREEMENT AND PLAN OF MERGER

by and among

ALCOR HOLDINGS LLC,

ALCOR ACQUISITION INC.,

ALCOR ACQUISITION L.P.,

MERISTAR HOSPITALITY CORPORATION,

and

MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

Dated as of February 20, 2006

i

ii

iii

INDEX OF DEFINED TERMS

Active Employees	Section 5.8(a)
Affiliate	Section 8.1(a)
Agreement	Preamble
Alternative Merger	Section 2.9
Alternative Merger Effective Time	Section 2.9
Alternative Merger Sub I	Section 2.9
Articles of Merger	Section 1.3
Asset Purchase Agreement	Section 8.1(b)
Asset Sale	Section 8.1(c)
Business Day	Section 8.1(d)
Capitalization Date	Section 3.10(a)
Certificate	Section 2.1(a)
Class B OP Units	Section 2.2(a)
Class C OP Units	Section 2.2(a)
Class D OP Units	Section 3.10(a)
Closing	Section 1.2
Closing Date	Section 1.2
Club Documents	Section 3.24(f)
COBRA	Section 3.18(g)
Code	Section 2.3(f)
Commitment Letter	Section 4.7
Common OP Units	Section 2.2(a)
Common Stock	Section 3.10(a)
Company	Preamble
Company Assets	Section 3.9(b)
Company Awards	Section 2.4(b)
Company Benefit Plans	Section 3.18(a)
Company Board Recommendation	Section 3.3(a)
Company Contracts	Section 3.9(c)
Company Disclosure Letter	Article III
Company Employee	Section 3.18(a)
Company Financial Advisor	Section 3.29
Company Material Adverse Effect	Section 8.1(d)
Company Option	Section 2.4(a)
Company Organizational Documents	Section 3.5
Company Permits	Section 3.26(a)
Company Proxy Statement	Section 3.8(b)
Company Stock Award Plans	Section 3.10(c)
Company Stockholders Meeting	Section 3.8(b)
Company Termination Fee	Section 7.6(b)
Confidentiality Agreement	Section 5.3(b)
Continuation Period	Section 5.8(a)
Contracts	Section 8.1(f)
Credit Agreement	Section 8.1(g)
Damages Amount	Section 8.13(b)
Damages Opinion	Section 8.13(b)
Damages Ruling	Section 8.13(b)
Debt Financing	Section 4.7
Debt Offers	Section 2.10(a)
Department	Section 1.3

iv

DRULPA	Recitals
End Date	Section 7.2(a)
Environmental Costs	Section 3.22(b)(ii)
Environmental Laws	Section 3.22(a)(ii)
Environmental Matters	Section 3.22(a)(i)
Equity Funding Letter	Section 4.7
ERISA	Section 3.18(a)
Exchange Act	Section 3.8(b)
Exchange Fund	Section 2.3(a)
Excluded OP Unit(s)	Section 2.2(a)
Excluded Share(s)	Section 2.1(a)
Expenses	Section 5.14
Financing	Section 4.7
GAAP	Section 3.13(b)
Governmental Entity	Section 3.8
GP Interests	Section 2.2(a)
Guarantee	Recitals
Guarantor	Recitals
Hazardous Substances	Section 8.1(h)
Indebtedness	Section 3.17(a)(iv)
Indemnified Parties	Section 5.9(a)
Initial Redemption Notes	Section 2.11(a)
Intellectual Property	Section 3.23
IRS	Section 3.18(b)
Knowledge	Section 8.1(i)
Laws	Section 8.1(j)
Lease Documents	Section 3.24(b)
Leased Properties	Section 3.24(b)
Legal Actions	Section 3.16
Lehman	Section 6.2(f)
Liabilities	Section 3.14
Licensed Intellectual Property	Section 3.23
Liens	Section 8.1(k)
Loan Documents	Section 3.33
Loans	Section 3.33
LP Certificate of Merger	Section 1.3
Management Agreement Documents	Section 3.24(d)
Material Contracts	Section 3.17(a)(xiv)
Maximum Premium	Section 5.9(c)
Merger Sub I	Preamble
Merger Sub II	Preamble
Mergers	Recitals
MGCL	Recitals
New Plans	Section 5.8(c)
Non-Callable Notes	Section 2.10(a)
Notes	Section 2.10(a)
NYSE	Section 8.1(l)
Offer Documents	Section 2.10(c)
Old Plans	Section 5.8(c)
Operating Partnership	Preamble
Operating Partnership Agreement	Section 1.4(b)
OP Units	Section 2.2(a)

v

Orders	Section 8.1(m)
Owned Hotels	Section 3.24(a)
Owned Intellectual Property	Section 3.23
Owned Real Properties	Section 3.24(a)
Qualifying Income	Section 8.13(b)
Parent	Preamble
Parent Assets	Section 4.5(b)
Parent Contracts	Section 4.5(c)
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 8.1(n)
Partnership Merger	Recitals
Partnership Merger Effective Time	Section 1.3
Paying Agent	Section 2.3(a)
Payor	Section 8.13(b)
Per OP Merger Consideration	Section 2.2(a)
Per Share REIT Merger Consideration	Section 2.1(a)
Permits	Section 3.26(a)
Permitted Liens	Section 3.24(a)
Person	Section 8.1(o)
Post-Signing Returns	Section 5.16(b)
Preferred Stock	Section 3.10(a)
Profits-Only OP Units	Section 3.10(a)
Properties	Section 3.24(a)
Purchaser Parties	Preamble
Recipient	Section 8.13(b)
Redemption Notes	Section 2.11(a)
REIT	Section 3.21(j)
REIT Merger	Recitals
REIT Merger Effective Time	Section 1.3
REIT Requirements	Section 8.13(b)
Representatives	Section 8.1(p)
Requisite Company Vote	Section 8.1(q)
SEC	Section 3.8(b)
SEC Reports	Section 3.12
Securities Act	Section 3.12
Settlement Agreement	Section 3.17(a)(xii)
Share(s)	Section 2.1(a)
Stock Purchase Plan	Section 2.4(c)
Subsidiary	Section 8.1(r)
Superior Proposal	Section 8.1(s)
Surviving Corporation	Section 1.1(a)
Surviving Partnership	Section 1.1(b)
Takeover Proposal	Section 8.1(t)
Taxes	Section 8.1(u)
Tax Returns	Section 8.1(v)
10.50% Indenture	Section 2.11(a)
Termination Expenses	Section 7.6(b)
Third Party Flag Agreements	Section 3.24(c)
Treasury Regulations	Section 8.1(w)
WARN	Section 3.20(b)

vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 20, 2006 (this “Agreement”), by and among Alcor Holdings LLC, a Delaware limited liability company (“Parent”), Alcor Acquisition Inc., a Maryland corporation and a controlled subsidiary of Parent (“Merger Sub I”), Alcor Acquisition L.P., a Delaware limited partnership, whose general partner is a wholly-owned subsidiary of Merger Sub I (“Merger Sub II” and collectively with Parent and Merger Sub I, the “Purchaser Parties”), MeriStar Hospitality Corporation, a Maryland corporation (the “Company”), and MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”). 1

RECITALS

WHEREAS, it is proposed that Merger Sub I shall merge with and into the Company (the “REIT Merger”) with the Company surviving in accordance with the General Corporation Law of the State of Maryland (the “MGCL”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that Merger Sub II shall merge with and into the Operating Partnership (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with the Operating Partnership surviving in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company has approved the REIT Merger upon the terms and subject to the conditions set forth in this Agreement and recommended acceptance and approval by the stockholders of the Company of the REIT Merger and the other transactions contemplated hereby;

WHEREAS, separately, the board of directors of the Company, on behalf of the Company, as the general partner of the Operating Partnership, has approved the Partnership Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the managing member of Parent, the Board of Directors of Merger Sub I, and the general partner of Merger Sub II, have each approved the REIT Merger or the Partnership Merger, as applicable, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Blackstone Real Estate Partners V L.P. (“Guarantor”) is entering into a guarantee with the Company pursuant to which, among other things, Guarantor has agreed to (i) guarantee certain obligations of the Purchaser Parties under this Agreement and (ii) take certain other actions in furtherance of the transactions contemplated by this Agreement (the “Guarantee”); and

WHEREAS, the Company, the Operating Partnership and the Purchaser Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Mergers. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL, at the REIT Merger Effective Time, Merger Sub I shall be merged with and into the Company and the separate existence of Merger Sub I shall thereupon cease and the Company shall continue

[1]	As permitted by Sections 2.9 and 8.12 of the Agreement, on March 9, 2006, Parent and Alcor Acquisition LLC notified the Company and the Operating Partnership of Parent’s election to effect the REIT Merger by having the Company merge with and into Alcor Acquisition LLC, rather than having Alcor Acquisition Inc. merge with and into the Company. Pursuant to this notice, Alcor Acquisition LLC formally became a party to the agreement.

as the surviving corporation in the REIT Merger (sometimes hereinafter referred to as the “Surviving Corporation”). The REIT Merger shall have the effects specified in the MGCL. The Surviving Corporation may, at any time after the REIT Merger Effective Time, take any action (including executing and delivering any document) in the name and on behalf of the Company or Merger Sub I in order to carry out and effectuate the transactions contemplated by this Agreement.

(b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, Merger Sub II shall be merged with and into the Operating Partnership and the separate existence of Merger Sub II shall thereupon cease and the Operating Partnership shall continue as the surviving partnership in the Partnership Merger (sometimes hereinafter referred to as the “Surviving Partnership”) and as an indirect wholly-owned subsidiary of Parent. The Partnership Merger shall have the effects set forth in the DRULPA. The Surviving Partnership may, at any time after the Partnership Merger Effective Time take any action (including executing and delivering any document) in the name and on behalf of the Operating Partnership or Merger Sub II in order to carry out and effectuate the transactions contemplated by this Agreement.

Section 1.2 Closing. Unless this Agreement shall have been terminated in accordance with Article VII, the closing of the Mergers (the “Closing”) shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York at 10:00 A.M. on the third Business Day following the day on which the last of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as Parent and the Company may agree in writing (the “Closing Date”).

Section 1.3 Effective Times of the Mergers. On the Closing Date, the Company and Parent will cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with, and accepted for record by, the Maryland State Department of Assessments and Taxation (the “Department”). The REIT Merger shall become effective at the time when the Department accepts the Articles of Merger for record or at such later time (not later than 30 days after acceptance for record) as may be agreed by the parties in writing and specified in the Articles of Merger (the “REIT Merger Effective Time”). On the Closing Date, the Operating Partnership will cause a certificate of merger (the “LP Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DRULPA to effect the Partnership Merger. The Partnership Merger shall become effective when the LP Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the LP Certificate of Merger (the “Partnership Merger Effective Time”), it being understood and agreed that the parties shall cause the Partnership Merger Effective Time to occur immediately prior to the REIT Merger Effective Time.

Section 1.4 Organizational Documents.

(a) Surviving Corporation. At the REIT Merger Effective Time, (i) the charter of the Company as in effect immediately prior to the REIT Merger Effective Time shall be the charter of the Surviving Corporation until thereafter amended as provided therein or by applicable Law and (ii) the bylaws of the Company as in effect immediately prior to the REIT Merger Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) The Surviving Partnership. At the Partnership Merger Effective Time, (i) the Third Amended and Restated Certificate of Limited Partnership of the Operating Partnership attached as Exhibit A hereto shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided by applicable Law and (ii) the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of August 3, 1998, as in effect immediately prior to the Partnership Merger Effective Time (the “Operating Partnership Agreement”) shall be the agreement of limited partnership of the Surviving Partnership until thereafter amended as provided therein or by applicable Law.

Section 1.5 Directors; Officers

(a) The Surviving Corporation. (i) The parties hereto shall take all actions necessary so that the directors of Merger Sub I immediately prior to the REIT Merger Effective Time shall be, from and after the REIT Merger Effective Time, the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the charter and bylaws of the Surviving Corporation.

(ii) The parties hereto shall take all actions necessary so that the officers of Merger Sub I immediately prior to the REIT Merger Effective Time shall be, from and after the REIT Merger Effective Time, the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s organizational documents.

(b) The Surviving Partnership. At the Partnership Merger Effective Time, in connection with the transactions set forth in Section 2.2 hereof, and in accordance with Section 17-301(b)(3) of the DRULPA, (i) the general partner of Merger Sub II shall automatically, and without any further action of any Person, be admitted to the Surviving Partnership as the sole general partner of the Surviving Partnership, (ii) the Surviving Corporation shall automatically, and without any further action of any Person, be admitted to the Surviving Partnership as the sole limited partner of the Surviving Partnership, and (iii) the Surviving Partnership shall continue without dissolution.

ARTICLE II

EFFECT OF THE MERGERS ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

Section 2.1 Effect of the REIT Merger on Capital Stock. At the REIT Merger Effective Time, as a result of the REIT Merger and without any action on the part of the Purchaser Parties, the Company or any holder of any capital stock of the Company:

(a) REIT Merger Consideration. Each share of common stock, par value $0.01 per share, of the Company (a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the REIT Merger Effective Time (other than (i) the Shares owned by Parent or any direct or indirect Subsidiary of Parent and (ii) the Shares owned by any direct or indirect Subsidiary of the Company (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into by virtue of the REIT Merger the right to receive $10.45 per Share in cash (the “Per Share REIT Merger Consideration”). At the REIT Merger Effective Time, each Share that has been converted into the right to receive the Per Share REIT Merger Consideration shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the product of (x) the number of Shares represented by such Certificate multiplied by (y) the Per Share REIT Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share described in Sections 2.1(a)(i) shall, by virtue of the REIT Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist and any Excluded Share described in Section 2.1(a)(ii) shall remain outstanding.

(c) Merger Sub I. At the REIT Merger Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub I issued and outstanding immediately prior to the REIT Merger Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2 Effect of the Partnership Merger on Capital Stock. At the Partnership Merger Effective Time, as a result of the Partnership Merger and without any action on the part of the Purchaser Parties, the Company, the Operating Partnership or any holder of any partnership interest in the Operating Partnership:

(a) OP Merger Consideration. Each class B unit of limited partner interest in the Operating Partnership (the “Class B OP Units”), each class C unit of limited partner interest in the Operating Partnership (the

“Class C OP Units”), the general partnership interest in the Operating Partnership (the “GP Interests”) and each other outstanding unit of limited partner interest in the Operating Partnership (the “Common OP Units” and collectively with the the Class B OP Units, the Class C OP Units and the GP Interests, the “OP Units”), issued and outstanding immediately prior to the Partnership Merger Effective Time (other than (i) OP Units owned by Parent or any direct or indirect Subsidiary of Parent and (ii) OP Units owned by the Company or any direct or indirect Subsidiary of the Company (each, an “Excluded OP Unit” and collectively, the “Excluded OP Units”)) shall be converted into the right to receive the Per Share REIT Merger Consideration per OP Unit (the “Per OP Merger Consideration”). At the Partnership Merger Effective Time, each OP Unit that has been converted into the right to receive the Per OP Merger Consideration shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Per OP Merger Consideration, without interest.

(b) Cancellation of Excluded OP Units. Each Excluded OP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall, by virtue of the Partnership Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) The Operating Partnership. The GP Interests issued and outstanding immediately prior to the Partnership Merger Effective Time shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(d) Merger Sub II. (i) The general partner interest in Merger Sub II shall be automatically converted into the General Partner Interest (as defined in the Operating Partnership Agreement) in the Surviving Partnership and shall constitute the only outstanding general partner interest in the Surviving Partnership and (ii) the limited partner interest in Merger Sub II shall automatically be converted into the Limited Partner Interest (as defined in the Operating Partnership Agreement) in the Surviving Partnership and shall constitute the only outstanding limited partner interest in the Surviving Partnership.

Section 2.3 Exchange of Certificates.

(a) Paying Agent. Prior to the Partnership Merger Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as paying agent (the “Paying Agent”) in the Mergers and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which are satisfactory to the Company in its reasonable discretion. Promptly after the Partnership Merger Effective Time, on the Closing Date, Parent shall provide funds to the Paying Agent in amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Per Share REIT Merger Consideration and the Per OP Merger Consideration pursuant to Sections 2.1(a) and 2.2(a), respectively (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. (i) Promptly after the REIT Merger Effective Time (and in any event within five Business Days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.3(e)) to the Paying Agent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.3(e)) in exchange for the Per Share REIT Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.3(e)) to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 2.3(f)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.3(e)) multiplied by (y) the Per Share REIT Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. If any Per Share REIT Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the Per Share REIT Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the satisfaction of Parent and the Paying Agent that any such Taxes have already been paid or are not applicable. The payment of the Per Share REIT Merger Consideration upon surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate and the Shares formerly represented by it.

(ii) Promptly after the Partnership Merger Effective Time (and in any event within five Business Days), the Surviving Partnership shall cause the Paying Agent to mail to each holder of record of OP Units (other than holders of Excluded OP Units) (A) a letter of transmittal pursuant to which such holder of record shall certify to Parent, the Surviving Partnership and the Paying Agent the number of OP Units held by such holder and shall be in such form and have such other provisions as Parent, the Surviving Partnership and the Paying Agent may reasonably require and (B) instructions for use in effecting the delivery of such letter of transmittal in order to receive the Per OP Merger Consideration. Upon delivery to the Paying Agent of such letter of transmittal, duly executed, and any other documents reasonably requested by the Paying Agent, Parent or the Surviving Partnership, the holder of OP Units identified in such letter of transmittal shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 2.3(f)) equal to (x) the number of OP Units certified by such letter of transmittal multiplied by (y) the Per OP Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of such letter of transmittal. If any Per OP Merger Consideration is to be paid to a Person other than the Person in whose name the OP Units are registered in the transfer records of the Operating Partnership, then the Per OP Merger Consideration may be paid to such a transferee so long as (A) an appropriate letter of transmittal, accompanied by all documents required to evidence and effect that transfer, is delivered and (B) the Person requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the satisfaction of Parent and the Paying Agent that any such Taxes have already been paid or are not applicable. The payment of the Per OP Merger Consideration upon delivery of an appropriate letter of transmittal shall be deemed to have been paid in full satisfaction of all rights pertaining to such OP Units.

(c) Transfers. (i) From and after the REIT Merger Effective Time, there shall be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the REIT Merger Effective Time. If, after the REIT Merger Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II.

(ii) From and after the Partnership Merger Effective Time, there shall be no transfers on the transfer books of the Operating Partnership of OP Units that were outstanding immediately prior to the Partnership Merger Effective Time. If, after the Partnership Merger Effective Time, any holder of OP Units makes a request to the Surviving Partnership, Parent or the Paying Agent to transfer such OP Units, they shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company and the holders of the OP Units for 180 days after the REIT Merger Effective Time shall be delivered to Parent. Any holder of Shares (other than Excluded Shares) or OP Units (other than Excluded OP Units) who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Per Share REIT Merger Consideration or the Per OP Merger Consideration, as the case may be (in each case after giving effect to any required tax withholdings as provided in Section 2.3(f)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof) in the case of Shares or a properly completed letter of transmittal in the case of OP Units, without any interest thereon. Notwithstanding the foregoing, none of the Surviving

Corporation, the Surviving Partnership, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares or OP Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form and amount reasonably required by Parent as indemnity against any claim that may be made against Parent on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share REIT Merger Consideration.

(f) Withholding Rights. Each of Parent, the Surviving Corporation, the Surviving Partnership and the Paying Agent, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options, Company Awards or OP Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax law including, without limitation, any withholding required under Section 1445 of the Code; provided that, for the avoidance of doubt, no withholding will be required pursuant to Section 1445 of the Code on payments of the Per Share REIT Merger Consideration if the common stock of the Company is “regularly traded” (within the meaning of Temporary Treasury Regulation Section 1.897-9T(d)(1) or (2)) during the calendar quarter ending prior to the quarter in which the REIT Merger Effective Time occurs. To the extent that amounts are so withheld by the Surviving Corporation, Parent, the Surviving Partnership or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, the Surviving Partnership or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or OP Units in respect of which such deduction and withholding was made by the Surviving Corporation, Parent, the Surviving Partnership or the Paying Agent, as the case may be.

(g) Investment of the Exchange Fund. The Paying Agent shall invest the Exchange Fund as directed by Parent. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amount in excess of the amounts payable under Sections 2.1(a) or 2.2(a) shall be paid promptly to Parent.

Section 2.4 Treatment of Stock and Unit Plans; Employee Stock Purchase Plan.

(a) Treatment of Options. At the REIT Merger Effective Time each outstanding option to purchase Shares (a “Company Option”) under the Company Stock Award Plans, whether or not then exercisable or vested, shall be cancelled and shall entitle the holder thereof to receive an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option multiplied by (y) the excess, if any, of the Per Share REIT Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld in accordance with Section 2.3(f) with respect to such payment.

(b) Company Awards. At the REIT Merger Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Award Plans, other than Company Options (the “Company Awards”), whether vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the REIT Merger Effective Time multiplied by (y) the Per Share REIT Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share REIT Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld in accordance with Section 2.3(f) with respect to such payment.

(c) Employee Stock Purchase Plan. The Company shall adopt such resolutions or take such other actions with respect to the Amended and Restated Meristar Hospitality Corporation Employee Stock Purchase Plan (the “Stock Purchase Plan”), as may be required or appropriate to provide that (i) no “Offer Period” (as defined in the Stock Purchase Plan) shall commence following the date hereof and (ii) the Stock Purchase Plan (and, subject to subparagraph (i), any Offer Period thereunder) shall terminate, effective as of the earlier to occur of the REIT Merger Effective Time or the last day of the “Offer Period” in effect on the date hereof.

(d) Corporate Actions. (i) Beginning on the date hereof, the Company shall not, and shall cause its Subsidiaries not to, establish any new employee stock purchase plan or extend the availability of any employee stock purchase plan to any groups or categories of employees not previously included in any such plan, or, in either case, implement any decisions to do the same, whether or not such decisions have been communicated to employees. The Company shall, and shall cause its Subsidiaries to, take such action as is necessary to end the then current offering period under all employee stock purchase plans as soon as practicable after the date of this Agreement and to terminate such plan as of the REIT Merger Effective Time.

(ii) At or prior to the REIT Merger Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions (including, but not limited to, obtaining consents from holders of Company Awards and Company Options and waiving the Company’s achievement of any required objectives) which are necessary to effectuate the provisions of Sections 2.4(a), 2.4(b) and 2.4(c). The Company shall take all actions necessary to ensure that from and after the REIT Merger Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards.

Section 2.5 Termination of DRIP. Effective as of the date of this Agreement, the Company has terminated the Company’s Dividend Reinvestment Plan.

Section 2.6 Adjustments to Prevent Dilution. Without limiting the obligations of the Company and the Operating Partnership under Section 5.1, in the event that the Company or the Operating Partnership changes the number of Shares or OP Units, respectively, or other securities convertible or exchangeable into or exercisable for Shares or OP Units, issued and outstanding prior to the REIT Merger Effective Time or Partnership Merger Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share REIT Merger Consideration (and Per OP Merger Consideration) shall be equitably adjusted.

Section 2.7 Tax Characterizations. (a) Parent and the Company intend that, for U.S. federal and state income tax purposes, the REIT Merger shall be treated as a taxable acquisition of the Shares by Parent. However, in the event that Merger Sub I or Alternative Merger Sub I is the Surviving Corporation of the REIT Merger, Parent and the Company intend that, (i) for U.S. federal and applicable state income tax purposes, the REIT Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Merger Sub I or Alternative Merger Sub I in exchange for the Per Share REIT Merger Consideration and the assumption of the Company’s liabilities, followed by a liquidating distribution of such Per Share REIT Merger Consideration to the holders of Shares pursuant to Section 331 and Section 562 of the Code and (ii) this Agreement shall constitute a “plan of liquidation” of the Company for U.S. federal income tax purposes.

(b) Parent and the Operating Partnership intend that, for U.S. federal and applicable state income tax purposes, the Partnership Merger shall be treated as a taxable purchase of OP Units directly by Merger Sub I or the Surviving Corporation and that the separate existence of Merger Sub II shall be disregarded.

Section 2.8 Other Transactions. Parent shall have the option, in its sole discretion and without requiring the further consent of the Company, the Operating Partnership or the board of directors or stockholders of the

Company or any partners of the Operating Partnership, upon reasonable notice to the Company, to request that the Company, immediately prior to the Closing, (a) convert one or more Subsidiaries that are organized as corporations into limited liability companies and one or more Subsidiaries that are organized as limited partnerships into limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (b) sell all of the stock, partnership interests or limited liability interests owned, directly or indirectly, by the Company in one or more Subsidiaries at a price designated by Parent, and (c) sell any of the assets of the Company or one or more Subsidiaries at a price designated by Parent; provided, however, that (i) the Company shall not be required to take any action in contravention of any organizational document or other Material Contract relating to any applicable Subsidiary, (ii) any such actions or transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Section 6.1 and 6.2 have been satisfied or waived and that the Purchaser Parties are prepared to proceed immediately with the Closing (it being understood that in any event the transactions described in clauses (a), (b) and (c) will be deemed to have occurred prior to the Closing), and (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent or Merger Sub under this Agreement, including payment of the Per Share REIT Merger Consideration or the Per OP Merger Consideration. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 2.8. The Purchaser Parties shall, on a joint and several basis, indemnify and hold harmless the Company and its Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with such actions. Without limiting the foregoing, none of the representations, warranties or covenants of the Company shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 2.8.

Section 2.9 Alternative Structure of Merger. While it is currently contemplated that the REIT Merger shall be effected through the merger of Merger Sub I with and into the Company, Parent shall have the option, in its sole discretion and without requiring the further consent of the Company or the board of directors of the Company or the Company’s stockholders but subject to complying with Section 8.12, upon reasonable notice to the Company, to cause the REIT Merger to be effected through an alternative transaction structure pursuant to which the Company would merge with and into a controlled subsidiary of Parent or Merger Sub I (“Alternative Merger Sub I”), such Alternative Merger Sub I being a Delaware limited liability company, and such Alternative Merger Sub I being the Surviving Corporation (the “Alternative Merger”), in which case, at the REIT Merger Effective Time, (i) the effect of the Alternative Merger on the capital stock of the Company shall be the same as set forth in Section 2.1, except that Section 2.1(c) shall not apply, (ii) each limited liability company interest of Alternative Merger Sub I issued and outstanding immediately prior to the REIT Merger Effective Time shall remain unchanged and shall continue as one validly issued, fully paid limited liability company interest of the Surviving Corporation, (iii) Sections 1.4(a) and 1.5(a) shall not apply, and instead the limited liability company agreement and the certificate of formation of Alternative Merger Sub I, each as in effect immediately prior to the REIT Merger Effective Time, shall be the limited liability company agreement and certificate of formation of the Surviving Corporation until thereafter amended as provided therein or by Law, and (iv) the managing member(s) of Alternative Merger Sub I immediately prior to the REIT Merger Effective Time shall continue as the managing member(s) of the Surviving Corporation, and the officers of Alternative Merger Sub I immediately prior to the REIT Merger Effective Time shall continue as the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal. Parent shall make such election by delivering to the Company a notice electing to effect the Alternative Merger but not later than three days prior to the mailing of the Company Proxy Statement. If Parent makes such election, (a) the parties shall take all actions and make all filings required to consummate the Alternative Merger, including the filing of a certificate of merger with the Secretary of State of the State of Delaware, (b) the second sentence of Section 1.3 shall not apply, and the REIT Merger shall instead become effective at the times specified by the Delaware Limited Liability Company Act and the MGCL (the “Alternative Merger Effective Time”) and (c) all references in this Agreement to the term (i) “Merger Sub I” shall be deemed to be references to Alternative Merger Sub I, (ii) “REIT Merger” shall be deemed to refer to the Alternative

Merger, (iii) “REIT Merger Effective Time” shall be deemed to refer to the Alternative Merger Effective Time and (iv) “Surviving Corporation” shall be deemed to refer to Alternative Merger Sub I in its capacity as the surviving entity in the Alternative Merger.

Section 2.10 Debt Offers.

(a) The Company and the Operating Partnership shall use their respective reasonable best efforts to commence, on the date 14 days prior to the estimated date of mailing the Company Proxy Statement or on any other date designated by Parent on at least five days notice to the Company, offers to purchase, and related consent solicitations with respect to, all of the outstanding aggregate principal amount of the Company’s 9% Senior Notes due 2008 and the Company’s 9 1/8% Senior Notes due 2011 (collectively, the “Non-Callable Notes”) and, in Parent’s sole discretion, if the Asset Sale has not been consummated prior to the commencement of the Debt Offers (as defined below), the Company’s 10.50% Senior Notes due 2009 (other than the Redemption Notes (as defined in Section 2.11(a)) (together with the Non-Callable Notes, the “Notes”) on the terms and conditions set forth in Section 2.10(a) of the Company Disclosure Letter (or as may otherwise be agreed between the Company and Parent) and such other customary terms and conditions as are reasonably acceptable to Parent and the Company (including the related consent solicitations, collectively, the “Debt Offers”); provided that (i) this Agreement shall have not been terminated in accordance with Article VII, (ii) the Company shall have received from Parent the completed Offer Documents (as defined below), which shall be in form and substance reasonably satisfactory to the Company, and (iii) at the time of such commencement, the Purchaser Parties shall have otherwise performed or complied with all of their agreements and covenants required by this Agreement to be performed on or prior to the time that the Debt Offers are to be commenced. The Company and the Operating Partnership shall waive any of the conditions to the Debt Offers (other than that the Mergers shall have been consummated and that there shall be no Order prohibiting consummation of the Debt Offers) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the Debt Offers other than as agreed between Parent and the Company. Notwithstanding the immediately preceding sentence, neither the Company nor the Operating Partnership need make any change to the terms and conditions of the Debt Offers requested by Parent that decreases the price per Note payable in the Debt Offers as set forth in Section 2.10(a) of the Company Disclosure Letter or imposes conditions to the Debt Offers in addition to those set forth in Section 2.10(a) of the Company Disclosure Letter that are materially adverse to the holders of the Notes, unless such change is approved by the Company in writing.

(b) The Company and the Operating Partnership agree that, immediately following the consent expiration date, assuming the requisite consents are received, each of the Company, the Operating Partnership, the co-issuers of the Notes and their Subsidiaries as is necessary shall execute supplemental indentures to the indentures governing the Notes, which supplemental indentures shall implement the amendments set forth in the Offer Documents and shall become operative concurrently with the Partnership Merger Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Concurrent with the Partnership Merger Effective Time, Parent shall cause the Surviving Partnership to accept for payment and thereafter promptly pay for the Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offers and in accordance with the Debt Offers.

(c) Promptly after the date of this Agreement, Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the offers to purchase, related letters of transmittal and other related documents (collectively, the “Offer Documents”). Parent, the Company and the Operating Partnership shall, and shall cause their respective Subsidiaries to, cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements) and all mailings to the holders of the Notes in connection with the Debt Offers shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offers any information in the Offer Documents should be discovered by the Company and its Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by or on behalf of the Company and the Operating Partnership to the holders of the applicable Notes. Notwithstanding anything to the contrary in this Section 2.10, the Company and the Operating Partnership shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such laws are applicable in connection with the Debt Offers. To the extent that the provisions of any applicable Law conflict with this Section 2.10 the Company and the Operating Partnership shall comply with the applicable Law and shall not be deemed to have breached their obligations hereunder by such compliance.

(d) In connection with the Debt Offers, Parent may select one or more dealer managers (of which one such dealer manager shall be the Company Financial Advisor), information agents, depositaries and other agents to provide assistance in connection therewith and the Company and the Operating Partnership shall, and shall cause their Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected. Parent shall pay the reasonable fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers, and Parent further agrees to reimburse the Company and the Operating Partnership and their Subsidiaries for all of their reasonable out-of-pocket costs in connection with the Debt Offers promptly following incurrence and delivery of reasonable documentation of such costs. The Purchaser Parties shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries, their respective officers and directors for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Offers and the Offer Documents; provided, however, that none of the Purchaser Parties shall have any obligation to indemnify and hold harmless any such party or person to the extent that such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure regarding the Company and its Subsidiaries that is determined to have contained a material misstatement or omission.

Section 2.11 Redemption and Defeasance.

(a) (i) The Operating Partnership and MeriStar Hospitality Finance Corp. II shall redeem $100,000,000 in aggregate principal amount of the outstanding 10.50% Senior Notes due 2009 (collectively, the “Initial Redemption Notes”) on March 8, 2006 in accordance with the redemption notice dated February 2, 2006 and the terms of such securities and related indentures and (ii) if the Asset Sale occurs, promptly following the closing thereof, the Operating Partnership and MeriStar Hospitality Finance Corp. II shall issue an irrevocable notice of optional redemption for the remaining 10.50% Senior Notes due 2009 then outstanding (any of such notes so called for redemption collectively with the Initial Redemption Notes, the “Redemption Notes”) in accordance with the terms of such securities and Section 3.7(b) of the related indenture (the “10.50% Indenture”).

(b) In the event that majority consents are not obtained in relation to consent solicitations comprising part of the Debt Offers within 60 days after the commencement of the Debt Offers, the Company and the Operating Partnership may, in their discretion, to the extent permitted by such Notes and related indentures, defease the covenants contained in such securities and the related indentures prior to the Partnership Merger Effective Time. Any such defeasance initiated by the Company and the Operating Partnership pursuant to this paragraph shall be subject to the prior approval of Parent, which approval shall not be unreasonably withheld. All terms of any new financing required for the Company and the Operating Partnership to fund any defeasance pursuant to this paragraph, including, without limitation, interest rates and fees, shall be subject to the prior approval of Parent and any such new financing shall contain provisions permitting such financing to be repaid at any time without penalty.

(c) To the extent that, as of the Closing Date, either (i) all of the 10.50% Senior Notes due 2009 have not been called for redemption pursuant to Section 2.11(a) or (ii) the requisite consents specified in Section

2.10(a) of the Company Disclosure Letter have not been delivered in accordance with the Debt Offers by the holders thereof and not withdrawn, the Company and the Operating Partnership shall issue an irrevocable notice of optional redemption for all of the then outstanding 10.50% Senior Notes due 2009 pursuant to Section 3.7(b) of the 10.50% Indenture and shall satisfy and discharge such 10.50% Senior Notes due 2009 and the 10.50% Indenture in accordance with Section 8.1(b) thereof at the Partnership Merger Effective Time; provided that, the Purchaser Parties shall have deposited with the trustee under the 10.50% Indenture sufficient funds to effect such satisfaction and discharge.

Section 2.12 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the REIT Merger, the Partnership Merger or the other transactions contemplated by this Agreement; provided that, the provisions of Section 3-202(c)(1)(ii) of the MGCL are applicable to the REIT Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE

OPERATING PARTNERSHIP

Except as set forth in the disclosure letter (with reference to the section of this Agreement to which the information stated in such disclosure letter relates; provided that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to another section of such disclosure letter that relates to a representation or representations made elsewhere in Article III of this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto) delivered by the Company and the Operating Partnership to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company and the Operating Partnership represent and warrant to the Purchaser Parties that:

Section 3.1 Organization and Power. Each of the Company and its Subsidiaries is a corporation, limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 3.2 Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited partnership, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failures to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect.

Section 3.3 Authorization. (a) The Company has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and, subject to approval of the REIT Merger by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The board of directors of the Company has adopted resolutions: (i) approving and declaring advisable the REIT Merger, this Agreement and the transactions contemplated by this Agreement; (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummates the REIT Merger upon the terms and subject to the conditions set forth in this Agreement; (iii) directing that approval of the REIT Merger be submitted to a vote at a meeting of the stockholders of the Company; (iv) recommending to the stockholders of the Company that they approve the REIT Merger (collectively, the “Company Board Recommendation”); and (v) pursuant to which it has taken all requisite action so that the execution, delivery and consummation of the transactions contemplated by this Agreement by the parties hereto will not result in Parent being subject to the “Ownership Limit” or the “Look-Through Ownership Limit” (as such terms are defined in the Company’s charter) for purposes of Article V of the Company’s charter or otherwise subject it to the restrictions contained therein, subject to the receipt by the board of directors of the Company of the documents described in Section 3.3 of the Disclosure Letter. The Company Board Recommendation was adopted prior to the execution of this Agreement unanimously by those directors present at the meeting at which this Agreement was adopted. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Vote.

(b) The Operating Partnership has all necessary limited partnership power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The Company, as the general partner of the Operating Partnership, has adopted resolutions: (i) approving and declaring advisable the Partnership Merger, this Agreement and the transactions contemplated by this Agreement; and (ii) declaring that it is in the best interests of the partners of the Operating Partnership that the Operating Partnership enters into this Agreement and consummates the Partnership Merger upon the terms and subject to the conditions set forth in this Agreement. The execution, delivery and performance of this Agreement by the Operating Partnership and the consummation by the Operating Partnership of the transactions contemplated hereby have been duly and validly authorized by all necessary limited partnership action on the part of the Operating Partnership.

Section 3.4 Enforceability. This Agreement has been duly executed and delivered by the Company and the Operating Partnership and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser Parties, constitutes a legal, valid and binding agreement of the Company and the Operating Partnership, enforceable against the Company and the Operating Partnership in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws related to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

Section 3.5 Organizational Documents. The Company has made available to Parent correct and complete copies of the charter and bylaws (or the equivalent organizational documents), each as amended to date, of the Company and each of its material Subsidiaries, in each case as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”). Neither the Company nor any Subsidiary is, nor has the Company been, in violation of any of the Company Organizational Documents in any material respect.

Section 3.6 Minute Books. The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, members, partners, the boards of directors and each committee of the boards of directors of the Company and each of its Subsidiaries held since January 1, 2003; provided that the Company shall not be obligated to make available any minutes of meetings to the extent they relate to other bidders in connection with any potential sale of the Company or any of its material assets or otherwise related to deliberations by the board of directors of the Company with respect to the consideration of strategic alternatives.

Section 3.7 Subsidiaries. A correct and complete list of all Subsidiaries of the Company and other Persons in which the Company owns, directly or indirectly, capital stock or other equity interests, together with their respective jurisdictions of organization and the percentage of the outstanding capital stock or other equity interests of each such Subsidiary or other Person that is held by the Company or any Subsidiary of the Company is set forth in Section 3.7 of the Company Disclosure Letter. Except as set forth in Section 3.7 of the Company Disclosure Letter, (a) each of the Subsidiaries of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Liens and (b) the Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company.

Section 3.8 Governmental Authorizations. Except as set forth in Section 3.8 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the Operating Partnership and the consummation by the Company and the Operating Partnership of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign (each, a “Governmental Entity”), other than:

(a) the filing (i) by the Company of the Articles of Merger with the Department and (ii) by the Operating Partnership of the LP Certificate of Merger with the Secretary of State of the State of Delaware;

(b) the filing with the Securities and Exchange Commission (the “SEC”) of (i) a proxy statement by the Company (the “Company Proxy Statement”), relating to the special meeting of the stockholders of the Company to be held to consider the approval of the REIT Merger (the “Company Stockholders Meeting”) and (ii) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Exchange Act of 1934 (the “Exchange Act”) or the Securities Act;

(c) compliance with the NYSE rules and regulations;

(d) any applicable state or federal Laws governing the sale of liquor; and

(e) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Notwithstanding anything to the contrary in this Agreement, the failure to obtain approvals, consents or authorizations in respect of or related to the matters referred to in Section 3.8(d) shall not be a condition to the Closing or be deemed, individually or in the aggregate, to have, result in, or cause a Company Material Adverse Effect.

Section 3.9 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the Operating Partnership and the consummation by the Company and the Operating Partnership of the transactions contemplated by this Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents;

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries, including Intellectual Property (“Company Assets”), are bound (in each case, assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.8 have been obtained or made), other than as would not have a Company Material Adverse Effect;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) or result in a material loss of a material benefit under, any Contracts to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound (collectively, “Company Contracts”) or any Company Permit, other than as set forth in Section 3.9(c) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect;

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contracts or any Company Permits, other than as set forth in Section 3.9(d) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect;

(e) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations or give rise to a right or obligation to purchase or sell assets or securities under any Company Contracts, other than as set forth in Section 3.9(e) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect; or

(f) cause the creation or imposition of any Liens on any Company Assets, other than as set forth in Section 3.9(f) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect.

Section 3.10 Capitalization; Options.

(a) As of the date of this Agreement, the Company’s authorized capital stock consists solely of 100,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of February 17, 2006 (the “Capitalization Date”), 87,568,850 shares of Common Stock were issued and outstanding, an additional 246,665 shares of restricted stock issued under the Company Stock Award Plans were subject to vesting restrictions as of such date, no shares of Common stock were held in treasury or by any Subsidiary of the Company and no shares of Preferred Stock were issued and outstanding. As of the Capitalization Date, shares of Common Stock were issuable as set forth on Section 3.10(a)(i) of the Company Disclosure Letter. As of the Capitalization Date, (i) 1,301,397 Company Options to purchase 1,301,397 shares of Common Stock at a weighted average price per share of $14.37 were outstanding and 7,765,899 shares of Common Stock were available for issuance in connection with stock options and (ii) 1,147,647 Company Awards under the Company Stock Award Plans were outstanding. Since the Capitalization Date through the date of this Agreement, other than in connection with the issuance of shares of Common Stock pursuant to the Stock Purchase Plan or the exercise of Company Options and Company Awards, in each case outstanding as of the Capitalization Date, there has been no change in the number of shares of outstanding capital stock of the Company or the number of outstanding Company Options or Company Awards. The authorized equity interests of the Operating Partnership consist solely of the OP Units and units of Class D limited partner interests in the Operating Partnership (the “Class D OP Units”) and units of profits-only limited partner interests in the Operating Partnership (the “Profits-Only OP Units”). As of the date of this Agreement, (i) 88,800,025 Common OP Units are issued and outstanding, (ii) 46,628 Class B OP Units are issued and outstanding, (iii) 910,714 Class C OP Units are issued and outstanding and (iv) no Class D OP Units or Profits-Only OP Units are issued or outstanding. As of the date of this Agreement, 87,568,850 Common OP Units are owned, directly or indirectly, by the Company free and clear of any Liens and the remaining Common OP Units, Class B OP Units and Class C OP Units are owned of record as set forth in Section 3.10(a)(ii) of the Company Disclosure Letter. The GP Interests are owned by the Company. Except as set forth above or as set forth in Sections 3.10(a)(i) or (a)(iii) of the Company Disclosure Letter, as of the date hereof, there are no shares of capital stock or securities convertible into or exchangeable for or rights to acquire shares of capital stock of the Company or the Operating Partnership authorized, issued, outstanding or reserved for issuance.

(b) All shares of Common Stock that are outstanding are, and all shares of Common Stock that are subject to issuance, upon issuance prior to the REIT Merger Effective Time upon the terms and subject to the conditions specified in the instruments under which they are issuable will be, duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(c) The Company has made available to Parent correct and complete copies of all stock award plans set forth on Section 3.10(c) of the Company Disclosure Letter (the “Company Stock Award Plans”) and all forms of options and other stock-based awards issued under those Company Stock Award Plans.

(d) Each outstanding share of capital stock, each limited liability company interest and each partnership interest of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights, other than as set forth in Section 3.10(d) of the Company Disclosure Letter.

(e) Except as set forth in this Section 3.10 and as set forth in Section 3.10(e) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Common Stock or capital stock of any Subsidiary of the Company or (ii) to provide any funds to, make any investment in (whether in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to (A) any Subsidiary of the Company or (B) any other Person.

(f) As of the date of this Agreement, the only outstanding Indebtedness for borrowed money of the Company and the Subsidiaries is set forth in Section 3.10(f) of the Company Disclosure Letter.

(g) The Company does not have a “poison pill” or similar stockholder rights plan.

Section 3.11 Voting.

(a) The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, applicable Laws or otherwise) to approve the REIT Merger and the transactions contemplated by this Agreement. The approval of this Agreement, the Partnership Merger and the transactions contemplated by this Agreement by the Company, in its capacity as the general partner of the Operating Partnership, is the only approval of the partners of the Operating Partnership required by applicable Laws or under the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated August 3, 1998, as amended, to duly effect such approval, and such approval has been obtained prior to the date hereof.

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Letter, there are no stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary. There are no bonds, debentures, notes or other instruments of Indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote on any matters on which stockholders of the Company may vote, except for the Company’s 9.50% Convertible Subordinated Notes due 2010 (which are convertible into Common Stock but do not have the right to vote).

Section 3.12 SEC Reports. The Company and the Operating Partnership have timely filed with the SEC, and have made available to Parent correct and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since January 1, 2002 (collectively, the “SEC Reports”). The SEC Reports (a) were prepared in accordance with the requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and other applicable Laws and (b) did not, at the time they were filed, or if amended or restated, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. No Subsidiary of the Company (other than the Operating Partnership) is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service. The Company has made available to Parent copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries, on the other hand, since January 1, 2003 through the date of this Agreement.

Section 3.13 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference in the SEC Reports (including, in each case, any notes thereto):

(a) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(b) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(c) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments). Except as set forth in Section 3.13(c) of the Company Disclosure Letter, all of the Subsidiaries are consolidated for accounting purposes.

Section 3.14 Liabilities. There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, other than:

(a) Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2005 or the footnotes thereto set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005;

(b) Liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practices that would not have a Company Material Adverse Effect; and

(c) Liabilities set forth in Section 3.14(c) of the Company Disclosure Letter.

Section 3.15 Absence of Certain Changes. Except as set forth in the SEC Reports filed at least two Business Days prior to the date of this Agreement, since September 30, 2005, the Company and each of its Subsidiaries have conducted their business in the ordinary course consistent with past practices and:

(a) there has not been any Company Material Adverse Effect; and

(b) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 5.1, other than as set forth in Section 3.15 of the Company Disclosure Letter.

Section 3.16 Litigation. Except as set forth in the SEC Reports filed at least two Business Days prior to the date of this Agreement, and except as set forth in Section 3.16 of the Company Disclosure Letter, there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against (a) the Company or any of its Subsidiaries or the Company Assets or (b) any director, officer or employee of the Company or any of its Subsidiaries or other Person for whom the Company or any of its Subsidiaries may be liable, in each case other than Legal Actions that would not have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of its Subsidiaries or the Company Assets other than Orders that would not have a Company Material Adverse Effect. Other than pursuant to Company Organizational Documents or as set forth in Section 3.18(a) of the Company Disclosure Letter, no Contract between the Company or any Subsidiary and any current or former director or officer exists that provides for indemnification.

Section 3.17 Contracts.

(a) Section 3.17(a) of the Company Disclosure Letter contains a list of the following Company Contracts as of the date hereof:

(i) any lease of real or personal property, with third parties other than the Company or any Subsidiaries, providing for annual rentals of $500,000 or more;

(ii) any Contract, with the exception of the agreements set forth in Section 3.24(c) or (d) of the Company Disclosure Letter, for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days notice by the Company or the Subsidiaries and that provides for or is reasonably likely to require either (A) annual payments from the Company and the Subsidiaries of $500,000 or more, or (B) aggregate payments from the Company and the Subsidiaries of $5,000,000 or more;

(iii) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture which is not a wholly-owned Subsidiary of the Company;

(iv) any Contract (other than among consolidated Subsidiaries) under which Indebtedness for borrowed money is (including guarantees) outstanding or may be incurred or pursuant to which any property or asset of the Company or any of its Subsidiaries is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Property (except, with respect to the transfer of Leased Properties, restrictions contained in the Lease Documents). “Indebtedness” means, without duplication, (A) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (B) obligations under conditional sale or other title retention Contracts relating to purchased property, (C) capitalized lease obligations, (D) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (E) guarantees of any Indebtedness of the foregoing of any other person;

(v) any Contract currently required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(vi) any Contract that purports to limit in any material respect the right of the Company or the Subsidiaries (A) to engage in any line of business, or (B) to compete with any person or operate in any location;

(vii) any Contract providing for the sale or exchange of, or option to sell or exchange, any Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate entered into in the past 18 months or in respect of which the applicable transaction had not been consummated;

(viii) any Contract entered into in the past 18 months or in respect of which the applicable transaction had not been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (vii) of this Section 3.17(a)) or capital stock or other equity interests of another person for aggregate consideration in excess of $500,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries manages any real property;

(x) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Properties, under which the Company or any of its Subsidiaries has, or expects to incur, an obligation in excess of $1,000,000 in the aggregate that has not been satisfied as of the date hereof;

(xi) any advertising or other promotional Contract providing for payment by the Company or any Subsidiary of $750,000 or more;

(xii) any Contract to which the Company or any of its Subsidiaries has continuing indemnification obligations (other than Contracts entered into in the ordinary course of business) or potential liability under any purchase price adjustment that, in each case, could reasonably be expected to result in future payments of more than $1,000,000 or any Contract (a “Settlement Agreement”) relating to the settlement or proposed settlement of any Legal Action, which involves the issuance of equity securities or the payment of an amount, in any such case, having a value of more than $1,000,000;

(xiii) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and its Subsidiaries; and

(xiv) any Contract (other than Contracts referenced in clauses (i) through (xiii) of this Section 3.17(a)) which by its terms calls for payments by the Company and the Subsidiaries in excess of $5,000,000 (the Contracts described in clauses (i) through (xiv) and those required to be identified in Sections 3.17(c), 3.18(a), 3.19, 3.20(a), 3.24(b), 3.24(c), 3.24(d) and 3.24(f) of the Company Disclosure Letter, in each case together with all exhibits and schedules thereto being, the “Material Contracts”);

(b) Except as would not have a Company Material Adverse Effect or as set forth in Section 3.17(b) of the Company Disclosure Letter, (i) neither the Company nor any Subsidiary is and, to the Company’s

Knowledge, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any of the Subsidiaries has received any claim of default under any such Material Contract, and (iii) to the Company’s Knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

(c) Except as disclosed in the Company’s Proxy Statement filed on April 21, 2005 with the SEC, there are no Contracts or material transactions between the Company or any Subsidiary, on the one hand, and any (i) officer or director of the Company or any Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of the Company, or (iii) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees generally or as set forth in Section 3.18 of the Company Disclosure Letter.

Section 3.18 Benefit Plans.

(a) Section 3.18(a) of the Company Disclosure Letter contains a correct and complete list of (i) each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA and (ii) each other stock purchase, stock option, severance, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, under which (A) any past or present director, officer, employee or independent contractor of the Company (each a “Company Employee”) has any present or future right to benefits or (B) the Company has any present or future Liabilities. All such plans, agreements, programs, policies, commitments and arrangements (whether or not set forth in Section 3.18(a) of the Company Disclosure Letter) are collectively referred to as the “Company Benefit Plans.” All references to the “Company” in this Section 3.18 shall refer to the Company and any member of its “controlled group” within the meaning of Section 414 of the Code.

(b) With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent correct and complete copies of: (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications; (iii) the most recent annual report (including all schedules); (iv) the most recent actuarial valuation report (if any), annual audited financial statements and opinion; (v) the Form 5500 and attached schedules; (vi) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”); and (vii) all material communications with any Governmental Entity given or received within the past three years.

(c) All amounts properly accrued as liabilities or expenses of any Company Benefit Plan have been properly reflected in the most recent financial statements contained in the SEC Reports, to the extent required by GAAP. Since the date of such financial statements, there has been no amendment or change in interpretation by the Company relating to any Company Benefit Plan which would materially increase the cost of such Company Benefit Plan.

(d) The Company does not maintain or contribute to, and has not within the preceding five years maintained or contributed to, or had during such period the obligation to maintain or contribute to, nor does the Company have any unsatisfied obligation with respect to, any Company Benefit Plan that constitutes a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company does not maintain or contribute to, and has not within the preceding five years maintained or contributed to, or had during such period the obligation to maintain or contribute to, or have any unsatisfied obligation with respect to, any “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) or any “multiple employer plan” (within the meaning of the Code or ERISA).

(e) Each Company Benefit Plan has been established and administered in compliance in all material respects with its terms and all applicable Laws. Each Company Benefit Plan that requires registration with a Governmental Entity has been so registered. With respect to each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code, (i) such plan has been issued a favorable determination letter by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption. With respect to each Company Benefit Plan, (x) no Legal Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (y) no facts or circumstances exist that could reasonably be expected to give rise to any such Legal Actions, and (z) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other Governmental Entities are pending, in progress or, to the Knowledge of the Company, threatened (including any routine requests for information from the PBGC).

(f) Each Company Benefit Plan which is a “group health plan” within the meaning of Section 607(1) of ERISA is in compliance in all material respects with the provisions of the Consolidated Omnibus Budget Recommendation Act of 1985, the Health Insurance Portability and Accountability Act of 1996 and other applicable Laws.

(g) There are no: (i) Company Benefit Plans under which welfare benefits are provided to Company Employees beyond their retirement or other termination of service, other than coverage mandated by COBRA, Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws (collectively, “COBRA”), the cost of which is fully paid by such Company Employees or their dependents; or (ii) unfunded Company Benefit Plan obligations with respect to any Company Employees that are not fairly reflected by reserves shown on the most recent financial statements contained in the SEC Reports. The provision of postretirement welfare benefits under any Company Benefit Plan (other than those required to be provided under COBRA or any employment agreement set forth in Section 3.18(a) of the Company Disclosure Letter) may be terminated at any time by the Company without Liability to the Company.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any Company Employee; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity based award; or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(i) Neither the Company nor any Company Benefit Plan, nor to the Knowledge of the Company any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, has resulted or could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(j) Except as provided in Section 3.18(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract providing a future obligation, or has communicated any intention to any Company Employee, to create any additional Company Benefit Plans or to modify any existing Company Benefit Plan.

(k) Except as disclosed in Section 3.18(k) of the Company Disclosure Letter, no capital stock or other securities of the Company or any of its Subsidiaries forms or has formed a material part of the assets of any Company Benefit Plan.

(l) Except as set forth in Section 3.18(l) of the Company Disclosure Letter, no Company Benefit Plan is maintained outside the jurisdiction of the United States or covers Company Employees outside of the United States.

Section 3.19 Executive and Director Loans. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (within the meaning of Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of its Subsidiaries has made any loans to any such executive officers or directors.

Section 3.20 Labor Relations.

(a) Except as set forth in Section 3.20(a)(i) of the Company Disclosure Letter, none of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted. Except as set forth in Section 3.20(a)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collectively bargaining agreement or other labor contract. Neither the Company nor any of its Subsidiaries currently has, nor to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Letter, the Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law within the last six months which remains unsatisfied.

Section 3.21 Taxes. Except as set forth in Section 3.21 of the Company Disclosure Letter:

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are correct and complete in all material respects, except for Tax Returns as to which the failure to so file or be true, complete and correct in all material respects would not have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries have fully and timely paid, or will timely pay prior to Closing, all material Taxes due and payable, and have made adequate provision in accordance with GAAP for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement, except for Taxes as to which the failure to pay or adequately provide for would not have a Company Material Adverse Effect.

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, except for such agreements or requests that would not have a Company Material Adverse Effect.

(d) No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries except for such audits and proceedings that would not have a Company Material Adverse Effect.

(e) All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the SEC Reports.

(f) No material claim in writing has been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or such Subsidiary is or may be subject to Tax in such jurisdiction.

(g) There are no material Tax liens on any assets of the Company or any of the Subsidiaries (other than any liens for Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP or for Taxes being contested in good faith or statutory liens for unpaid property Taxes not yet due and payable).

(h) The Company and its Subsidiaries have complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and have duly and timely withheld and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid on or prior to the due date thereof.

(i) Neither the Company nor any Subsidiary (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income tax return and (B) has any liability for the Taxes of any person, under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise. Neither the Company nor any Subsidiary is a party to any tax sharing agreement or other tax indemnification arrangement.

(j) The Company (i) for all taxable years commencing with its taxable year ending December 31, 1996 through December 31, 2005 has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years and (ii) has operated since December 31, 2005 to the date hereof and intends to continue to operate until the Closing Date, in such a manner as to permit it to continue to qualify as a REIT. Since the most recently audited financial statement contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the Company and the Subsidiaries have incurred no Liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither the Company nor any Subsidiary has incurred any material Liability for Taxes other than in the ordinary course of business. None of the Company or any of its Subsidiaries hold any assets the disposition of which, pursuant to Treasury Regulations Section 1.337(d)-7, would be subject to a material amount of tax under the rules of Section 1374 of the Code.

(k) Each Subsidiary which is a partnership, joint venture or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded as a separate entity, as the case may be, and has not been treated for federal income tax purposes as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein owned any assets (including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code.

(l) No Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(l) of the Code.

(m) Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(n) Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

Section 3.22 Environmental Matters. Except as set forth in Section 3.22 of the Company Disclosure Letter or as would not have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries are and have been continuously in compliance with:

(i) all applicable Laws relating to (A) pollution, contamination, protection of the environment or public or employee health and safety, (B) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (C) the manufacture, processing, distribution, use, treatment, storage, disposal, arranging for disposal, transport or handling of Hazardous Substances (collectively, “Environmental Matters”); and

(ii) all applicable Orders and Permits relating to Environmental Matters (collectively, “Environmental Laws”).

(b) To the Knowledge of the Company, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents or actions:

(i) that have given rise or could reasonably be expected to give rise to any Liabilities of the Company or any of its Subsidiaries under any Environmental Laws;

(ii) that have required or could reasonably be expected to require the Company or any of its Subsidiaries to incur any actual or potential cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, damages (including any actual, punitive or consequential damages (A) under any Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case arising out of or relating to any Environmental Matters (collectively, “Environmental Costs”); or

(iii) that have formed or could reasonably be expected to form the basis of any Legal Action against or involving the Company or any of its Subsidiaries arising out of or relating to any Environmental Matters.

(c) Neither the Company nor any of its Subsidiaries has received any notice or other communication: (i) that any of them is or may be a potentially responsible Person or otherwise liable in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (ii) of any failure by any of them to comply with any Environmental Laws or the requirements of any environmental Permits; or (iii) that any of them is requested or required by any Governmental Entity or any other Person to perform or fund any investigatory or remedial activity or other action in connection with any actual or alleged release or threatened release of Hazardous Substances or any other Environmental Matters.

This Section 3.22 shall be the only representation made by the Company with respect to Environmental Laws, Environmental Matters, Hazardous Substances or Environmental Costs.

Section 3.23 Intellectual Property. Except as set forth in Section 3.23 of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any Subsidiary that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (ii) the Company or a Subsidiary owns or is licensed to use or otherwise has the right to use all Intellectual Property as currently used in the operation of its respective business, in accordance with the terms of any applicable license agreement governing Licensed Intellectual Property (as defined below); (iii) the Company or a Subsidiary owns the entire right, title and interest in and to each item of Intellectual Property purported to be owned by the Company or a Subsidiary, subject to any

Liens, licenses or other rights granted (the “Owned Intellectual Property”), none of the Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the Knowledge of the Company, the Owned Intellectual Property is valid and enforceable; (iv) to the Knowledge of the Company, no person is engaging in any activity that infringes upon the Owned Intellectual Property; (v) to the Knowledge of the Company, each license of Intellectual Property licensed to the Company or a Subsidiary (the “Licensed Intellectual Property”) is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vi) to the Knowledge of the Company, no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder; (vii) the Company has taken commercially reasonable actions (including executing non-disclosure and intellectual property assignment agreements) to protect, preserve and maintain the Owned Intellectual Property; and (viii) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall adversely affect any of the Company’s rights with respect to the Owned Intellectual Property or the Licensed Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all U.S., state and foreign (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) trade secrets under applicable law, including confidential and proprietary information and know-how and (v) all substantially similar rights, however such rights are denominated under applicable law.

Section 3.24 Real Property.

(a) Section 3.24(a) of the Company Disclosure Letter lists each hotel (collectively, the “Owned Hotels”), and certain other parcels of real property currently owned by the Company or any Subsidiary, and sets forth the Company or the applicable Subsidiary owning such property. The Company has made available to Parent legal descriptions of each material parcel of real property (including each of the Owned Hotels) currently owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Properties”; the Owned Real Properties together with the Leased Properties (defined below), collectively, the “Properties”). The Company or the applicable Subsidiary set forth on Section 3.24(a) of the Company Disclosure Letter owns fee simple title to the Owned Real Properties, free and clear of all Liens, other than (i) Liens for current real estate taxes and assessments not yet due and payable or Liens for income and similar taxes that are being contested in good faith and for which the Company has made adequate provision in accordance with GAAP, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) to the extent such Liens would not have a Company Material Adverse Effect, (A) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (B) all matters of record, and (C) all Liens and other imperfections of title and encumbrances that are typical for the applicable property type and locality and which would not reasonably be expected to materially interfere with the conduct of the business of the Company or such Subsidiary; and (iv) all matters disclosed in zoning reports or instruments or agreements of record made available to the Parent prior to the date of this Agreement (collectively, “Permitted Liens”). Except as disclosed in Section 3.24(a) of the Company Disclosure Schedules, none of the Owned Hotels or Leased Properties is subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Neither the Company nor any Subsidiary is in violation of any material covenants, conditions or restrictions of record affecting any Properties which violations would have a Company Material Adverse Effect.

(b) Section 3.24(b) of the Company Disclosure Letter lists each hotel or other material real property currently leased or subleased by the Company or any Subsidiary from a third party other than the Company or any Subsidiary (collectively, the “Leased Properties”) and sets forth the Company or the Subsidiary holding such leasehold interest, the date of the lease and each material amendment, guaranty or other agreement relating thereto (collectively, the “Lease Documents”). The Company or the applicable Subsidiary owns a valid leasehold interest in the Leased Properties, free and clear of all Liens other than Permitted Liens. True, correct and complete copies of all Lease Documents have been made available to Parent. Each of the Lease Documents is valid, binding and in full force and effect as against the Company or the Subsidiaries and, to the Company’s Knowledge, as against the other party thereto. As of the date hereof, to the Company’s Knowledge, neither the Company nor any Subsidiary or other party is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any of the Lease Documents and none of the Company or any of the Subsidiaries has received or given any notice of default under any such agreement which remains uncured.

(c) Section 3.24(c) of the Company Disclosure Letter lists each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any Property of the Company or any Subsidiary and sets forth the Company or any such Subsidiary party to such agreement, the date of such agreement and each amendment, guaranty, or other agreement binding on the Company or any Subsidiary and relating thereto (collectively, “Third Party Flag Agreements”). True, correct and complete copies of each Third Party Flag Agreement have been made available to Parent. Each Third Party Flag Agreement is valid, binding and in full force and effect as against the Company or the Subsidiaries, and, to the Company’s Knowledge, as against the other party thereto. Neither the Company nor any Subsidiary is liable for any termination, cancellation or other similar fees or any liquidated damages under any franchise, license or similar agreements providing the right to utilize a brand name or other rights of a hotel chain or system in connection with or relating to any hotel previously owned or leased by the Company or any Subsidiary.

(d) Section 3.24(d)(i) of the Company Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any Property on behalf of the Company or any Subsidiary, and describes the property that is subject to such management agreement, the Company or the Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on the Company or any Subsidiary and relating thereto (collectively, the “Management Agreement Documents”). True, correct and complete copies of all Management Agreement Documents have been made available to Parent. Each of the Management Agreement Documents is valid, binding and in full force and effect as against the Company or the Subsidiaries and, to the Company’s Knowledge, as against the other party thereto. Section 3.24(d)(ii) of the Company Disclosure Letter lists any termination, cancellation or other similar fees payable by the Company or any Subsidiary to any third party manager or operator, including Interstate Hotels & Resorts, Inc. or any Affiliate thereof, which have accrued but have not been paid as of the date of this Agreement.

(e) There are no latent defects or adverse physical conditions affecting any Property or the improvements thereon, other than those that would not have a Company Material Adverse Effect.

(f) With respect to each private club operated at any of the Properties, to the Company’s Knowledge, all material documents in the possession of the Company (collectively, the “Club Documents”) have been made available to Parent. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge, (i) neither the Company nor any Subsidiary has received any written notice of any default by the Company or any Subsidiary under the Club Documents, and (ii) no event has occurred which, with notice or lapse of time or both, would constitute a default by the Company or any Subsidiary under the Club Documents.

(g) Section 3.24(g) of the Company Disclosure Letter lists each parcel of real property or leasehold interest in any ground lease conveyed, transferred, assigned or otherwise disposed of by the Company or any of its Subsidiaries since August 1, 2002.

Section 3.25 Personal Property. Except as set forth in Section 3.25 of the Company Disclosure Letter, the Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal Company Assets owned, used or held for use by them, except as would not have a Company Material Adverse Effect. Except as set forth in Section 3.25 of the Company Disclosure Letter, neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Liens that would not have a Company Material Adverse Effect.

Section 3.26 Permits; Compliance with Laws.

(a) Except as set forth in Section 3.26 of the Company Disclosure Letter, each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses (including liquor licenses), easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are in full force and effect, except as would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except as would not have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is, nor since January 1, 2002 has been, in conflict with, or in default or violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permits, except as would not have a Company Material Adverse Effect.

Section 3.27 Insurance. Section 3.27(a) of the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Subsidiary, true and complete copies of which have been made available to Parent. Except as set forth on Section 3.27(b) of the Company Disclosure Letter, there is no claim by the Company or any Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid, would have a Company Material Adverse Effect. With respect to each such insurance policy, except as would not have a Company Material Adverse Effect or as set forth in Section 3.27(c) of the Company Disclosure Letter: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the Knowledge of the Company, as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) as of the date hereof no notice of cancellation or termination has been received; and (e) the policy is sufficient for compliance with all requirements of Law and the express requirements of all Contracts to which the Company or the Subsidiaries are parties or otherwise bound. The Company and its Subsidiaries maintain, and have maintained without interruption, policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations to the extent customary in the industry in which they operate. Except as set forth in Section 3.27(d) of the Company Disclosure Letter, such policies will not terminate as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.28 Takeover Statute. The board of directors of the Company has taken all necessary action to ensure that the restrictions on business combinations and control share acquisitions contained in Subtitles 6 and 7 of Title 3 of the MGCL will not apply to this Agreement, the REIT Merger or the other transactions contemplated by this Agreement, including by approving this Agreement, the REIT Merger and the other transactions contemplated by this Agreement. No other takeover statutes apply or purport to apply to this Agreement, the REIT Merger or any of the other transactions contemplated by this Agreement.

Section 3.29 Interested Party Transactions. Except as set forth on Section 3.29 of the Company Disclosure Letter, between the date of the Company’s last annual meeting proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.30 Opinion of Financial Advisor. Lehman Brothers Inc. (the “Company Financial Advisor”) has delivered to the board of directors of the Company its written opinion (or oral opinion to be confirmed in writing)

to the effect that, as of the date of this Agreement, the Per Share REIT Merger Consideration and the Per OP Merger Consideration is fair to the stockholders of the Company and the holders of the OP Units, respectively, from a financial point of view. The Company has made available to Parent a complete and correct copy of such opinion (or, if not delivered in writing to the Company prior to the date hereof, the Company will promptly make such opinion available to Parent upon receipt). The Company has obtained the authorization of the Company Financial Advisor to include a copy of such opinion in the Company Proxy Statement.

Section 3.31 Brokers and Finders. No broker, finder or investment banker other than the Company Financial Advisor and any dealer manager or other agent retained in connection with the Debt Offers, is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a correct and complete copy of all agreements between the Company and the Company Financial Advisor under which the Company Financial Advisor would be entitled to any payment relating to the Mergers or such other transactions.

Section 3.32 Information Supplied. None of the information included or incorporated by reference in the Company Proxy Statement will, at the time it is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Purchaser Parties in connection with the preparation of the Company Proxy Statement for inclusion or incorporation by reference therein. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act.

Section 3.33 Third Party Loans. Section 3.33 of the Company Disclosure Letter lists each loan document (together with any amendments, guarantees and any ancillary documents and agreements related thereto, the “Loan Documents”) with respect to any loans made by the Company or any Subsidiary to any Person (other than the Company or any Subsidiary) which as of the date of this Agreement has an outstanding balance that is payable by such party to the Company or any Subsidiary or pursuant to which Indebtedness to the Company or any Subsidiary may be incurred by such party (collectively, the “Loans”). As of the date of this Agreement, the outstanding principal amount of each Loan or the amount of Indebtedness that may be borrowed under each Loan Document is not less than the amount set forth on Section 3.33 of the Company Disclosure Letter. Neither the Company nor any Subsidiary (i) has delivered any written notice of default under the Loan Documents or (ii) executed any written waiver of any rights of the Company or the Subsidiaries under the Loan Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Except as set forth in the disclosure letter (with specific reference to the section of this Agreement to which the information stated in such disclosure letter relates; provided that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to another section of such disclosure letter that relates to a representation or representations made elsewhere in Article IV of this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), the Purchaser Parties represent and warrant to the Company that:

Section 4.1 Organization and Power. Each of the Purchaser Parties is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Purchaser Parties has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 4.2 Corporate Authorization. Each of the Purchaser Parties has all necessary corporate, limited liability company or limited partnership power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The managing member of Parent has unanimously adopted resolutions approving this Agreement and the transactions contemplated by this Agreement. The board of directors of Merger Sub I and the general partner of Merger Sub II, have unanimously adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated by this Agreement. The execution and delivery and performance of this Agreement by each of the Purchaser Parties and the consummation by each of the Purchaser Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited liability company or limited partnership action on the part of the Purchaser Parties.

Section 4.3 Enforceability. This Agreement has been duly executed and delivered by each of the Purchaser Parties and, assuming due authorization, execution and delivery of this Agreement by the Company and the Operating Partnership, constitutes a legal, valid and binding agreement of each of the Purchaser Parties, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws related to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

Section 4.4 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Purchaser Parties and the consummation by the Purchaser Parties of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than:

(a) the filing (i) by the Company of the Articles of Merger with the Department and (ii) by the Operating Partnership of the LP Certificate of Merger with the Secretary of State of the State of Delaware;

(b) the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act or the Securities Act;

(c) any applicable state or federal Laws governing the sale of liquor; and

(d) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect.

Notwithstanding anything to the contrary in this Agreement, the failure to obtain approvals, consents or authorizations in respect of or related to the matters referred to in Section 4.4(c) shall not be a condition to the Closing.

Section 4.5 Non-Contravention. The execution, delivery and performance of this Agreement by the Purchaser Parties and the consummation by the Purchaser Parties of the transactions contemplated by this Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of the Purchaser Parties;

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.4 have been obtained or made other than as would not have a Parent Material Adverse Effect;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), other than as would not have a Parent Material Adverse Effect; or

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than as would not have a Parent Material Adverse Effect.

Section 4.6 Interim Operations of Merger Sub I and Merger Sub II. Each of Merger Sub I and Merger Sub II was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 4.7 Capital Resources. Parent has delivered to the Company correct and complete copies of (a) an executed commitment letter from Blackstone Real Estate Partners V L.P. to provide equity financing in an aggregate amount of up to $800,000,000 (the “Equity Funding Letter”), and (b) an executed commitment letter (the “Commitment Letter”) from Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A. and Merrill Lynch Mortgage Lending, Inc pursuant to which they have committed to provide Parent and certain existing or future subsidiaries of Merger Sub I and Merger Sub II with financing in an aggregate amount of $1,925,000,000 (the “Debt Financing” and together with the financing referred to in clause (a) being collectively referred to as the “Financing”). The Equity Funding Letter, in the form so delivered, is a legal, valid and binding obligation of the parties thereto and is in full force and effect as of the date hereof. The Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent, and to the knowledge of Parent, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent under either the Equity Funding Letter or the Commitment Letter. Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Funding Letter or the Commitment Letter. Parent has fully paid any and all commitment fees and other fees required by the Commitment Letter to be paid as of the date hereof. Parent shall have at the Closing and at the Partnership Merger Effective Time proceeds in connection with the Financing in an amount equal to up to $2,725,000,000 which will provide Parent in this Article IV with acquisition financing at the Partnership Merger Effective Time sufficient to consummate the Mergers upon the terms contemplated by this Agreement and sufficient to allow the Company and its Subsidiaries to consummate the Debt Offers.

Section 4.8 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its affiliates before any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger or the transactions contemplated thereby. As of the date of this Agreement, neither Parent nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would or seeks to materially delay or prevent the consummation of any of the transactions contemplated hereby.

Section 4.9 Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser Parties.

Section 4.10 Guarantee. Concurrently with the execution of this Agreement, Parent has caused the Guarantor to deliver to the Company the duly executed Guarantee in the form attached as Annex I to this Agreement. The Guarantee is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guarantee.

Section 4.11 Proxy Statement. The information supplied by the Purchaser Parties for inclusion in the Company Proxy Statement shall not at the time filed with the SEC, at any time it is amended or supplemented, at the time it is mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use its reasonable commercial efforts to conduct its operations in compliance with applicable Laws and to maintain and preserve intact its business organization, to retain the services of its current officers and key employees, to preserve its assets and properties in good repair and condition, to maintain and protect its rights in material Intellectual Property used in the business of the Company and the Subsidiaries and to preserve the goodwill of its customers, suppliers and other Persons with whom it has business relationships. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or as contemplated by the Asset Purchase Agreement, the Company shall not, and shall not permit any of its Subsidiaries to take any of the following actions, without the prior written consent of Parent such consent not to be unreasonably withheld or delayed (provided, however, that the Company shall only be obligated to cause any Subsidiary of which it does not own greater than 50% of the equity interests to take or not to take any action under this Agreement to the extent that the Company has the power (contractual or otherwise) to cause such entities to take or not to take such action and in any event subject to the fiduciary duties of the Company or any of its representatives or designees serving as officers, directors (or in similar capacities) of such Persons):

(a) Organization Documents. Amend any of the Company Organizational Documents;

(b) Dividends. Make, declare or pay any dividend or distribution on any shares of its capital stock, other than dividends paid by wholly-owned Subsidiaries;

(c) Capital Stock. (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire or subject to a Lien (other than Liens for Taxes not yet due or payable or which are being contested in good faith), directly or indirectly, any shares of its capital stock or other equity interests or of any Subsidiary or any securities convertible or exchangeable into or exercisable for any shares of such capital stock or other equity interests, other than the redemption of the Redemption Notes in accordance with Section 2.11, (iii) grant any Person any right or option to acquire any shares of such capital stock or other equity interests, (iv) issue, deliver or sell any additional shares of such capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of such capital stock or other equity interests (other than pursuant to (1) the exercise of the Company Options (2) the vesting of restricted stock, (3) the conversion of convertible securities, and (4) the exchange of OP Units, in each case outstanding as of the date of this Agreement, or pursuant to the Stock Purchase Plan (but subject to Section 2.4(c)) or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock or other equity interests; except in each case as permitted under Section 5.1(d);

(d) Compensation and Benefits. (i) Increase the compensation or benefits payable or to become payable to any of the Company Employees, (ii) grant any retention, severance or termination pay to any of the Company Employees (except pursuant to the terms in effect on the date of this Agreement of existing agreements, plans or policies identified in Section 3.18(a) of the Company Disclosure Letter), (iii) enter into any new employment, bonus, change of control, consulting or severance agreement with any of the Company Employees, or (iv) establish, adopt, enter into, terminate, amend or take any action to accelerate rights under any Company Benefit Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (v) grant any equity or equity based awards to any Company Employee, except in each case (A) to the extent required by applicable Laws, (B) for increases in salary, wages and benefits of officers or employees in the ordinary course of business consistent with past practice, (C) in conjunction with new hires, promotions or other changes in job status occurring in the ordinary course of business consistent with past practice or (D) pursuant to existing collective bargaining agreements identified in Section 3.20(a) of the Company Disclosure Letter or (vi) at any time within the 90 day period prior to the Closing Date, effectuate a “plant closing” “mass layoff” or similar triggering event as those terms are defined in WARN or any similar state or local Law, without complying with all provisions of WARN or any similar state or local Law;

(e) Acquisitions. (i) Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or asset, other than acquisitions (other than of real property) that are not material to the Company and its Subsidiaries taken as a whole in the ordinary course of business consistent with past practice, (ii) acquire, enter into or extend any option to acquire, or exercise an option to acquire, any real property or commence construction of, or enter into any Contract to develop or construct, any real estate projects or (iii) enter into any new line of business;

(f) Dispositions. Sell, lease, license, transfer, pledge, encumber, grant or dispose of any Company Assets, including the capital stock or other equity interests of Subsidiaries of the Company, other than (i) the sale of inventory, (ii) the disposition of used or excess equipment, (iii) the Asset Sale or (iv) other dispositions of Company Assets (other than real property) that are not material to the Company and its Subsidiaries taken as a whole in the ordinary course of business consistent with past practice;

(g) Contracts. (i) Amend or modify in any material respect or enter into or terminate any Contract that would be a Material Contract or transaction that would be required to be set forth in Section 3.17(c) of the Company Disclosure Letter if in effect on the date of this Agreement, (ii) enter into any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors, or that would, after the Partnership Merger Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries or any of their successors, from engaging or competing in any line of business or in any geographic area in any material respect or (iii) terminate, cancel or amend in any material respect any Material Contract other than in the ordinary course consistent with past practice; provided that the exception provided in this clause (iii) shall not be applicable to any Lease Documents, Third Party Flag Agreement or Management Agreement Documents;

(h) Indebtedness; Guarantees. Incur, assume, guarantee or prepay any Indebtedness or intentionally and voluntarily assume or otherwise become responsible for the Liabilities of any Person (other than Liabilities for Taxes incurred in the ordinary course of business);

(i) Loans. (i) Make any loans, advances or capital contributions to, or investments in, any other Person, other than to wholly-owned Subsidiaries or (ii) make any loans to its directors or officers;

(j) Capital Expenditures. Make any capital expenditure, other than in respect of those capital expenditure projects that are set forth in Section 5.1(j) of the Company Disclosure Letter;

(k) Accounting and Tax. (i) Change its financial accounting policies or procedures, other than as required by GAAP, (ii) make, change or rescind any material Tax election or change a method of Tax accounting, (iii) amend any material Tax Return, or settle or compromise any material Tax liability audit, claim or assessment, or enter into any material closing agreement related to Taxes, or (iv) knowingly surrender any right to claim any material Tax refund, except to the extent that any such action is required by Law or necessary to preserve the status of the Company as a REIT under the Code or any comparable provision of state or local Law;

(l) Legal Actions. Waive, release, assign, settle or compromise (i) any material Legal Actions or any material claim (including, without limitation, insurance claims) or material Liability other than in the ordinary course of business consistent with past practice or (ii) any Legal Action that is brought by any current, former or purported holder of any securities of the Company in its capacity as such and that (A) requires any payment to such security holders by the Company or any Subsidiary or (B) adversely affects in any material respect the ability of the Company and the Subsidiaries to conduct their business in a manner consistent with past practice;

(m) Insurance. Fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(n) Zoning. Initiate or consent to any material zoning reclassification of any Owned Real Property or material Leased Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Owned Real Property or material Leased Property; or

(o) Related Actions. Agree or commit to do any of the foregoing.

Section 5.2 Other Actions. Parent and the Company shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, take any action that could reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed, except, in the case of the Company, to the extent its board of directors withdraws, modifies or amends the Company Board Recommendation in accordance with Section 5.4(d).

Section 5.3 Access to Information; Confidentiality.

(a) The Company shall, and shall cause its Subsidiaries, to: (i) provide to the Purchaser Parties and their Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries; and (ii) furnish promptly such information concerning Company and its Subsidiaries as the Purchaser Parties or their Representatives may reasonably request. Without limiting the foregoing, the Purchaser Parties and their Representatives (including their financing sources) shall have the right to conduct appraisal and environmental and engineering inspections of each of the Properties; provided, however, that neither the Purchaser Parties nor their Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any building. No investigation conducted under this Section 5.3(a), however, will affect or be deemed to modify any representation or warranty made in this Agreement.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated January 6, 2006 (the “Confidentiality Agreement”), between Blackstone Real Estate Acquisitions V L.L.C. and the Company with respect to the information disclosed under this Section 5.3.

(c) Nothing contained in this Agreement shall give the Purchaser Parties, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Partnership Merger Effective Time. Prior to the Partnership Merger Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

Section 5.4 No Solicitation.

(a) From the date of this Agreement until the REIT Merger Effective Time, except as specifically permitted in Section 5.4(d), the Company shall not, and shall cause each of its Subsidiaries not to, and shall direct its Representatives not to, directly or indirectly:

(i) solicit, initiate, facilitate or knowingly encourage any inquiries, offers or proposals relating to a Takeover Proposal;

(ii) engage in discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, any Person regarding a Takeover Proposal;

(iii) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent;

(iv) approve, endorse or recommend any Takeover Proposal; or

(v) enter into any agreement in principle, arrangement, understanding or Contract relating to a Takeover Proposal.

(b) The Company shall, and shall cause each of its Subsidiaries to, and shall direct its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make a Takeover Proposal. The Company shall promptly request that each Person who has executed a confidentiality agreement with the Company in connection with that Person’s consideration of a Takeover Proposal return or destroy all non-public information furnished to that Person by or on behalf of the Company. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.4 and shall instruct its Representatives to notify the Company as promptly as practicable following receipt of a Takeover Proposal.

(c) The Company shall notify Parent promptly (and in any event within 48 hours) upon receipt by the Company or any of its Subsidiaries (including through a notification by its Representatives) of (i) any Takeover Proposal or indication by any Person considering making an Takeover Proposal or (ii) any request for information relating to the Company or any of its Subsidiaries (other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal) or any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall provide Parent promptly (and in any event within 48 hours) with the identity of such Person and a copy of such Takeover Proposal, indication, inquiry or request, including any modifications thereto (or, where no such copy is available, a description of such Takeover Proposal, indication, inquiry or request). The Company shall keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of the status of any such Takeover Proposal, indication, inquiry or request, and any related communications to or by the Company or its Representatives (the Company agreeing that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent). The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.

(d) Subject to the Company’s compliance with the provisions of this Section 5.4, and only until the Requisite Company Vote is obtained, the Company and its board of directors shall be permitted to:

(i) engage in discussions with a Person who has made a written Takeover Proposal not solicited in violation of this Section 5.4 to clarify the terms of such Takeover Proposal, or engage in discussions or negotiations with a Person who has made a written Takeover Proposal not solicited in violation of this Section 5.4 if prior to taking such action (1) the board of directors of the Company determines in good faith (after consultation with its advisors) that such Takeover Proposal is reasonably likely to result in a Superior Proposal, (2) the board of directors of the Company determines in good faith (after consultation with its outside legal counsel) that such action is necessary for the directors to comply with their duties to the stockholders of the Company under applicable Laws and (3) the Company has complied with clause (3) of (ii) below;

(ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to a Person who has made a written Takeover Proposal not solicited in violation of this Section 5.4 if prior to taking such action (1) the board of directors of the Company determines in good faith (after consultation with its advisors) that such Takeover Proposal is reasonably likely to result in a Superior Proposal, (2) the board of directors of the Company determines in good faith (after consultation with its outside legal counsel) that such action is necessary for the directors to comply with their duties to the stockholders of the Company under applicable Laws and (3) with respect to clause (i) above and this clause (ii), the Company (A) has caused such Person to enter into a confidentiality agreement with the Company on terms and conditions substantially the same as those contained in the Confidentiality Agreement and (B) concurrently discloses the same such non-public information to Parent if not previously disclosed;

(iii) other than in connection with a Takeover Proposal, withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent, if the board of directors of the Company has determined in good faith, after consultation with outside legal counsel, that such action is necessary for the directors to comply with their duties to the stockholders of the Company under applicable Laws;

(iv) in response to the receipt of a Takeover Proposal, approve, endorse or recommend a written Takeover Proposal not solicited in violation of this Section 5.4 and, in connection therewith, withdraw,

modify or amend the Company Board Recommendation in a manner adverse to Parent, if the board of directors of the Company (A) has determined in good faith, after consultation with a nationally-recognized and independent financial advisor, that such Takeover Proposal constitutes a Superior Proposal and (B) has determined in good faith, after consultation with its outside legal counsel, that such actions are necessary for the directors to comply with their duties to the stockholders of the Company under applicable Laws; or

(v) subject to the termination of this Agreement in compliance with Section 7.4(a), enter into an agreement providing for the implementation of a Superior Proposal.

(e) Notwithstanding the foregoing, the board of directors of the Company shall be permitted to (i) disclose to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act and (ii) make such other public disclosure that it determines in good faith, after consultation with outside legal counsel, is required under applicable Laws, provided, however, that neither the Company nor its board of directors shall (x) recommend that the stockholders of the Company tender their shares of Company Stock in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Takeover Proposal) or (y) withdraw, modify or amend the Company Board Recommendation, unless in the case of each of clauses (x) and (y), the requirements of Section 5.4(d) have been satisfied.

(f) The Company shall not take any action to exempt any Person (other than the Purchaser Parties) from the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL (or any similar provisions) or from the restrictions contained in Article V of the Company’s charter or otherwise cause any of such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement in accordance with Section 7.4(a).

Section 5.5 Notices of Certain Events.

(a) The Company and the Operating Partnership shall notify Parent promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iii) any material Legal Actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by the Agreement or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Partnership Merger Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 6.2(a) or 6.2(b) of this Agreement not to be satisfied.

(b) The Purchaser Parties shall notify the Company promptly of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from Parent or its Representatives) or (iii) any event, change, occurrence, circumstance or development between the date of this Agreement and the Partnership Merger Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 6.3(a) or 6.3(b) of this Agreement not to be satisfied.

(c) The delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.6 Company Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare a draft of the Company Proxy Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on such draft, and once such draft is in a form reasonably acceptable to each of Parent and the Company, the Company shall file the Company Proxy Statement with the SEC. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Company Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement.

(b) The Company shall use its commercially reasonable efforts to (i) respond to any comments on the Company Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests, and (ii) cause the Company Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. If at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Company Proxy Statement, so that the Company Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to responding to any comments or requests of the SEC or the filing or mailing of the Company Proxy Statement (or any amendment or supplement thereto), the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Company Proxy Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent.

(c) The Company Proxy Statement shall recommend to its stockholders that they approve the REIT Merger and include the Company Board Recommendation unless the board of directors of the Company has withdrawn, modified or amended the Company Board Recommendation in accordance with Section 5.4(d).

Section 5.7 Company Stockholders Meeting. The Company shall call and hold the Company Stockholders Meeting as promptly as practicable following the date of this Agreement for the purpose of obtaining the Requisite Company Vote. Unless this Agreement shall have been terminated in accordance with Sections 7.1, 7.2, 7.3 or 7.4, the Company shall hold the Company Stockholders Meeting regardless of whether the Company has withdrawn, modified or amended the Company Board Recommendation. Subject to Section 5.4(d), the Company shall (a) use its reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of approval of the REIT Merger and (b) take all other action necessary or advisable to secure the Requisite Company Vote.

Section 5.8 Employees; Benefit Plans.

(a) For a period of one year following the Closing Date (the “Continuation Period”), Parent shall cause the Surviving Corporation to provide Company Employees (other than those employees covered by a collective bargaining agreement) who are employed by the Company or its Subsidiaries as of the Partnership Merger Effective Time (“Active Employees”) with base salary and wages, annual bonus opportunity and benefits (other than any equity-based award program or long-term incentive plan) that are no less favorable in the aggregate, determined on an individual basis, as those provided under the Company Benefit Plans in effect at the Partnership Merger Effective Time; provided, however, that nothing herein shall prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of Parent or the Surviving Corporation or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable law. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Surviving

Corporation from terminating the employment of any Active Employee for any reason for which the Company could have terminated such person prior to the Partnership Merger Effective Time.

(b) Parent and its Affiliates shall honor all Company Benefit Plans (including, without limitation, any severance, change of control and similar plans and agreements) in accordance with their terms as in effect immediately prior to the Partnership Merger Effective Time, subject to any amendment or termination thereof that may be permitted by such Company Benefit Plans and except as provided herein. During the Continuation Period, Parent shall provide all Active Employees who suffer a qualifying termination of employment with severance benefits no less favorable than those that would have been provided to such Active Employees under the Company’s severance policy as in effect immediately prior to the Partnership Merger Effective Time, a summary of which has been provided to Parent prior to the date hereof.

(c) For all purposes under the employee benefit plans of Parent and its affiliates providing benefits to any Active Employees after the Partnership Merger Effective Time (the “New Plans”), each Active Employee shall be credited with his or her years of service with the Company and its affiliates before the Partnership Merger Effective Time (including predecessor or acquired entities or any other entities for which the Company and its affiliates have given credit for prior service), to the same extent as such Active Employee was entitled, before the Partnership Merger Effective Time, to credit for such service under any similar or comparable Company Benefit Plans (except to the extent such credit would result in a duplication of benefits). In addition, and without limiting the generality of the foregoing: (i) each Active Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Active Employee participated immediately before the Partnership Merger Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Active Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Active Employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such Active Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Active Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Parent and the Company acknowledge and agree that all provisions contained herein with respect to employees are included for the sole benefit of Parent and the Company and shall not create any right (i) in any other Person, including any employees, former employees, any participant in any Company Benefit Plans or any beneficiary thereof or (ii) to continued employment with the Surviving Corporation.

Section 5.9 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and the Surviving Corporation shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director (or Persons acting in a similar capacity for non-corporate entities) or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Organizational Documents or in agreements between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement to survive the Merger and to continue in full force and effect for a period of not less than six years after the Partnership Merger Effective Time.

(b) After the REIT Merger Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify all Indemnified Parties to the fullest extent permitted by applicable Laws with respect to all acts and omissions arising out of or relating to their services as directors or officers of the Company or its Subsidiaries occurring prior to the REIT Merger Effective Time. If any Indemnified Party is or becomes involved in any Legal Action in connection with any matter occurring prior to or at the REIT Merger Effective Time, Parent and the Surviving Corporation shall, jointly and severally, pay promptly after they are incurred such Indemnified Party’s reasonable legal fees, costs and expenses incurred in connection with such Legal Action, subject to Parent’s or the Surviving Corporation’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such legal fees, costs and expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without the Surviving Company’s written consent (which consent shall not be unreasonably withheld or delayed) and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Legal Action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action.

(c) Parent and the Surviving Corporation shall, jointly and severally, (i) maintain in effect for at least six years after the REIT Merger Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous) or (ii) obtain as of the REIT Merger Effective Time “tail” insurance policies with a claims period of at least six years from the REIT Merger Effective Time with at least the same coverage and amounts containing terms and conditions which are no less advantageous, in each case, with respect to claims arising out of or relating to events which occurred before or at the REIT Merger Effective Time so long as Parent and the Surviving Corporation are not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (such 300% amount being the “Maximum Premium”). The Company represents that such annual premium amount is set forth in Section 5.9(c) of the Company Disclosure Letter. If the Parent or the Surviving Corporation are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, Parent and the Surviving Corporation shall, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.

(d) The covenants contained in this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(e) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.9.

Section 5.10 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable.

Section 5.11 Consents; Filings; Further Action.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of the Purchaser Parties, on the one hand, and the Company and the Operating Partnership, on the other hand, shall (i) use its best efforts to obtain any consents, approvals or other authorizations, and make any filings and notifications required in connection with the transactions contemplated by this Agreement and (ii) thereafter make any other submissions either required or deemed appropriate by either Parent or the Company, in connection with the transactions contemplated by this Agreement under (A) the

Securities Act and the Exchange Act, (B) the MGCL and DRULPA, (C) the NYSE rules and regulations and (D) any other applicable Laws. The Purchaser Parties, on the one hand, and the Company and the Operating Partnership, on the other hand, shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors prior to filing. Neither the Purchaser Parties, on the one hand, nor the Company and the Operating Partnership, on the other hand, shall file any such document if the other party has reasonably objected to the filing of such document. Neither the Purchaser Parties, on the one hand, nor the Company and the Operating Partnership, on the other hand, shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

(b) Each of the Purchaser Parties, on the one hand, and the Company and the Operating Partnership, on the other hand, shall use their respective commercially reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed in the Company Disclosure Letter or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Partnership Merger Effective Time. In the event that the Company or the Operating Partnership shall fail to obtain any third party consent described above, the Company and the Operating Partnership shall use its best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company, the Operating Partnership and the Purchaser Parties and their respective businesses resulting, or which could reasonably be expected to result, after the Partnership Merger Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Parent which shall not be unreasonably withheld, none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any Liability or other obligation due to such Person and (ii) none of the Purchaser Parties or their respective affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any Liability or other obligation.

Section 5.12 Public Announcements. The Purchaser Parties, on the one hand, and the Company and the Operating Partnership, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither the Purchaser Parties, on the one hand, nor the Company and the Operating Partnership, on the other hand, shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Laws or the NYSE requirements, in which case that party shall use its reasonable commercial efforts to consult with the other party before issuing any such release or making any such public statement.

Section 5.13 Stock Exchange De-listing. Parent and the Company shall use their reasonable commercial efforts to cause the Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the REIT Merger Effective Time.

Section 5.14 Fees, Expenses and Conveyance Taxes. Whether or not the Mergers are consummated, all expenses (including fees and expenses payable to Representatives and hedging counterparties) incurred by any party to this Agreement or its Affiliates or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring those Expenses, except (a) that Expenses incurred in connection with the filing, printing and mailing of the Company Proxy Statement shall be shared equally by Parent and the Company, (b) that all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement shall be borne by Parent and (c) as otherwise provided in Section 7.6.

Section 5.15 Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement, each of the Purchaser Parties, the Company, the Operating Partnership and their respective boards of directors (or managing members or general partner, as applicable) shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Section 5.16 Tax Matters. During the period from the date of this Agreement to the Partnership Merger Effective Time, the Company and its Subsidiaries shall:

(a) continue to operate in such a manner as to permit the Company to continue to qualify as a REIT;

(b) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;

(c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(d) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Partnership Merger Effective Time in a manner consistent with past practice; and

(e) terminate all Tax sharing agreements to which the Company or any of its Subsidiaries is a party such that there are no further Liabilities thereunder.

Section 5.17 Financing.

(a) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to the Purchaser Parties in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources on comparable or more favorable terms to Parent (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach by any party of the Commitment Letter or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter without first consulting with the Company or, if such amendment would or would be reasonably expected to materially and adversely affect or delay in any material respect Parent’s ability to consummate the transactions contemplated by this Agreement, without first obtaining the Company’s prior written consent (not to be unreasonably withheld or delayed). For the avoidance of doubt, if the Debt Financing (or any alternative financing) has not been obtained, the Purchaser Parties shall continue to be obligated to consummate the Mergers on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2 of this Agreement and to Parent’s rights under Sections 7.2 and 7.3, regardless of whether the Purchaser Parties have complied with all of their other obligations under this Agreement (including their obligations under this Section 5.17).

(b) The Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, (iii) assisting Parent and its financing sources in the preparation of (A) an offering document for any debt raised to complete the Mergers and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any debt raised by Parent to complete the Mergers, (v) forming new direct or indirect Subsidiaries, (vi) providing and executing documents as may be reasonably requested by Parent and (vii) without limiting the obligations of the Company and its Subsidiaries under Sections 2.10 and 2.11, cooperating in connection with the repayment or defeasance of any Indebtedness of the Company or any of its Subsidiaries as of the Partnership Merger Effective Time, including delivering such payoff, defeasance or similar notices under any existing mortgage or mezzanine loans of the Company or any Subsidiary as requested by Parent; provided that none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing or any of the foregoing prior to the Partnership Merger Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation. The Purchaser Parties shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical information relating to the Company or the Subsidiaries). Notwithstanding anything to the contrary, the condition set forth in Section 6.2(b) of this Agreement, as it applies to the Company’s obligations under this Section 5.17(b), shall be deemed satisfied unless the Debt Financing (or any alternative financing) has not been obtained primarily as a result of the Company’s or its Subsidiaries’ willful and material breach of its obligations under this Section 5.17(b).

(c) All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to paragraph (b) above shall be kept confidential in accordance with the Confidentiality Agreement.

Section 5.18 Resignations. The Company shall (a) use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the REIT Merger Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least five calendar days prior to the Closing and (b) take the actions specified in Section 5.18 of the Company Disclosure Letter.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Mergers is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. The REIT Merger shall have been duly approved by the Requisite Company Vote.

(b) No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that (i) restrain, enjoin or otherwise prohibit consummation of the Mergers or the other transactions contemplated by this Agreement or (ii) would have a Company Material Adverse Effect after giving effect to the Mergers. No Governmental Entity shall have instituted any proceeding seeking any such Laws or Orders.

Section 6.2 Conditions to Obligations of the Purchaser Parties. The obligations of each of the Purchaser Parties to effect the Mergers are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company and the Operating Partnership set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Company Material Adverse Effect qualifications contained in them as of the Closing Date, as though made on and as of the Closing Date after giving effect to the consummation of the Asset Sale if consummated prior to such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of all such representations and warranties to be so true and correct in all respects would not, in the aggregate, have a Company Material Adverse Effect. In addition, the representations and warranties set forth in Section 3.10(a), Section 3.10(b) and Section 3.10(f) shall be true and correct in all material respects and the representation and warranty set forth in Section 3.15(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations. The Company and the Operating Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall have been no Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(e) Tax Opinion. Parent and the Company shall have received a tax opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, dated as of the Closing Date, in the form attached hereto as Exhibit B (such opinion shall be based upon customary assumptions and representations made by the Company and the Subsidiaries reasonably acceptable to Parent) opining that (i) the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code commencing with its taxable year ending December 31, 1996 through and including the Closing Date and (ii) the Operating Partnership has been since its formation in 1996, and continues to be treated as a partnership for federal income tax purposes and not as a corporation or an association taxable as a corporation.

(f) Credit Agreement. At or prior to the Partnership Merger Effective Time, Lehman Commercial Paper, Inc., as the Administrative Agent under the Credit Agreement (“Lehman”) shall have provided the Company with a “payoff” letter acknowledging that, subject to repayment of the aggregate principal amount outstanding under the Credit Agreement, together with all interest accrued thereon and any other fees or expenses payable thereunder, (i) the Credit Agreement shall be terminated, (ii) any and all Liens held by Lehman related thereto shall be released and (iii) the Company and the Subsidiaries shall be released from any and all Liabilities under the Credit Agreement and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination).

(g) Debt Offers. Prior to the Partnership Merger Effective Time, (i) the requisite consents specified in Section 2.10(a) of the Company Disclosure Letter shall have been received under the Debt Offers with respect to the Non-Callable Notes, and the Company, the Operating Partnership and certain of their Subsidiaries and the respective trustees shall have executed the supplemental indentures described in Section 2.10 of this Agreement to the respective indentures governing the Non-Callable Notes, such supplemental indentures to be delivered and become effective promptly following the receipt of the required consents with the amendments provided for therein to become operative upon the acceptance of Notes for payment pursuant to the Debt Offers and concurrently with the closing of the Mergers; and (ii) (1) all of the Redemption Notes shall have been redeemed as contemplated by Section 2.11(a), or (2) to the extent that there are any 10.50% Senior Notes due 2009 outstanding immediately prior to the Partnership Merger Effective Time, the requisite consents specified in Section 2.10(a) of the Company Disclosure Letter shall have been received under the Debt Offers with respect such Notes prior to the Partnership Merger Effective time, and the Company, the Operating Partnership and certain of their Subsidiaries and the Trustee under the 10.50% Indenture shall have executed the supplemental indenture described in Section 2.10 of this Agreement to the 10.50% Indenture, such supplemental indenture to be delivered and become effective promptly following the receipt of the required consents with the amendments provided for therein to become operative upon the acceptance of such Notes for payment pursuant to the Debt Offer and concurrently with the closing of the Mergers or (3) to the extent that there are any 10.50% Senior Notes due 2009 outstanding immediately prior to the Partnership Merger Effective Time, the Company and the Operating Partnership shall have complied with Section 2.11(c).

Section 6.3 Conditions to Obligation of the Company and the Operating Partnership. The obligation of the Company and the Operating Partnership to effect the Mergers is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of the Purchaser Parties set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Parent Material Adverse Effect qualifications contained in them, as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of all such representations and warranties to be so true and correct in all respects would not, in the aggregate, have a Parent Material Adverse Effect.

(b) Performance of Obligations. Each of the Purchaser Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate, signed by a senior executive officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. None of the parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party, including such party’s failure to use best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Partnership Merger Effective Time by mutual written consent of Parent and the Company.

Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Partnership Merger Effective Time:

(a) if the Mergers have not been consummated on or before the six-month anniversary of the date of this Agreement (the “End Date”), except that the right to terminate this Agreement under this clause (a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;

(b) if the REIT Merger has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting (or adjournment or postponement thereof) and the Requisite Company Vote is not obtained upon a vote taken thereon;

(c) if any Law prohibits consummation of the Mergers; or

(d) if any Order restrains, enjoins or otherwise prohibits consummation of the Mergers, and such Order has become final and nonappealable.

Section 7.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Partnership Merger Effective Time:

(a) if the board of directors of the Company withdraws, modifies or amends the Company Board Recommendation in any manner adverse to the Purchaser Parties:

(b) if (i) the board of directors of the Company approves, endorses or recommends a Takeover Proposal, (ii) the Company enters into a Contract relating to a Takeover Proposal, (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced prior to obtaining the Requisite Company Vote and the board of directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement, or (iv) the Company or its board of directors publicly announces its intention to do any of the foregoing;

(c) if the board of directors of the Company exempts any Person other than the Parent or any of its Affiliates from the provisions of Subtitle 6 of Title 3 of the MGCL or Article V of the Company’s charter; or

(d) if none of the Purchaser Parties is in material breach of its obligations under this Agreement and the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) and (ii) has not been cured by the Company within 20 Business Days after the Company’s receipt of written notice of such breach from Parent.

Section 7.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Partnership Merger Effective Time:

(a) if the board of directors of the Company approves, and authorizes the Company to enter into, an agreement providing for the implementation of a Superior Proposal, but only so long as:

(i) the Requisite Company Vote has not yet been obtained;

(ii) the Company is not then and has not been in breach of any of its obligations under Section 5.4 in any material respect;

(iii) the board of directors of the Company has determined in good faith, after consulting with a nationally-recognized and independent financial advisor, that such definitive agreement constitutes a Superior Proposal and has determined in good faith, after consultation with its outside legal counsel, that such actions are necessary for the directors to comply with their duties to the stockholders of the Company under applicable Laws;

(iv) the Company has notified Parent in writing that it intends to enter into such definitive agreement, attaching the most current version of such definitive agreement (including any amendments, supplements or modifications) to such notice;

(v) during the three Business Day period following Parent’s receipt of such notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Mergers and the other transactions contemplated by this Agreement, and (B) the board of directors of the Company shall have determined in good faith, after the end of such three Business Day period, after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; and

(vi) the Company pays to Parent the Termination Fee and Termination Expenses in accordance with Section 7.6(b)(i) simultaneously with such termination (any purported termination pursuant to this Section 7.4(b) shall be void and of no force or effect unless the Company shall have made such payment); or

(b) if the Company is not in material breach of its obligations under this Agreement and Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) has not been cured by Parent within 20 Business Days after Parent’s receipt of written notice of such breach from the Company.

Section 7.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or representative of such party), except that if such termination results from the willful (a) failure of any party to perform its obligations or (b) breach by any party of its representations or warranties contained in this Agreement, then such party shall be fully liable for any Liabilities incurred or suffered by the other parties as a result of such failure or breach. Notwithstanding the foregoing, the indemnification and reimbursement obligations of the Purchaser Parties contained in Sections 2.8, 2.10 and 5.17(b), the Guarantee referred to in Section 4.10 and the provisions of Section 5.3(b), Section 5.14, Section 5.17(c), Section 7.5 and Section 7.6 and Article VIII shall survive any termination of this Agreement.

Section 7.6 Expenses Following Termination.

(a) Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 5.14.

(b) The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to $21,000,000 (the “Company Termination Fee”) and reasonable documented Expenses of the Purchaser Parties not to exceed $5,000,000 (the “Termination Expenses”):

(i) if this Agreement is terminated by the Company pursuant to Section 7.4(a), in which case payment shall be made before or concurrently with such termination and shall be a condition to the effectiveness of such termination;

(ii) if this Agreement is terminated by Parent pursuant to Section 7.3(a), Section 7.3(b), or Section 7.3(c), in which case payment shall be made within two Business Days of such termination; or

(iii) if (A) a Takeover Proposal shall have been made or proposed to the Company or the Operating Partnership or otherwise publicly announced (which has not been withdrawn), (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(a) or Section 7.2(b) or by Parent pursuant to Section 7.3(d) and (C) within 12 months following the date of such termination, the Company enters into a Contract providing for the implementation of a Takeover Proposal or shall consummate any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which case payment shall be made within two Business Days of the date on which the Company enters into such Contract or consummates such Takeover Proposal, as applicable. For purposes of the foregoing clause (C) only, references in the definition of the term “Takeover Proposal” to the figure “20%” shall be deemed to be replaced by the figure “50%”;

(c) In no event shall the Company be required to pay under Section 7.6 an amount in excess of the sum of the Company Termination Fee plus the maximum amount of Termination Expenses.

(d) Each of the Company and Parent acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or any Termination Expenses when due, the Company shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.6.

Section 7.7 Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Partnership Merger Effective Time, whether before or after stockholder approval hereof, so long as (a) no amendment that requires further stockholder approval of the REIT Merger under applicable Laws after stockholder approval of the REIT Merger shall be made without such required further approval and (b) such amendment has been duly approved by the board of directors (or managing members or general partner, as applicable) of each of the parties to this Agreement. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 7.8 Extension; Waiver. At any time prior to the Partnership Merger Effective Time, the Purchaser Parties, on the one hand, and the Company and the Operating Partnership, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or, (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any part to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.9 Procedure for Termination, Amendment, Extension or Waiver. In order to be effective, (a) any termination or amendment of this Agreement shall require the prior approval of that action by the board of directors (or managing members or general partner, as applicable) of each party seeking to terminate or amend this Agreement and (b) any extension or waiver of any obligation under this Agreement or condition to the consummation of this Agreement shall require the prior approval of a duly authorized officer or the board of directors (or managing members or general partner, as applicable) of the party or parties entitled to extend or waive that obligation or condition.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Asset Purchase Agreement” means that certain Agreement, dated as of January 31, 2006, by and among the Operating Partnership, BRE/Florida Portfolio L.L.C. and the other parties named therein.

(c) “Asset Sale” means the transactions contemplated by the Asset Purchase Agreement.

(d) “Business Day” means any day, other than Saturday, Sunday or a U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

(e) “Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is or is likely to become materially adverse to the business, operations, assets, or financial condition of the Company and its Subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay (to a date beyond the End Date) the consummation of the Mergers and the other transactions contemplated hereby or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general political, economic or financial market conditions, (ii) changes affecting the industries generally in which the Company or its Subsidiaries conduct business, (iii) seasonal fluctuations in the business of the Company and its Subsidiaries, (iv) any acts of terrorism or war (except to the extent such event, circumstance, change or effect has had a disproportionate effect on the Company and its Subsidiaries as compared to other persons in the industry in which the Company and its Subsidiaries conduct their business), (v) the announcement of the execution of this Agreement or the pendency or consummation of the transactions contemplated hereby, or (vi) compliance with the terms of, or the taking of any action required by, this Agreement; and provided, further, that with respect to references to Company Material Adverse Effect in the representations and warranties set forth in Sections 3.8 and 3.9, the exceptions set forth in clauses (v) and (vi) will not apply.

(f) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

(g) “Credit Agreement” means the Amended and Restated Senior Secured Credit Agreement, dated as of August 1, 2005, among the Subsidiaries of the Company borrowers thereunder, Lehman Commercial Paper, Inc., as administrative agent, Lehman Brothers Inc., as sole arranger and book runner, Lehman Brothers Bank, FSB and the lenders named therein.

(h) “Hazardous Substances” means: (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, urea formaldehyde insulation, toxic mold, radioactive material or radon; or (iii) any other substance that is or may become the subject of regulatory action under any Environmental Laws.

(i) “Knowledge” means, when used with respect to Parent or the Company, the actual Knowledge (after reasonable inquiry) of the Persons set forth in Section 8.1(i) of the Company or Parent Disclosure Letter, as applicable.

(j) “Laws” means any binding domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Entity.

(k) “Liens” means any liens, mortgages, pledges, security interests, claims, options, rights of first offer or refusal, charges, conditional or installment sale contracts, claims of third parties of any kind or other encumbrances.

(l) “NYSE” means the New York Stock Exchange.

(m) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

(n) “Parent Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is or is likely to become materially adverse to the business, operations, assets, or financial condition of the Parent and its Subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay (to a date beyond the End Date) the consummation of the Merger and the other transactions contemplated hereby or prevent or materially impair or delay the ability of the Purchaser Parties to perform their obligations hereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Parent Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general political economic or financial market conditions, (ii) changes affecting the industries generally in which the Company or its Subsidiaries conduct business, (iii) seasonal fluctuations in the business of the Parent and its Subsidiaries, (iv) any acts of terrorism or war (except to the extent such event, circumstance, change or effect has had a disproportionate effect on the Parent and its Subsidiaries as compared to other persons in the industry in which the Parent and its Subsidiaries conduct their business), (v) the announcement of the execution of this Agreement or the pendency or consummation of the transactions contemplated hereby, or (vi) compliance with the terms of, or the taking of any action required by, this Agreement.

(o) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(p) “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, financing sources, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries.

(q) “Requisite Company Vote” means approval of the REIT Merger by the holders of a majority in voting power of the issued and outstanding shares of Common Stock entitled to vote thereon.

(r) “Subsidiary” means, when used with respect to Parent or the Company, any other Person that Parent or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or equity interests of such Person, including, in the case of the Company, the Operating Partnership; provided that, for the avoidance of doubt, neither Meristar Investment Partners, L.P. nor Lex Sub Mezz (Holdings), LLC shall be deemed to be a “Subsidiary” for purposes of this Agreement.

(s) “Superior Proposal” means a written Takeover Proposal (i) that relates to more than 50% of the voting power of the capital stock of the Company or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) which the board of directors of the Company determines, in its good faith judgment, after receiving the advice of its financial advisor and after taking into account all the terms and conditions of the Takeover Proposal, is on terms and conditions more favorable from a financial point of view to the stockholders of the Company (in their capacities as stockholders) and the limited partners of the Operating Partnership (in their capacity as limited partners) than those contemplated by this Agreement (including any alterations to this Agreement agreed to in writing by Parent in response thereto), (iii) the conditions to the consummation of which are all reasonably capable of being satisfied without undue delay, and (iv) for which financing, to the extent required, is then committed or, in the judgment of the board of directors of the Company, is reasonably likely to be available.

(t) “Takeover Proposal” means, any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries representing 20% or more of the assets of the Company and its Subsidiaries, taken as a whole (other than a merger involving only the Company and one or more of its wholly-owned Subsidiaries), (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole (other than the Asset Sale), (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of Company or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a liquidation or dissolution of the Company, (v) a reorganization or recapitalization of the Company, other than any such transaction that does not involve a transfer of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of the voting power of the capital stock of the Company, or (vi) any other transaction having a similar effect to those described in clauses (i) – (v), in each case other than the transactions contemplated by this Agreement.

(u) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), disability, registration, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties and (ii) any transferee liability in respect of any items described in the foregoing clause (i).

(v) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(w) “Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 8.2 Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law. References to a person also refer to its predecessors and permitted successors and assigns.

Section 8.3 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the REIT Merger Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the REIT Merger Effective Time.

Section 8.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflict of laws, except to the extent that the laws of the State of Maryland are mandatorily applicable.

Section 8.5 Submission to Jurisdiction. The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.

Section 8.6 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6.

Section 8.7 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile:

If to any of the Purchaser Parties, to:

c/o Blackstone Real Estate Partners V L.P.

345 Park Avenue

New York, NY 10154

Facsimile: (212) 583-5573

Attention: Jonathan D. Gray

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Facsimile: (212) 455- 2502

Attention: Brian M. Stadler, Esq.

If to the Company or the Operating Partnership, to:

MeriStar Hospitality Corporation

6430 Rockledge Drive, Suite 200

Bethesda, MD 20817

Facsimile: (301) 581-5965

Attention: Jerome J. Kraisinger

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Facsimile: (212) 757-3990

Attention: Richard S. Borisoff, Esq.

                  Lawrence G. Wee, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 8.7, (b) if delivered by overnight courier service, the next Business Day after such communication is sent to the address specified in this Section 8.7, or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.7 and appropriate confirmation is received.

Section 8.8 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Guarantee, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 8.9 No Third-Party Beneficiaries. Except as provided in Section 5.9, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

Section 8.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.11 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise, except that Parent may designate, by written notice to the Company, a Subsidiary that is wholly-owned by Parent to be merged with and into the Company in lieu of Merger Sub I or into the Operating Partnership in lieu of Merger Sub II or to be merged with the Company pursuant to Section 2.9, in which event all references in this Agreement to Merger Sub I or Merger Sub II shall be deemed references to such Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub I or Merger Sub II as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation.

Section 8.13 Remedies.

(a) Except as otherwise provided in Section 8.14 or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. Without limiting the right to receive any payment it may be entitled to receive under Sections 2.8 and 5.17(b), each of the Company and the Operating Partnership agrees that to the extent it has incurred losses or damages in connection with this Agreement the maximum aggregate liability of the Purchaser Parties and Guarantor for such losses or damages shall be limited to an amount equal to the amount of the Guarantee, and in no event shall the Company or the Operating Partnership seek to recover any money damages in excess of such amount from the Purchaser Parties or Guarantor or their respective Representatives and affiliates in connection therewith.

(b) To the extent that the Company or the Operating Partnership, as the case may be (the “Recipient”), recovers money damages pursuant to this Section 8.13 and the Guarantee (and subject to the terms of Section 8.13(a) and the Guarantee) (the “Damages Amount”), such amount shall not exceed the sum of (A) the maximum amount that can be paid to Recipient without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) – (H) and 856(c)(3)(A) – (I) of the Code (“Qualifying Income”), as determined by independent accountants to the Recipient, and (B) in the event the Recipient receives an opinion from outside counsel (a “Damages Opinion”) or a ruling from the IRS (a “Damages Ruling”), in either case holding that the Recipient’s receipt of the Damages Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) or that the receipt by the Recipient of the remaining balance of the Damages Amount following the receipt of and pursuant to such ruling or opinion would not be deemed constructively received prior thereto, the Damages Amount less the amount payable under clause (A) above; provided, however, that if the Damages Opinion or the Damages Ruling is based on the absence of constructive receipt, the amount that will be paid upon the receipt of the Damages Opinion or the Damages Ruling will be the maximum amount that can be paid at that time without causing the Recipient to fail the REIT Requirements, as determined by the Recipient’s independent accountants based on the Damages Opinion or the Damages Ruling, and any remaining amount payable to the Recipient pursuant to clause (B) shall be paid as soon as it shall be possible to do so without causing the Recipient to fail the REIT Requirements, as determined by the Recipient’s independent accountants based on the Damages Opinion or the Damages Ruling. In the event that the Recipient is not able to receive the full Damages Amount, the Purchaser Party or the Guarantor (the “Payor”) shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either a Damages Opinion or a Damages Ruling, in which event the Payor shall pay to the Recipient the unpaid Damages Amount; provided, however, that if the Damages Opinion or the Damages Ruling is based on the absence of constructive receipt, the amount that will be paid upon the receipt of the Damages Opinion or the Damages Ruling will be the maximum amount that can be paid at that time without causing the Recipient to fail the REIT Requirements, as determined by the Recipient’s independent accountants based on the Damages Opinion or the Damages Ruling, and any remaining amount payable to the Recipient shall be paid as soon as it shall be possible to do so without causing the Recipient to fail the REIT Requirements, as determined by the Recipient’s independent accountants based on the Damages Opinion or the Damages Ruling. Subject to the terms of Section 8.13(a) and the Guarantee, the Payors’ obligation to pay any unpaid portion of the Damages Amount shall terminate seven years from the date of this Agreement.

Section 8.14 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement pursuant to Sections 7.1, 7.2, 7.3 or 7.4, the Purchaser Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or the Operating Partnership and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that neither the Company nor the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the Company’s and the Operating Partnership’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 8.13 and the Guarantee provided, however, the Company and the Operating Partnership shall be entitled to seek specific performance to prevent any breach by the Purchaser Parties of Sections 5.3(b) and 5.17(c).

Section 8.15 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

ALCOR HOLDINGS LLC

By:	/s/ KENNETH A. CAPLAN

Name:	Kenneth A. Caplan
Title:	Managing Director and Vice President

ALCOR ACQUISITION INC.

By:	/s/ KENNETH A. CAPLAN

Name:	Kenneth A. Caplan
Title:	Managing Director and Vice President

ALCOR ACQUISITION L.P.

By:	ALCOR GP INC., its general partner

By:	/s/ KENNETH A. CAPLAN

Name:	Kenneth A. Caplan
Title:	Managing Director and Vice President

MERISTAR HOSPITALITY CORPORATION

By:	/s/ PAUL W. WHETSELL

Name:	Paul W. Whetsell
Title:	Chairman & CEO

MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

By:	MERISTAR HOSPITALITY CORPORATION, its General Partner

By:	/s/ PAUL W. WHETSELL

Name:	Paul W. Whetsell
Title:	Chairman & CEO

LEHMAN BROTHERS

February 20, 2006

Board of Directors

MeriStar Hospitality Corporation

6430 Rockledge Drive, Suite 200

Bethesda, MD 20817

Members of the Board of Directors:

We understand that MeriStar Hospitality Corporation (“MeriStar Corp”) and MeriStar Hospitality Operating Partnership, L.P. (“MeriStar LP”, and together with MeriStar Corp, the “Company”), intend to enter into a transaction (the “Proposed Transaction”) with Alcor Holdings LLC (“Parent”), Alcor Acquisition Inc, a controlled subsidiary of Parent (“Merger Sub I”), and Alcor Acquisition L.P., whose general partner is a wholly owned subsidiary of Merger Sub I (“Merger Sub II”) pursuant to which (i) Merger Sub I shall merge with and into MeriStar Corp (the “REIT Merger”), (ii) Merger Sub II shall merge with and into MeriStar LP (the “Partnership Merger” and together with the REIT Merger, the “Mergers”) and (iii) upon the effectiveness of the Mergers, each issued and outstanding (a) share of common stock of MeriStar Corp; (b) unit of limited partner interest in MeriStar LP; (c) Class B unit of limited partner interest in MeriStar LP and (d) Class C unit of limited partner interest in MeriStar LP shall be converted into the right to receive $10.45 in cash. We further understand that the Parent has the right to restructure the Proposed Transaction so that MeriStar Corp shall instead merge with and into a direct or indirect subsidiary of Parent. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of February 20, 2006, by and among MeriStar Corp, MeriStar LP, Parent, Merger Sub I, and Merger Sub II (the “Agreement”).

We have been requested by the Board of Directors of MeriStar Corp to render our opinion with respect to the fairness, from a financial point of view, (i) to MeriStar Corp’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction and (ii) to MeriStar LP’s unitholders of the consideration to be offered to such unitholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the principal proposed terms of the Proposed Transaction, (2) publicly available information concerning MeriStar Corp and MeriStar LP that we believe to be relevant to our analysis, including each of the MeriStar Corp’s and MeriStar LP’s Annual Report on Form 10-K

for the fiscal year ended December 31, 2004, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by MeriStar Corp, including, without limitation, MeriStar Corp management’s projections of future financial performance of the Company, (4) the trading history of the MeriStar Corp’s common stock from February 14, 2003 to February 15, 2006, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (7) published estimates of third party research analysts with respect to the future financial performance of MeriStar Corp and (8) the results of MeriStar Corps’s efforts to solicit indications of interest from interested parties with respect to a sale of all or part of the Company. In addition, we have had discussions with the management of MeriStar Corp concerning the business, operations, assets, liabilities, financial condition and prospects of the Company and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of MeriStar that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of MeriStar Corp we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of MeriStar Corp as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or part of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, (i) the consideration to be offered to the stockholders of MeriStar Corp in the Proposed Transaction is fair to such stockholders and (ii) the consideration to be offered to the unitholders of MeriStar LP in the Proposed Transaction is fair to such unitholders.

We have acted as financial advisor to the Board of Directors of MeriStar Corp in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon consummation of the Proposed Transaction. In addition, MeriStar Corp has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of MeriStar Corp and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of MeriStar Corp as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

/s/ Steven B. Wolitzer
By:	Steven B. Wolitzer Managing Director

☐	Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Special Meeting of Stockholders, you can be sure your shares are represented by promptly returning your signed proxy card in the enclosed envelope. This proxy card must be signed and dated below.

A	Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

THIS PROXY WILL BE VOTED AS DIRECTED.  IF NO DIRECTION IS INDICATED BUT THE PROXY CARD IS SIGNED AND RETURNED, IT WILL BE VOTED “FOR” THE PROPOSAL BELOW.

	For	Against	Abstain
1. Approval of the merger of MeriStar Hospitality Corporation with and into Alcor Acquisition LLC and the other transactions contemplated by the agreement and plan of merger, dated as of February 20, 2006, by and among Alcor Holdings LLC, Alcor Acquisition Inc., Alcor Acquisition L.P., Alcor Acquisition LLC, MeriStar Hospitality Corporation and MeriStar Hospitality Operating Partnership, L.P.	☐	☐	☐

2. In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Mark this box with an X if you plan to attend the meeting.	☐

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

IMPORTANT: Please DATE and SIGN this proxy where indicated below. Please sign exactly as name appears on the records of MeriStar Hospitality Corporation. If the shares are held jointly, each holder must sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title as such below the signature(s).

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Signature 1 - Please keep title within the box	Signature 2 - Please keep title within the box

Proxy

MERISTAR HOSPITALITY CORPORATION

6430 ROCKLEDGE DRIVE, SUITE 200

BETHESDA, MARYLAND 20817

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MERISTAR HOSPITALITY CORPORATION

The undersigned stockholder of MeriStar Hospitality Corporation, a Maryland corporation, hereby appoints Paul W. Whetsell and Jerome J. Kraisinger, and each of them singly, as proxies for the undersigned, with full power of substitution or resubstitution in each of them, to attend and represent the undersigned and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Special Meeting of Stockholders, to be held at the Hilton Arlington, 950 North Stafford Street, Arlington, Virginia on April 27, 2006, at 10:00 a.m., local time, and at all adjournments or postponements thereof, and otherwise represent the undersigned at the meeting with all the powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt prior to the execution of this proxy card of the Notice of Special Meeting of Stockholders and the Proxy Statement, the terms of each of which are incorporated herein by reference and revokes any proxy heretofore given with respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN WITH RESPECT TO ANY PARTICULAR MATTER, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE PROPOSAL DESCRIBED IN THE PROXY STATEMENT. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(Continued and to be signed and dated on the reverse side)

Internet and Telephone Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

Your authorization of a proxy by telephone or Internet must be received by 1:00 a.m., local time, on April 27, 2006, in order for your votes to be counted in the final tabulation. If you authorize your proxy by telephone or over the Internet, do not mail your proxy card.